Prospectus Supplement
(To Prospectus Dated June 14, 2011)

You should review carefully the factors set forth under “Risk Factors” beginning on page S-11 of this prospectus supplement and page 2 in the accompanying prospectus.

The prospectus supplement does not contain complete information about the offering of the securities. No one may use this prospectus supplement to offer and sell the securities unless it is accompanied by the prospectus. If any statements in this prospectus supplement conflict with statements in the prospectus, the statements in this prospectus supplement will control.

The securities are asset backed securities issued by the issuing entity. The securities are not obligations of CEF Equipment Holding, L.L.C., General Electric Capital Corporation, or any of their other respective affiliates. Neither the securities nor the loans are insured or guaranteed by any government agency.

Neither the SEC nor any state securities commission has approved or disapproved the securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

GE Equipment Transportation LLC, Series 2011-1
Issuing Entity

CEF Equipment Holding, L.L.C.
Depositor

General Electric Capital Corporation
Sponsor, Servicer and Administrator

$691,858,000 ASSET BACKED NOTES

•	The issuing entity will issue six classes of notes.

•	The notes are backed by a pledge of the issuing entity’s assets. The issuing entity’s assets consist of equipment loans secured by transportation equipment.

•	Support for the notes includes subordination provisions, overcollateralization and a reserve account.

•	Only the notes described on the following table are being offered by this prospectus supplement and the accompanying prospectus.

•	The underwriters will purchase the Class A Notes from the depositor in the amounts described under “Underwriting.” There is no underwriting agreement for the Class B Notes or the Class C Notes.

•	The Class B Notes and the Class C Notes will be initially held by an affiliate of the depositor.

•	Payments on the notes will be made on the 20th day of each calendar month (or, if not a business day, the next business day), beginning with July 20, 2011.

	Initial
	Principal	Interest	Accrual		Initial Public	Underwriting	Proceeds to
	Amount	Rate	Method	Maturity Date	Offering Price(1)	Discount	Depositor(2)

Class A-1 Notes	$213,000,000	0.29377%	Actual/360	July 20, 2012	100.00000%	0.116%	99.88400%
Class A-2 Notes	$165,970,000	0.77%	30/360	October 21, 2013	99.99701%	0.231%	99.76601%
Class A-3 Notes	$177,360,000	1.00%	30/360	October 20, 2014	99.98527%	0.301%	99.68427%
Class A-4 Notes	$59,520,000	1.33%	30/360	May 20, 2019	99.97909%	0.320%	99.65909%
Class B Notes	$37,077,000	1.96%	30/360	May 20, 2019	N/A	N/A	N/A
Class C Notes	$38,931,000	2.36%	30/360	May 20, 2019	N/A	N/A	N/A

Total	$691,858,000				$615,806,466.74	$1,354,788.30	$614,451,678.44

(1)	Plus accrued interest, if any, from June 29, 2011.

(2)	Before deducting expenses payable by the depositor, estimated to be $1,000,000. The notes will be delivered in book-entry form only on or about June 29, 2011.

•	We will not list the notes on any national securities exchange or on any automated quotation system of any registered securities association such as NASDAQ.

Joint Bookrunners of the Class A Notes

BofA Merrill Lynch	Citi

Co-Managers of the Class A Notes

CastleOak Securities, L.P.	RBS

The date of this prospectus supplement is June 22, 2011.

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus
             You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.
             This prospectus supplement is being delivered to you solely to provide you with information about the offering of these securities referred to in this prospectus supplement and to solicit an offer to purchase these securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of these securities, until we have accepted your offer to purchase these securities.
             These securities are being sold when, as and if issued. The depositor is not obligated to issue these securities or any similar security and the underwriters’ obligation to deliver these securities is subject to the terms and conditions of their underwriting agreement with the depositor and the availability of these securities when, as and if issued by the depositor. You are advised that the terms of these securities, and the characteristics of the asset pool backing them, may change (due, among other things, to the possibility that loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that these securities may not be issued that have the characteristics described in this prospectus supplement and the accompanying prospectus. The underwriters’ obligation to sell any of these securities to you is conditioned on the loans and these securities having the characteristics described in this prospectus supplement. If for any reason the depositor does not deliver these securities, the underwriters will notify you, and none of the depositor, the sponsor or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the depositor, the sponsor or any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.
             We are not offering these securities in any state where the offer is not permitted. We tell you about the securities in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of securities; and (b) this prospectus supplement, which describes the specific terms of your series of securities.
             We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future. Forward-looking statements also include any other statements that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions.
             Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties.

-i-

             All of the forward-looking statements made in this prospectus supplement and the accompanying prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we have anticipated will be realized. Even if the results and developments in our forward-looking statements are substantially realized, there is no assurance that they will have the expected consequences to or effects on us, the issuing entity, General Electric Capital Corporation or any other person or on our respective businesses or operations. The foregoing review of important factors, including those discussed in detail in this prospectus supplement and the accompanying prospectus should not be construed as exhaustive. We undertake no obligation to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrences of anticipated events.
             As used in this prospectus supplement and the accompanying prospectus, all references to “dollars” and ”$” are to United States dollars.
             We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.
             You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption “Index of Terms” beginning on page S-54 in this prospectus supplement and under the caption “Index of Terms” beginning on page 57 in the accompanying prospectus.

-ii-

-iii-

(continued)

-iv-

SUMMARY OF PARTIES TO THE TRANSACTION1

[1]
This chart provides only a simplified overview of the relations between the key parties to the transaction. Refer to this prospectus supplement and the accompanying prospectus for a further description.

SUMMARY OF TERMS
          The following summary contains a brief description of the notes. You will find a detailed description of the terms of the offering of the notes following this summary. You should carefully read this entire document and the accompanying prospectus to understand all of the terms of the offering of the notes. You should consider both documents when making your investment decision.
RELEVANT PARTIES

Issuing Entity	GE Equipment Transportation LLC, Series 2011-1

Sponsor, Originator, Servicer, Administrator and Managing Member of the Depositor	General Electric Capital Corporation

Depositor	CEF Equipment Holding, L.L.C.

Indenture Trustee	Citibank, N.A.

Managing Member of the Issuing Entity	CEF Equipment Holding, L.L.C.

RELEVANT AGREEMENTS

Indenture	The indenture is between the issuing entity and the indenture trustee. The indenture provides for the terms relating to the notes.

Limited Liability Company Agreement	The limited liability company agreement governs the formation of the issuing entity.

Servicing Agreement
The servicing agreement is between General Electric Capital Corporation, as servicer and the issuing entity. The servicing agreement governs the servicing of the loans by the servicer on behalf of the issuing entity.

Administration Agreement
The administration agreement is between the administrator and the issuing entity. The administration agreement governs the provision of reports by the administrator and the performance by the administrator of other administrative duties for the issuing entity.

Sale Agreement	The sale agreement is between General Electric Capital Corporation, as seller, and CEF Equipment Holding, L.L.C., as purchaser, and governs the sale of the loans by the originator to the depositor.

Purchase and Sale Agreement
The purchase and sale agreement is between CEF Equipment Holding, L.L.C., as seller and the issuing entity, as purchaser. The purchase and sale agreement governs the transfer of loans from the depositor to the issuing entity.

RELEVANT DATES

Closing Date	June 29, 2011

Cut-off Date	May 7, 2011

Payment Dates	Payments on the notes will be made on the 20th day of each calendar month (or, if not a business day, the next business day), beginning with July 20, 2011.

Maturity Dates	The outstanding principal amount, if any, of each class of notes will be payable in full on the date specified for each below:

Class	Maturity Date
Class A-1	July 20, 2012
Class A-2	October 21, 2013
Class A-3	October 20, 2014
Class A-4	May 20, 2019
Class B	May 20, 2019
Class C	May 20, 2019

Record Date
So long as the securities are in book-entry form, the issuing entity will make payments and distributions on the securities to the holders of record on the business day preceding the payment date. If the securities are issued in definitive form, the record date will be the last day of the month preceding the payment date.

DESCRIPTION OF THE SECURITIES

The Securities	Six classes of notes will be issued by the issuing entity pursuant to this prospectus supplement and the accompanying prospectus:

Class	Initial Principal Amount	Interest Rate
	(Approximate)

A-1	$213,000,000	0.29377%

A-2	$165,970,000	0.77%

A-3	$177,360,000	1.00%

A-4	$59,520,000	1.33%

B(1)	$37,077,000	1.96%

C(1)	$38,931,000	2.36%

Total	$691,858,000

(1) Initially held by an affiliate of the depositor.

The notes will be book-entry securities clearing through The Depository Trust Company (in the United States) or Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V. (in Europe) in minimum denominations of $1,000 and in greater whole-dollar denominations.

Assets of the Issuing Entity	The issuing entity will possess only the following property:

• loans and related collections from the cut-off date;

• the agreements that give rise to loans;

• bank accounts established for the issuing entity;

	•	security interests in the equipment financed under the loans, and any guarantees of the loans;

	•	any property obtained in a default situation under those security interests and proceeds from liquidation of that property;

	•	the reserve account and deposits therein; and

	•	rights to proceeds from certain insurance policies covering equipment financed under the loans or obligors on the loans.

The Loans
The loans are middle market equipment loans that consist of loans made to obligors located in the United States of America and managed by the Equipment Finance reporting category of the Commercial Lending and Leasing division of General Electric Capital Corporation. The pool balance of the loans as of the cut-off date was $741,545,483.51, which represents the initial aggregate loan value. The loan value of a loan generally is:

•
for a loan accruing interest on a precomputed basis, (i) the present value of the future scheduled payments discounted monthly at its annual percentage rate plus (ii) the principal amounts of any past due payments; and

	•	for a loan accruing interest on a simple interest basis, the balance reflected on the servicer’s records;

•
liquidated loans shall be deemed to have a loan value of zero and defaulted loans shall be deemed to have a loan value equal to the outstanding loan value at the time it became a defaulted loan less the amount written off or uncollectible in accordance with the Credit and Collection Policy.

As of the cut-off date, the loans had the following characteristics:

•	number of loans	8,053
•	average remaining loan value	$92,083.13
•	percentage of loans by loan value that bear interest at a fixed rate	100%
•	weighted average remaining term to maturity	48 months
•	weighted average original term to maturity	55 months

•
the obligors’ indebtedness under the loans is secured by transportation equipment, 37.05% of which consists of “Medium/Large Fleet” and 62.95% of which consists of “Small Fleet” (in each case, as a percentage of the pool balance of the loans).

These loans are described in more detail in “CHARACTERISTICS OF THE RECEIVABLES” in the accompanying prospectus. See “THE LOAN POOL” in this prospectus supplement for more information on the loans.

Removal of Loans
In the event that a loan becomes a delinquent loan or the obligor thereon becomes subject to a bankruptcy proceeding, the depositor has an assignable option to purchase the related loan from the issuing entity at a price equal to the purchase amount for such loan. The issuing entity will require the depositor to repurchase a loan that is materially and adversely affected by a breach by the depositor of its representations and warranties under the purchase and sale agreement. The issuing entity may also sell Loans to third parties following certain business events related to the originator. See “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Removal of Loans.”

Servicing
The servicer is General Electric Capital Corporation. The servicer will be responsible for servicing, managing and administering the loans and related interests, and enforcing and making collections on the loans on behalf of the issuing entity. Under the servicing agreement, the servicer shall be entitled to a servicing fee equal to 0.75% per annum, of the pool balance as of the first day of each collection period. In addition, the servicer will be entitled to collect and retain as additional servicing compensation in respect of each collection period, any late fees, prepayment charges and other administrative fees and expenses or similar charges collected during that period. The servicer has the option to make advances for delinquent scheduled payments only if it determines in its sole discretion that the advances will be recoverable in future periods.

Administration
The administrator is General Electric Capital Corporation. The administrator will be responsible for performing the duties of the issuing entity under the indenture. The administrator shall be entitled to an administration fee of $3,000 per annum, 1/12 of which is payable in arrears on each payment date.

Interest
The interest rate for each class of notes is set forth on the front cover of this prospectus supplement. The Class A-1 Notes will accrue interest on an actual/360 basis from (and including) the previous payment date to (but excluding) the related payment date, except that the first interest accrual period for those notes will be from (and including) the closing date to (but excluding) July 20, 2011. This means that the interest due for the Class A-1 Notes on each payment date will be the product of: (i) the outstanding principal balance of the Class A-1 Notes, (ii) the related interest rate, and (iii) the actual number of days since the previous payment date (or, in the case of the first payment date, since the closing date) divided by 360. Interest on the notes (other than the Class A-1 Notes) will be calculated on the basis of a 360-day year of twelve 30-day months. This means that the interest due for each class of notes (other than the Class A-1 Notes) on each payment date will be the product of: (i) the outstanding principal balance of the related class of notes, (ii) the related interest rate, and (iii) 30 (or, in the case of the first payment date, the number of days since the closing date) divided by 360.

Interest payments on all Class A Notes will have the same priority. Interest payments on the Class B Notes will be subordinated to interest payments on the Class A Notes. Interest payments on the Class C Notes will subordinated to interest payments on the Class A Notes and the Class B Notes.

See “DESCRIPTION OF THE NOTES—Payments of Interest” for additional details.

Principal	Payments in respect of principal will be paid sequentially to the earliest maturing class of notes monthly on each payment date in the following order of priority:

• To the Class A-1 Noteholders until the outstanding principal balance of the Class A-1 Notes has been reduced to zero;

• To the Class A-2 Noteholders until the outstanding principal balance of the Class A-2 Notes has been reduced to zero;

• To the Class A-3 Noteholders until the outstanding principal balance of the Class A-3 Notes has been reduced to zero;

• To the Class A-4 Noteholders until the outstanding principal balance of the Class A-4 Notes has been reduced to zero;

• To the Class B Noteholders until the outstanding principal balance of the Class B Notes has been reduced to zero; and

• To the Class C Noteholders until the outstanding principal balance of the Class C Notes has been reduced to zero.

On the applicable maturity date for each class of notes, the principal amount payable will be the amount necessary (after giving effect to the other amounts to be deposited in the note distribution account on that payment date and allocable to principal) to reduce the outstanding principal balance of the maturing class of notes to zero.

See “DESCRIPTION OF THE NOTES—Payments of Principal” in this prospectus supplement for additional details.

Priority of Payments
Prior to the occurrence of an event of default and acceleration of the maturity of the notes, available amounts, which include all payments from obligors, servicing advances, proceeds from insurance policies covering the equipment, the aggregate purchase price for any loans repurchased and any investment earnings from funds in the issuing entity’s accounts, will be applied, together with amounts withdrawn from the reserve account, on each payment date after payment to the servicer of an amount equal to any accrued but unpaid servicing fees and reimbursement of certain unreimbursed servicer advances as follows:

(1) to the indenture trustee, all accrued and unpaid trustee fees and expenses (not to exceed $75,000 per annum);

(2) to the issuing entity’s administrator, all accrued and unpaid administration fees;

(3) to pay ratably accrued and unpaid interest on the Class A Notes;

(4)        to pay principal on the notes in the priority specified above under “Principal” in an amount equal to the excess of the outstanding principal balance of the Class A Notes over the pool balance at the end of the related collection period;

(5) to pay accrued and unpaid interest on the Class B Notes;

(6)        to pay principal on the notes in the priority specified above under “Principal” in an amount equal to the excess of the outstanding principal balance of the Class A Notes and the Class B Notes over the pool balance at the end of the related collection period;

(7) to pay accrued and unpaid interest on the Class C Notes;

(8) to pay principal on the notes in the priority specified above under “Principal” in an amount equal to the amount by which the note balance of all the notes exceeds the excess of (x) the pool balance at the end of the related collection period over (y) the overcollateralization amount;

(9) to pay 50% of the remaining available amount, after giving effect to the payments made pursuant to clauses (1) through (8) above, as principal in the priority specified above under “Principal”;

(10) to the reserve account, the amount necessary to make the amount on deposit in the reserve account equal to the required reserve account amount;

(11) to the indenture trustee, any accrued and unpaid trustee fees and expenses not previously reimbursed; and

(12) to the issuing entity, the remaining balance, if any.

After the occurrence of an event of default, no cap will apply to trustee fees and expenses payable to the indenture trustee pursuant to clause (1) above, whether or not the maturity of the notes has been accelerated.

Pursuant to its limited liability company agreement, the issuing entity will distribute to the depositor the amounts available to the issuing entity pursuant to clause (12) above.

See “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” for additional details and for special priority rules that would apply in a default situation.

Events of Default	The notes are subject to events of default described under “DESCRIPTION OF THE NOTES” in the accompanying prospectus. These include:

•     the issuing entity fails to pay any interest on any note within five days after it becomes due and payable; provided that the failure to pay interest on the Class B Notes or Class C Notes when due shall not be an event of default if on the related payment date such failure to pay resulted from principal being paid in accordance with clause (4) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments”; provided further that the failure to pay interest on the Class C Notes when due shall not be an event of default if on the related payment date such failure to pay resulted from principal being paid in accordance with clause (4) or (6) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments”;

• the issuing entity fails to pay any installment of the principal of any note on its due date;

• bankruptcy, insolvency or similar events relating to the issuing entity; and

•     material breach by the issuing entity of its other covenants under the indenture, or material breach of a representation or warranty made by the issuing entity under the indenture, subject to applicable grace periods.

If an event of default is not remedied as provided in the indenture, then the indenture trustee may, and at the direction of the noteholders, shall be required to, declare the principal of the notes to be immediately due and payable.

See “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” for additional details and for special priority rules that would apply in a default situation.

Optional Redemption
Any class of notes that remains outstanding on any payment date on which we exercise our clean-up call will be paid in whole on that payment date at a redemption price for such class equal to the outstanding principal balance of that class of notes plus accrued and unpaid interest thereon. We cannot exercise our clean-up call until the aggregate pool balance of the loans declines to 10% or less of the aggregate initial pool balance of the loans, measured on the cut-off date.

CREDIT ENHANCEMENT

Subordination
The Class C Notes will be subordinate to the Class A Notes and Class B Notes. The Class B Notes will be subordinate to the Class A Notes. No interest will be paid on the Class C Notes on any payment date until the interest due on the Class A Notes and the Class B Notes on that payment date has been paid in full. No principal will be paid on the Class C Notes on any payment date until the principal payable on the Class A Notes and the Class B Notes on that payment date has been paid in full. Pursuant to the priority of payments, in certain circumstances no interest will be paid on the Class C Notes until principal has been paid on the Class A Notes and the Class B Notes. No interest will be paid on the Class B Notes on any payment date until the interest due on the Class A Notes on that payment date has been paid in full. No principal will be paid on the Class B Notes on any payment date until the principal payable on the Class A Notes on that payment date has been paid in full. Pursuant to the priority of payments, in certain circumstances no interest will be paid on the Class B Notes until principal has been paid on the Class A Notes.

The subordination of the Class C Notes to the Class B Notes and Class A Notes as described herein will provide additional credit enhancement for the Class B Notes and Class A Notes. The subordination of the Class B Notes to the Class A Notes as described herein will provide additional credit enhancement for the Class A Notes.

As described in “DESCRIPTION OF THE NOTES — Payments of Interest” and “DESCRIPTION OF THE NOTES — Payments of Principal,” the Class C Notes will bear all losses of the loans before the Class B Notes and the Class B Notes will bear all losses before the Class A Notes.

Overcollateralization
The initial overcollateralization amount will be $49,687,483.51, or 6.70% of the pool balance, as of the cut-off date. Pursuant to clause (9) under “Priority of Payments” above, 50% of the remaining available amount, after giving effect to the payments made pursuant to clauses (1) through (8) in “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments,” will be used to pay principal on the notes, which will cause the pool balance to exceed the aggregate outstanding principal balance of the notes to the extent such amounts of excess interest exceed writedowns of the loan pool attributable to defaults. Any resulting overcollateralization will benefit the notes.

Reserve Account
On the closing date, an amount equal to 1.25% of the initial aggregate loan value (an amount equal to $9,269,318.54) will be deposited from the proceeds of the issuance of the notes into a reserve account. On subsequent Payment Dates, this amount, the “Required Reserve Account Amount”, will equal the lesser of (i) the outstanding principal balance of the notes and (ii) 2.00% of the initial aggregate loan value. The reserve account will not be fully funded on the closing date. On subsequent Payment Dates, available amounts will be deposited in the reserve account until the balance of the reserve account equals the Required Reserve Account Amount. Withdrawals will be made from the reserve account in the event there are shortfalls in available amounts to pay clauses (1) through (8) in “DESCRIPTION OF THE TRANSACTION AGREEMENTS— Priority of Payments” above or if there are shortfalls in collections to pay accrued and unpaid servicing fees or unreimbursed servicer advances. Those withdrawals will be applied first to pay the servicer any accrued and unpaid servicing fees or unreimbursed servicer advances, and then in accordance with clauses (1) through (8) under that heading. To the extent funds are withdrawn from the reserve account, the amount by which the amount on deposit therein is less than the Required Reserve Account Amount will be funded to the reserve account from available amounts in the priority described in “Priority of Payments” above. Amounts in the reserve account that exceed the Required Reserve Account Amount will be withdrawn from the reserve account and deposited in the collection account prior to the applicable payment date.

Excess Spread
We expect interest collections on the loans to be in excess of certain fees and expenses of the issuing entity and interest due on the notes. These amounts of excess interest are available to cover principal payable as a result of writedowns of the loan pool attributable to defaults.

TAX STATUS
In the opinion of Mayer Brown LLP, tax counsel to the depositor, the Class A Notes will be treated as debt for U.S. federal income tax purposes and the issuing entity will not be characterized as an association (or publicly traded partnership) taxable as a corporation. See “U.S. FEDERAL INCOME TAX CONSEQUENCES” in the accompanying prospectus.

CERTAIN ERISA CONSIDERATIONS
Subject to the considerations discussed in “CERTAIN ERISA CONSIDERATIONS” herein and in the accompanying prospectus, the Class A Notes may be purchased by employee benefit plans and accounts. An employee benefit plan, any other retirement plan, and any entity deemed to hold “plan” assets of any employee benefit plan or other plan should consult with its counsel before purchasing the Class A Notes.

LEGAL INVESTMENT	The Class A-1 Notes will be structured to be “eligible securities” for purchase by money market funds under paragraph (a)(12) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

RATINGS OF THE NOTES	We expect that the notes will receive credit ratings from two nationally recognized rating agencies hired by us.

A rating is not a recommendation to purchase, hold or sell securities, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes will address the likelihood of the timely payment of interest on and the ultimate payment of principal of the notes according to their terms. Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures. Any rating agency may change or withdraw an assigned rating at any time. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency. None of the issuing entity, the depositor, the sponsor, the administrator, the servicer, the originator or the indenture trustee will be responsible for monitoring any changes to the ratings on the notes.

Nationally recognized statistical rating organizations (each, an “NRSRO”) not hired to rate the transaction may provide an unsolicited rating that differs from (or is lower than) the rating provided by the rating agencies hired to rate the transaction.

CEF EQUIPMENT HOLDING, L.L.C.	The mailing address of our principal executive office is 10 Riverview Drive, Danbury, CT 06810, Attention: Capital Markets Operations and our telephone number is 203-749-2101.

RISK FACTORS
You should consider the following risk factors in deciding whether to purchase the notes.

Federal financial regulatory
reform could have a
significant impact on the
issuing entity, the sponsor,
the originator, the depositor
or the servicer and could
adversely affect the timing
and the amount of payments
on the notes.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted into law. Although the Dodd-Frank Act generally took effect on July 22, 2010, many provisions will not take effect for a year or more and many provisions require implementing regulations to be issued. The Dodd-Frank Act is extensive and significant legislation that, among other things:

•     creates a liquidation framework for the resolution of certain bank holding companies and other nonbank financial companies, defined as “covered financial companies,” in the event that a company, among other things is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their respective subsidiaries, defined as “covered subsidiaries,” in the event such a subsidiary, among other things, is in default or in danger of default and the liquidation of that subsidiary would avoid or mitigate serious adverse effects on the financial stability or economic conditions of the United States;

• creates a new framework for the regulation of over-the-counter derivatives activities;

• strengthens the regulatory oversight of securities and capital markets activities by the Security and Exchange Commission (“SEC”); and

• creates the Bureau of Consumer Financial Protection, a new agency responsible for administering and enforcing the laws and regulations for consumer financial products and services.

The Dodd-Frank Act increases the regulation of the securitization markets. For example, it will require securitizers or originators to retain an economic interest in a portion of the credit risk for any asset that they securitize or originate. It also gives broader powers to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

Compliance with the implementing regulations under the Dodd-Frank Act or the oversight of the SEC or other government entities, as applicable, may impose costs on, create operational constraints for, or place limits on pricing with respect to finance companies such as General Electric Capital Corporation (”GE Capital”) or its affiliates. Many provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies. As such, in many respects, the ultimate impact of the Dodd-Frank Act, and its effects on the financial markets and their participants, will not be fully known for an extended period of time. In particular, no assurance can be given that these new requirements imposed, or to be imposed after implementing regulations are issued, by the Dodd-Frank Act will not have a significant impact on the issuing entity, the sponsor, the originator the depositor or the servicer, including on the level of loans held in the issuing entity, the servicing of the loans, and on the regulation and supervision of GE Capital or its affiliates (including the issuing entity, the depositor or any subsidiary originator).

In addition, no assurances can be given that the liquidation framework for the resolution of covered financial companies or their covered subsidiaries would not apply to GE Capital or its affiliates (including the issuing entity, the depositor or any subsidiary originator) or, if it were to apply, would not result in a repudiation of any of the transaction documents where further performance is required or an automatic stay or similar power preventing the indenture trustee, the securityholders or other transaction parties from exercising their rights. This repudiation power could also affect certain transfers of the loans as further described under “LEGAL ASPECTS OF THE RECEIVABLES—Dodd Frank Orderly Liquidation Framework” in the accompanying prospectus. Application of this framework could materially adversely affect the timing and amount of payments of principal and interest on the notes.

It may not be possible to find a purchaser for your securities.
There is currently no public market for the notes and we cannot assure you that one will develop. Thus you may not be able to resell your notes at all, or may be able to do so only at a substantial discount. The underwriters may assist in resales of the notes, but they are not required to do so. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated quotation system. A trading market for the notes may not develop. If a trading market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

Recent and continuing events in the global financial markets, including the failure, acquisition or government seizure of several major financial institutions, the establishment of government bailout programs for financial institutions, problems related to subprime mortgages and other financial assets, the de-valuation of various assets in secondary markets, the forced sale of asset-backed and other securities as a result of the de-leveraging of structured investment vehicles, hedge funds, financial institutions and other entities, and the lowering of ratings on certain asset-backed securities, have caused a significant reduction in liquidity in the secondary market for asset-backed securities, including many securities backed by loans which are included in the loan portfolio. This period of general market illiquidity may continue, or even worsen, and may adversely affect the value of your notes and may adversely affect your ability to locate a willing purchaser. Accordingly, you may not be able to sell your notes when you want to do so or you may be unable to obtain the price that you wish to receive for your notes and, as a result, you may suffer a loss on your investment.

Recent economic developments may adversely affect the performance and market value of your notes.
Since the fall of 2007, general worldwide economic conditions experienced a downturn due to the effects of the deterioration in the residential housing market, the subprime lending crisis, the general credit market crisis, collateral effects on the finance and banking industries, increased commodity costs, volatile energy costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns (the “Economic Crisis”).

The Economic Crisis has adversely affected demand for the types of equipment that we finance, resulting in decreased sales of these products or decreased proceeds from those sales which could negatively affect our operations and result in higher losses and delinquencies on the loans. An increase in losses and delinquencies on the loans could result in reduced payments on your notes. As a result, the performance and market value of your notes may be adversely affected. See “RISK FACTORS—Defaults on the loans may cause payment delays or losses.”

In addition, we cannot predict the duration of the Economic Crisis, the timing or strength of a subsequent economic recovery or the extent to which the Economic Crisis will continue to negatively impact the business, financial condition and results of operations of the originator.

Risk of downgrade of initial ratings assigned to your notes.
The depositor expects that the notes will receive the ratings from the rating agencies set forth herein in the summary under “SUMMARY OF TERMS—Ratings of the Notes.” A rating is not a recommendation to purchase, hold or sell the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest on, and the ultimate repayment of principal of, the notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. The ratings of the notes are based primarily on the rating agencies’ analysis of the finance leases, loans and the equipment, the servicer and the reserve account, and, with respect to the Class A Notes, the subordination provided by the Class B Notes and the Class C Notes and, with respect to the Class B Notes, the subordination provided by the Class C Notes described herein. In the event that the rating initially assigned to any note is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Securities and Exchange Commission rules state that the payment of fees by the sponsor, the issuing entity or an underwriter to rating agencies to issue or maintain a credit rating on asset-backed securities constitutes a conflict of interest for rating agencies. In the view of the Securities and Exchange Commission, this conflict is particularly acute because arrangers of asset-backed securities transactions provide repeat business to the rating agencies. The sponsor has hired the two rating agencies set forth herein under “SUMMARY OF TERMS—Ratings of the Notes” and will pay them a fee to assign ratings on the notes. The sponsor has not hired any other NRSRO to assign ratings on the notes and is not aware that any other NRSRO has assigned ratings on the notes. However, under newly effective Securities and Exchange Commission rules, information provided to a hired rating agency for the purpose of assigning or monitoring the ratings on the notes is required to be made available to each NRSRO in order to make it possible for such non-hired NRSROs to assign unsolicited ratings on the notes. An unsolicited rating could be assigned at any time, including prior to the closing date, and none of the depositor, the sponsor, the underwriters or any of their affiliates will have any obligation to inform you of any unsolicited ratings assigned after the date of this prospectus supplement. NRSROs, including the hired rating agencies, have different methodologies, criteria, models and requirements. If any non-hired NRSRO assigns an unsolicited rating on the notes, there can be no assurance that such rating will not be lower than the ratings provided by the hired rating agencies, which could adversely affect the market value of your notes and/or limit your ability to resell your notes. In addition, if the sponsor fails to make available to the non-hired NRSROs any information provided to any hired rating agency for the purpose of assigning or monitoring the ratings on the notes, a hired rating agency could withdraw its ratings on the notes, which could adversely affect the market value of your notes and/or limit your ability to resell your notes.

Cross-collateralization of loans may affect your returns.
In many cases, the originator has other extensions of credit to an obligor which are not included in the loan pool of the issuing entity in addition to the loan or loans with such obligor which are included in the loan pool securing the notes. In addition, after the closing date, the originator may originate additional extensions of credit to any obligor. The originator may also sell loans which it has retained to another issuer for which GE Capital may act as the servicer in the future. For purposes of this prospectus supplement, we refer to such existing or future extensions of credit by the originator, which are not transferred to the issuing entity and included in the loan pool, as retained loans.

In many cases, loans sold to the issuing entity and the retained loans are cross-defaulted and/or cross-collateralized. As a result, a retained loan may have a lien or security interest on the equipment and other collateral securing a loan in the loan pool, and a loan in the loan pool may be secured by a lien or security interest on the collateral securing a retained loan. In addition, the same guarantee, credit enhancement or recourse arrangement with a third party may be applicable to both a loan in the loan pool and a retained loan. The originator will subordinate all rights to such cross-collateralization and will agree to obtain a similar subordination agreement from any third party securitization vehicle to which they may sell loans that are not included in the loan pool. Likewise, the issuing entity will subordinate all rights to cross-collateralization that it has to the collateral for loans held by the sponsor.

Conflicts of interest involving GE Capital. Certain loans that were previously transferred by the originator in securitization transactions and third party loan sales also contain such cross-collateralization provisions, which remain in place and have not been subordinated. GE Capital, in its capacity as servicer, will be required to make decisions, on behalf of the issuing entity, regarding the loans in the loan pool which also affect its interest in the retained loans. The servicing agreement obligates GE Capital, when acting in its capacity as the servicer, to act, on behalf of the issuing entity, in accordance with its customary servicing procedures and the credit and collection policies with respect to loan agreements, finance leases and other financing arrangements similar to the loans in the loan pool. However, when acting in its capacity as the creditor under the retained loans (or as the servicer for another issuer or lender which has purchased retained loans), GE Capital may make decisions and take actions to protect the creditor’s interest without regard to any effect which these decisions and actions may have on the interests of the issuing entity. Such decisions or actions by GE Capital may affect the timing and amount of the recovery by the issuing entity on loans with the same obligor. If the obligor defaults on a loan in the loan pool or a retained loan, or an insolvency proceeding is commenced with respect to the obligor (or a third party providing a guarantee or other recourse arrangement), GE Capital, in its capacity as servicer, will be authorized to file claims (including bankruptcy claims) and commence remedial proceedings on behalf of the issuing entity, and in the same proceeding, GE Capital, in its capacity as a creditor of the obligor under a retained loan (or as the servicer for another trust or lender which has purchased the retained loans), may also take actions to protect its interest in the retained loan. If a payment is made by or on behalf of an obligor (whether a scheduled payment, prepayment, liquidation or insurance proceeds or a payment by a third party under a guarantee or recourse arrangement), as servicer, GE Capital will allocate the payment between amounts due on loans in the loan pool and amounts due on retained loans in accordance with applicable law, the provisions of the loans (and the retained loans), the subordination provisions referred to above, if applicable and its customary practices for similar loans. It is also the practice of the originator to accommodate obligor requests for the release of equipment or other collateral from the lien of a financing agreement or finance lease, or the release of a third party from its guarantee (or other recourse arrangement) in respect of a loan in appropriate circumstances. Accordingly, as servicer, GE Capital, on behalf of the issuing entity, is authorized to release the equipment or other collateral which secures a loan and to release a guarantee or other third party recourse arrangement in accordance with its customary servicing practices for similar loans and the credit and collection policies. In such circumstances, GE Capital will, in accordance with such practices, determine whether (and in what order) to release an obligor’s collateral securing a loan and/or collateral securing a retained loan.

Conflicts of interest involving the originator. When the originator sells equipment or other collateral for a loan which has been repossessed, it may also be selling similar collateral for its own account or for an account of another party. The originator is not required (in a remedial proceeding, in bankruptcy, in allocation of payment or in the sale of repossessed equipment) to give priority to payments due to the issuing entity under a loan over payments due to the originator under a retained loan.

Geographical concentrations of equipment loans may affect your investment.
If adverse events or economic conditions were particularly severe in the geographic regions in which there is a substantial concentration of obligors, the amount of delinquent payments and defaults on the loans may increase. As a result, the overall timing and amount of collections on the loans held by the issuing entity may differ from what you may have expected, and you may experience delays or reductions in payments you expected to receive. As of the cut-off date, approximately 11.54% of the aggregate loan value of the loans held by the issuing entity were related to obligors located in Texas, 10.38% in California, 5.89% in Illinois and 5.20% in New York, respectively. The loans in those states represent 33.00% of the aggregate loan value of the loans held by the issuing entity. As of the cut-off date, no other state accounts for more than 5% of the aggregate loan value of the loans.

Disproportionate concentrations of obligors in the transportation industry and the supporting services industry may adversely affect your investment.
As of the cut-off date, 80.57% of the pool balance is related to obligors in the transportation industry, and 12.50% of the pool balance is related to obligors in the services industry, primarily supporting the transportation industry. If the transportation industry experiences adverse events or economic conditions, the overall timing and amount of collections on the equipment loans held by the issuing entity may differ from what you may have expected. This could result in delays or reduced payments to you.

Delinquencies or defaults on loans with end-users in the transportation industry may be adversely affected by various economic conditions including, for example, changes in interest rates, and equipment inventory, and general levels of activity in the transportation industry. Adverse developments concerning these or other conditions will tend to increase the rate of delinquencies and defaults by obligors in the transportation industry. This, in turn, could result in reductions of or delays in the collection of funds for payment of the notes.

Payment priorities increase risk of loss or delay in payment to certain notes.
Classes of notes that receive principal payments before other classes will be repaid more rapidly than the other classes. In addition, because principal of each class of notes will be paid sequentially, classes of notes that have a higher numerical or lower alphabetical class designation will be outstanding longer and therefore will be exposed to the risk of losses on the loans during periods after lower numbered and higher alphabetical classes have received most or all principal amounts payable on their notes, and after which a substantial amount of credit enhancement may have been applied and not replenished. As a result, the yields of the Class A-2, Class A-3, Class A-4, Class B and Class C Notes will be relatively more sensitive than the Class A-1 Notes to losses on the loans and the timing of such losses. If the actual rate and amount of losses exceed your expectations, and if credit enhancement is insufficient to cover the resulting shortfalls, the yield to maturity on your notes may be lower than anticipated, and you could suffer a loss. Classes of notes that receive payments earlier than expected are exposed to greater reinvestment risk, and classes of notes that receive principal later than expected are exposed to greater risk of loss. In either case, the yields on your notes could be materially and adversely affected. Upon the circumstances provided in the priority of payments and upon the occurrence of an event of default and acceleration of the notes, after payment of certain expenses of the issuing entity and payments of interest on the Class A Notes, ratably, principal payments will be made first to the holders of the Class A-1 Notes until the outstanding principal balance of the Class A-1 Notes has been paid in full, then principal payments will be made to the holders of the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes,

ratably, until the outstanding principal balance of each of the Class A-2 Notes, Class A-3 Notes and Class A-4 has been paid in full, then interest and principal payments will be made to the holders of the Class B Notes until paid in full and then, interest and principal payments will be made to the holders of the Class C Notes until paid in full. Consequently, in such circumstances, holders of the Class B Notes will not receive payments of interest or principal until the Class A Notes have been paid in full and the holders of the Class C Notes will not receive payments of interest or principal until the holders of the Class A and Class B Notes have been paid in full.

The failure to pay interest on the Class B Notes or the Class C Notes is not an event of default in some circumstances.
The indenture provides that failure to pay interest on the Class B Notes or the Class C Notes when due shall not be an event of default if on the related payment date such failure resulted from principal being paid in accordance with clause (4) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” or that the failure to pay interest on the Class C Notes when due shall not be an event of default if on the related payment date such failure resulted from principal being paid in accordance with clause (4) or (6) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments.” Under these circumstances, the noteholders will not have any right to declare an event of default, to cause the maturity of the notes to be accelerated or to direct or consent to any action under the indenture.

THE ISSUING ENTITY AND OTHER PARTIES
General
          The Issuing Entity was formed as a limited liability company under the laws of the state of Delaware on April 27, 2011, and operates pursuant to a limited liability company agreement. The Issuing Entity will not engage in any activity other than:
•	acquiring, holding and managing the Loans and the other assets of the Issuing Entity and proceeds therefrom;

•	issuing the Notes;

•	making payments on the Notes and distributions to its member; and

•	engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing activities or are incidental thereto or connected therewith.
          The Issuing Entity will possess only the following property:
•	Loans and related collections from the Cut-off Date;

•	the agreements that give rise to the Loans;

•	bank accounts established for the Issuing Entity;

•	security interests in the equipment financed under the Loans and any guaranties of the Loans;

•	any property obtained in a default situation under those security interests and proceeds from liquidation of that property;

•	the Reserve Account and amounts on deposit therein; and

•	rights to proceeds, either directly or indirectly, from certain insurance policies covering equipment financed under some of the Loans or Obligors on the Loans.
          As a bankruptcy-remote entity, the Issuing Entity’s operations are restricted so that it does not engage in business with, or incur liabilities to, any other entity other than entities such as the sponsor, the indenture trustee, the administrator and the Servicer as contemplated under the transaction agreements or similar securitization agreements. The restrictions are intended to prevent the Issuing Entity from engaging in business with other entities that may bring bankruptcy proceedings against the Issuing Entity. The restrictions are also intended to reduce the risk that the Issuing Entity will be consolidated into the bankruptcy proceedings of any other entity. The Issuing Entity does not have, nor is it expected in the future to have, any significant assets, except as set forth herein.
          The Issuing Entity’s principal offices are in care of General Electric Capital Corporation, as administrator, and are located at 10 Riverview Drive, Danbury, Connecticut 06810.
Debt Capitalization of the Issuing Entity
          The initial capital contribution of the initial member to the Issuing Entity is $10,000. The following table illustrates the debt capitalization of the Issuing Entity as of the Cut-off Date, as if the issuance and sale of the Notes had taken place on that date:

Initial Principal Amount
Class of Notes	(Approximate)

Class A-1 Notes	$213,000,000

Class A-2 Notes	$165,970,000

Class A-3 Notes	$177,360,000

Class A-4 Notes	$59,520,000

Class B Notes	$37,077,000

Class C Notes	$38,931,000

Total	$691,858,000
Affiliations Among Principal Transaction Parties
          The diagram below illustrates the ownership structure among the affiliated principal transaction parties. In this transaction, General Electric Capital Corporation (“GE Capital”), a Delaware corporation is the sponsor, administrator, managing member of the Depositor and servicer. CEF Equipment Holding L.L.C. is a direct subsidiary of GE Capital. GE Equipment Transportation LLC, Series 2011-1 is a direct subsidiary of CEF Equipment Holding L.L.C.
Depositor and Managing Member
          CEF Equipment Holding, L.L.C. (the “Depositor”) will sell the Loans to the Issuing Entity and act as the Issuing Entity’s managing member. CEF Equipment Holding, L.L.C., a Delaware limited liability company, is a wholly owned subsidiary of GE Capital, a Delaware corporation, and its principal offices are located at 10 Riverview Drive, Danbury, CT 06810. For a description of the Depositor, see “IMPORTANT PARTIES—CEF Equipment Holding, L.L.C.” in the accompanying prospectus.
Sponsor
          GE Capital originated 100% of the Loans and will transfer the Loans to the Depositor on the Closing Date.
          GE Capital has securitized commercial equipment loans, including commercial equipment loans secured by transportation equipment originated by its Commercial Lending and Leasing division since 2003. The size of this portfolio was in excess of $1.8 billion as of December 31, 2010. GE Capital does not outsource the origination of commercial equipment loans to third parties. GE Capital sponsored approximately $1,054 million in initial aggregate principal amount of securities backed by commercial equipment loans in the 2006 calendar year. GE Capital sponsored approximately $1,137 million in initial aggregate principal amount of securities backed by commercial equipment loans in the 2007 calendar year. GE Capital sponsored no securities backed by commercial equipment loans in the 2008 calendar year. GE Capital sponsored approximately $1,273 million in initial aggregate principal amount of securities backed by commercial equipment loans in the 2009 calendar year. GE Capital sponsored approximately $662 million in initial aggregate principal amount of securities backed by commercial equipment loans in the 2010 calendar year.
          In addition to equipment loans, assets supporting GE Capital securitizations executed by GE Capital and its subsidiaries and affiliates that are currently outstanding include: credit card receivables; floorplan receivables; commercial real estate loans; residential real estate and home equity loans; secured corporate loans and other assets.
          For a description of the sponsor, see “IMPORTANT PARTIES—GE Capital Corporation” in the accompanying prospectus. For a description of origination of equipment loans by GE Capital, see “ORIGINATION OF RECEIVABLES” in the accompanying prospectus.
Servicer
          GE Capital, through its Commercial Lending and Leasing division, is the servicer (the “Servicer”) under the servicing agreement. The principal offices of GE Capital’s Commercial Lending and Leasing division are located at 201 Merritt 7, Norwalk, CT 06851.
          GE Capital was the servicer of a commercial equipment loan portfolio of approximately $5.6 billion in average outstanding principal amount during the 2006 calendar year, approximately $5.7 billion in average outstanding principal amount during the 2007 calendar year, approximately $4.9 billion in average outstanding principal amount during the 2008 calendar year, approximately $4.0 billion in average outstanding principal amount during the 2009 calendar year and approximately $3.7 billion in average outstanding principal amount during the 2010 calendar year.
          For a description of the Servicer, see “IMPORTANT PARTIES—GE Capital Corporation” in the accompanying prospectus.
THE LOAN POOL
          The Loans are middle market equipment loans that consist of loans made to obligors located in the United States of America and managed by the Equipment Finance reporting category of the Commercial Lending and Leasing division of GE Capital (“Equipment Loans”) secured by transportation equipment.
          A number of calculations described in this prospectus supplement, and calculations required by the agreements governing the Issuing Entity and the Notes, are based upon the Loan Value of the Loans. “Loan Value” means, for any loan that is not a Liquidated Loan or Defaulted Loan on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at its APR plus (ii) the principal amount of any past due payments, and (B) with respect to Simple Interest Loans, the balance reflected on the Servicer’s records. Liquidated Loans shall be deemed to have a Loan Value of zero and Defaulted Loans shall be deemed to have a Loan Value equal to the outstanding Loan Value at the time it became a Defaulted Loan less the amount written off as uncollectible in accordance with the Credit and Collection Policy.
          The Loans were selected from our portfolio using several criteria, including the criteria set forth in the accompanying prospectus under “CHARACTERISTICS OF THE RECEIVABLES—Selection Criteria” and the additional criteria that, as of the Cut-off Date:
(1)	each Loan is an Equipment Loan;

(2)	each Loan bears a fixed rate of interest;

(3)	each Loan was not more than 30 days past due;

(4)	each Loan had a remaining term to maturity of not more than 84 months;

(5)	each Loan had a Loan Value that (when combined with the Loan Value of any other loans with the same or an affiliated Obligor) does not exceed 1.1% of the aggregate Loan Value of all the Loans; and

(6)	no Loan has been written off as uncollectible in accordance with the Credit and Collection Policy.

          The aggregate initial principal amount of the Notes will equal approximately 93.3% of the principal balance of the Loans as of the Cut-off Date.
          The Loans include both Precomputed Loans and Simple Interest Loans. No Loan has a scheduled maturity later than the date that is twelve months prior to the latest Maturity Date for the Class C Notes.
          All of the Loans transferred to us relate to commercial financings, rather than to consumer leases or consumer loans or financings. We have not used selection procedures that we believe to be adverse to the Issuing Entity in selecting the Loans for transfer to the Issuing Entity under the purchase and sale agreement. GE Capital will sell the Loans to us on the Closing Date under a sale agreement.
          As the Obligors pay amounts owed by them under the Loans, the Loan Value of all of the Loans held by the Issuing Entity will decrease. This decrease in the Loan Value of the Loans is referred to as amortization. The rate at which the Loan Value of each Loan is reduced may vary from Loan to Loan. The variance will depend in large part on the Loan terms and the manner in which the Obligor makes its payments. As a result, the statistical distribution of the Loans held by the Issuing Entity, including the concentration of Obligors in any one state or of the Loans with respect to any one equipment type, will vary as the Loan Values amortize.
          Some of the loans GE Capital intends to transfer to us may be determined not to meet the eligibility requirements and those loans may not be transferred to the Issuing Entity on the Closing Date. While the statistical distribution of the characteristics, as of the Closing Date, for the final pool of Loans will vary somewhat from the statistical distribution of the characteristics, as of the date hereof, as presented in this prospectus supplement, the variance will not be material. Changes in the characteristics of the Loans between the date hereof and the Closing Date will not affect more than 5% of the Loan Value of the Loans.
          None of the Loans were more than thirty (30) days past due as of the Cut-off Date. 244 of the Loans, having a balance as of the Cut-off Date of $15,780,179.49, have been more than thirty (30) days past due at least once since their origination, although none have been more than sixty (60) days past due since their origination.
          The equipment securing the obligor’s indebtedness under the Loans is equipment, which includes: heavy, medium and light duty trucks and trailers, refuse trucks, reefer units and other equipment. A fleet of more than 100 units owned by the same Obligor is referred in the following tables as a “Medium/Large Fleet” and a fleet of 3 to 100 units owned by the same Obligor is referred in the following tables a “Small Fleet”.
          The composition and distribution by loan type, payment frequency, interest type, APR, obligor industry, transportation equipment type, transportation equipment new/used, manufacturers of transportation equipment, transportation fleet type, current Loan Value, remaining term to stated maturity, original term, geographic distribution, top ten obligors and scheduled loan payments of the Loans, in each case as of the Cut-off Date, are as set forth in the following tables. Totals may not add to 100% due to rounding.
Composition of the Loans as of the Cut-off Date

		Weighted
Pool	Number of	Average	Weighted Average
Balance	Loans	Remaining Term	Original Term

$741,545,483.51	8,053	48 months	55 months

Distribution by Payment Frequency of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Payment Frequency	Loans	Balance	Pool Balance

Monthly	8,053	$741,545,483.51	100.00%

Total	8,053	$741,545,483.51	100.00%

Distribution by Interest Type of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Interest Type	Loans	Balance	Pool Balance

Fixed	8,053	$741,545,483.51	100.00%

Total	8,053	$741,545,483.51	100.00%

Distribution by APR of the Loans as of the Cut-off Date

	Number of		Percent of
APR Range	Loans	Pool Balance	Pool Balance

4.01% - 5.00%	58	$21,644,834.74	2.92%
5.01% - 6.00%	325	98,384,058.04	13.27
6.01% - 7.00%	1,584	222,332,457.59	29.98
7.01% - 8.00%	2,083	186,746,810.29	25.18
8.01% - 9.00%	1,825	116,508,978.03	15.71
9.01% - 10.00%	1,108	53,631,111.34	7.23
10.01% - 11.00%	631	23,317,799.92	3.14
11.01% - 12.00%	250	9,866,730.79	1.33
12.01% - 13.00%	91	6,589,832.74	0.89
13.01% - 14.00%	43	1,101,130.99	0.15
14.01% - 15.00%	29	853,892.58	0.12
15.01% - 16.00%	20	394,460.65	0.05
16.01% - 17.00%	5	121,745.91	0.02
17.01% - 18.00%	1	51,639.90	0.01

Total	8,053	$741,545,483.51	100.00%

Distribution by Transportation Equipment of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Equipment	Loans	Balance	Pool Balance

Trucks(1)	5,305	$495,053,170.08	66.76%
Trailers	2,722	239,686,070.48	32.32
Buses	26	6,806,242.95	0.92

Total	8,053	$741,545,483.51	100.00%

(1)  Approximately 91% of the trucks are class 7/8 (heavy duty), 9% of the trucks are class 4-6 (medium duty) and less than 1% of the trucks are class 2/3 (light duty) based upon the original equipment cost.

Distribution by New/Used Equipment of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
New/Used Equipment	Loans	Balance	Pool Balance

New	3,227	$441,341,241.49	59.52%

Used	4,826	300,204,242.02	40.48

Total	8,053	$741,545,483.51	100.00%

Distribution by Manufacturers of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Manufacturer	Loans	Balance	Pool Balance

Peterbilt	1,068	$120,153,924.96	16.20%

International	624	78,722,813.66	10.62

Freightliner	1,050	72,225,255.70	9.74

Volvo	615	67,238,750.70	9.07

Kenworth	768	64,460,810.36	8.69

Utility	782	63,626,255.48	8.58

Great Dane	376	39,141,365.69	5.28

Wabash	232	36,595,588.89	4.94

Mack	275	28,997,321.99	3.91

Heil	64	8,975,184.50	1.21

Other	2,199	161,408,211.58	21.77

Total	8,053	$741,545,483.51	100.00%

Distribution by Fleet Type of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Fleet Type	Loans	Balance	Pool Balance

Small Fleet	7,066	$466,816,578.54	62.95%

Medium/Large Fleet	987	274,728,904.97	37.05

Total	8,053	$741,545,483.51	100.00%

Distribution by Obligor Industry of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
Obligor Industry	Loans	Balance	Pool Balance

Transportation	6,408	$597,460,188.00	80.57%

Services	973	92,673,206.88	12.50

Other	672	51,412,088.63	6.93

Total	8,053	$741,545,483.51	100.00%

Distribution by Top 10 Obligors of the Loans as of the Cut-off Date

	Years as a					Percent of
	Customer			Number of	Pool	Pool
Obligor	of GE	Industry	Fleet Size	Loans	Balance	Balance
1	18	Services	Large Fleet	36	$7,919,894.93	1.07%

2	17	Transportation	Large Fleet	2	7,602,761.31	1.03

3	23	Services	Large Fleet	8	7,550,004.35	1.02

4	18	Transportation	Large Fleet	5	7,428,768.50	1.00

5	23	Services	Large Fleet	77	6,006,083.82	0.81

		Other	Large Fleet	1	164,917.08	0.02

6	8	Transportation	Large Fleet	3	5,750,306.70	0.78

7	11	Transportation	Large Fleet	4	5,707,241.66	0.77

8	21	Transportation	Large Fleet	3	5,479,524.55	0.74

9	10	Transportation	Large Fleet	16	5,235,679.95	0.71

10	12	Transportation	Large Fleet	1	5,020,011.62	0.68

Total				156	$63,865,194.47	8.61%

Distribution by Current Loan Value of the Loans as of the Cut-off Date

Current Loan		Number of	Pool	Percent of
Value Range ($)		Loans	Balance	Pool Balance

0.01 -	25,000.00	1,928	$34,688,481.99	4.68%
25,000.01 -	50,000.00	2,499	91,075,933.91	12.28
50,000.01 -	75,000.00	1,161	71,084,889.37	9.59
75,000.01 -	100,000.00	814	71,038,815.50	9.58
100,000.01 -	150,000.00	726	86,747,329.93	11.70
150,000.01 -	200,000.00	283	48,944,837.40	6.60
200,000.01 -	250,000.00	209	46,818,942.18	6.31
250,000.01 -	500,000.00	256	88,334,353.00	11.91
500,000.01 -	750,000.00	70	41,973,881.51	5.66
750,000.01 -	1,250,000.00	56	54,996,936.18	7.42
1,250,000.01 -	1,750,000.00	29	41,438,157.78	5.59
1,750,000.01 -	2,250,000.00	8	16,550,377.13	2.23
2,250,000.01 -	4,250,000.00	11	32,678,172.78	4.41
4,250,000.01 -	6,250,000.00	3	15,174,374.85	2.05

Total		8,053	$741,545,483.51	100.00%

Distribution by Remaining Term to Stated Maturity of the Loans
as of the Cut-off Date

Remaining Term to Stated	Number of	Pool	Percent of
Maturity (Months)	Loans	Balance	Pool Balance

1 - 12	49	$1,236,922.49	0.17%
13 - 24	1,147	45,022,975.32	6.07
25 - 36	2,496	153,361,017.76	20.68
37 - 48	2,178	178,368,969.09	24.05
49 - 60	1,766	257,056,298.26	34.66
61 - 72	365	66,643,982.96	8.99
73 - 84	52	39,855,317.63	5.37

Total	8,053	$741,545,483.51	100.00%

Distribution by Original Term of the Loans as of the Cut-off Date

Original Term to Stated	Number of	Pool	Percent of
Maturity (Months)	Loans	Balance	Pool Balance

12 - 24	56	$2,068,746.39	0.28%
25 - 36	761	35,721,208.50	4.82
37 - 48	2,665	151,604,295.37	20.44
49 - 60	2,013	165,321,544.51	22.29
61 - 72	2,096	279,330,089.95	37.67
73 - 84	414	72,088,714.05	9.72
85 and above	48	35,410,884.74	4.78

Total	8,053	$741,545,483.51	100.00%

Distribution by State of the Loans as of the Cut-off Date

	Number of	Pool	Percent of
State(1)	Loans	Balance	Pool Balance
Alabama	150	$23,271,057.22	3.14%
Alaska	3	107,732.19	0.01
Arizona	39	2,523,214.11	0.34
Arkansas	183	11,682,461.14	1.58
California	1,241	76,946,722.70	10.38
Colorado	161	9,919,635.53	1.34
Connecticut	47	2,715,042.96	0.37
Delaware	12	645,851.27	0.09
District of Columbia	2	35,097.19	0.00
Florida	306	21,543,254.99	2.91
Georgia	273	19,567,734.13	2.64
Hawaii	3	116,524.13	0.02
Idaho	189	7,864,864.56	1.06
Illinois	367	43,662,211.81	5.89
Indiana	157	12,853,298.13	1.73
Iowa	54	16,201,264.59	2.18
Kansas	69	3,860,464.51	0.52
Kentucky	98	9,889,914.42	1.33
Louisiana	160	14,712,509.01	1.98
Maine	24	1,738,869.24	0.23
Maryland	134	12,769,025.63	1.72
Massachusetts	83	5,288,406.10	0.71
Michigan	166	16,642,557.21	2.24
Minnesota	65	14,876,361.38	2.01
Mississippi	95	7,636,893.99	1.03
Missouri	208	25,034,160.94	3.38
Montana	9	519,842.96	0.07
Nebraska	59	12,938,403.02	1.74
Nevada	22	3,874,114.26	0.52
New Hampshire	33	1,831,149.61	0.25
New Jersey	221	28,032,940.17	3.78
New Mexico	88	13,579,443.88	1.83
New York	542	38,530,015.26	5.20
North Carolina	142	9,863,651.19	1.33
North Dakota	9	869,775.13	0.12
Ohio	224	30,671,860.81	4.14
Oklahoma	109	12,517,059.39	1.69
Oregon	213	14,909,831.06	2.01
Pennsylvania	268	26,565,439.26	3.58
Rhode Island	23	1,864,125.67	0.25
South Carolina	56	6,270,145.01	0.85
South Dakota	14	1,071,894.96	0.14
Tennessee	128	19,433,364.41	2.62
Texas	956	85,545,136.13	11.54
Utah	166	19,853,606.73	2.68
Vermont	10	899,924.97	0.12
Virginia	204	14,145,748.56	1.91
Washington	107	6,816,827.15	0.92
West Virginia	75	9,247,900.18	1.25
Wisconsin	71	14,523,694.33	1.96
Wyoming	15	5,064,460.33	0.68

Total	8,053	$741,545,483.51	100.00%

(1)	Based upon primary business addresses of the Obligors.

Scheduled Loan Payments

	Aggregate	Aggregate		Aggregate	Aggregate
	Scheduled	Scheduled		Scheduled	Scheduled
Collection Period	Principal Payments	Interest Payments	Collection Period	Principal Payments	Interest Payments

June 2011(1)	$18,446,242.12	$8,760,463.79	December 2014	$8,805,462.09	$680,502.07
July 2011	15,357,291.12	4,259,013.02	January 2015	8,478,057.38	631,375.01
August 2011	15,540,750.46	4,164,128.55	February 2015	8,376,462.21	569,520.87
September 2011	15,740,866.22	4,041,231.98	March 2015	7,593,569.20	539,414.77
October 2011	15,943,650.15	3,967,524.21	April 2015	7,300,522.59	493,586.03
November 2011	16,030,952.91	3,843,993.73	May 2015	6,848,554.75	458,269.21
December 2011	16,131,560.07	3,767,971.69	June 2015	6,542,531.35	417,528.75
January 2012	16,052,246.51	3,667,925.48	July 2015	6,358,963.36	385,643.38
February 2012	16,327,589.72	3,522,888.78	August 2015	6,119,886.11	351,030.15
March 2012	16,393,820.49	3,465,833.79	September 2015	7,403,359.02	308,881.18
April 2012	16,637,534.73	3,342,498.20	October 2015	6,627,385.70	273,790.38
May 2012	16,630,446.43	3,260,382.05	November 2015	5,552,694.90	240,743.76
June 2012	16,681,101.11	3,137,372.88	December 2015	4,790,464.86	213,042.69
July 2012	16,633,452.76	3,054,623.90	January 2016	4,716,021.95	187,042.25
August 2012	16,551,040.78	2,952,091.42	February 2016	3,294,265.39	162,565.49
September 2012	16,595,225.12	2,831,385.45	March 2016	3,819,142.06	146,124.73
October 2012	16,609,292.21	2,747,226.42	April 2016	2,398,355.86	127,998.15
November 2012	16,469,386.27	2,628,680.04	May 2016	1,909,352.26	118,426.41
December 2012	16,334,742.92	2,544,785.23	June 2016	1,595,582.24	107,986.56
January 2013	16,067,661.85	2,445,465.27	July 2016	1,546,543.40	100,492.01
February 2013	15,991,323.24	2,301,924.68	August 2016	1,506,587.29	92,183.75
March 2013	15,805,483.84	2,250,373.50	September 2016	1,528,776.00	82,872.16
April 2013	15,634,827.62	2,140,461.96	October 2016	1,257,443.04	76,540.97
May 2013	15,453,447.75	2,060,065.58	November 2016	1,255,920.99	69,145.88
June 2013	15,307,365.92	1,953,993.80	December 2016	1,214,193.59	63,317.02
July 2013	15,009,553.41	1,875,830.03	January 2017	1,137,991.54	57,192.76
August 2013	14,685,137.11	1,787,295.42	February 2017	993,523.16	50,219.21
September 2013	14,421,708.95	1,688,870.49	March 2017	824,066.94	46,998.98
October 2013	14,393,342.94	1,613,510.80	April 2017	692,186.44	42,596.43
November 2013	14,181,125.06	1,520,326.87	May 2017	575,145.67	40,093.88
December 2013	13,388,807.72	1,447,339.46	June 2017	481,087.18	37,069.71
January 2014	13,437,563.32	1,367,770.27	July 2017	462,559.02	35,266.28
February 2014	12,567,692.42	1,263,915.87	August 2017	460,957.29	33,022.28
March 2014	11,894,761.29	1,218,551.15	September 2017	1,197,545.11	26,560.46
April 2014	11,450,130.28	1,142,462.34	October 2017	411,151.93	24,802.54
May 2014	10,952,858.43	1,085,066.07	November 2017	385,438.38	22,524.45
June 2014	10,712,112.87	1,014,474.61	December 2017	779,905.50	19,196.80
July 2014	10,318,289.71	961,185.98	January 2018	1,641,548.89	17,495.21
August 2014	10,100,553.53	902,030.14	February 2018	2,168,840.67	4,544.60
September 2014	10,596,553.35	838,013.11	March 2018	133,157.74	577.43
October 2014	9,548,052.60	785,044.73	April 2018	74,275.75	138.20
November 2014	9,260,459.40	726,786.96

(1)	The first Collection Period for the Notes will include principal and interest collections for May and June 2011.

STATIC POOL INFORMATION
          Current static pool data with respect to certain term securitizations relating to loan and lease receivables sponsored by GE Capital is annexed to this prospectus supplement as Schedule I (the “Static Pool Data”). The Static Pool Data includes various types of loans and leases which were included in some prior term securitization transactions, which also included transportation equipment, but which are not included in the mix of assets held by the Issuer in this transaction, which primarily consist of loans secured by transportation equipment. The characteristics of the receivables included in prior securitizations, as well as the social, economic and other conditions existing at the time when those receivables were originated and paid, may vary materially from the characteristics of the loans in this loan pool and the social, economic and other conditions existing at the time when these receivables were originated and that will exist when the loans in the current loan pool are repaid. As a result of each of the foregoing, there can be no assurance that the performance of these prior lease and loan term securitization transactions will correspond to, or be an accurate predictor of, the performance of this securitization transaction.
VINTAGE CUMULATIVE NET LOSSES OF
TRANSPORTATION EQUIPMENT RECEIVABLES PORTFOLIO
          Set forth below is certain information regarding vintage cumulative net loss history for Medium/Large Fleet and Small Fleet equipment loans secured by transportation equipment originated by GE Capital over each year during the last five years. The social, economic and other conditions existing at the time when those receivables were originated and paid may vary materially from the social, economic and other conditions existing at the time when the loans in the current pool were originated and that will exist when the loans in the current loan pool are repaid. As a result of each of the foregoing, there can be no assurance that the performance of these prior vintages will correspond to, or be an accurate predictor of, the performance of this securitization transaction.
Cumulative Net Losses (Medium/Large Fleet)

	At December 31,
	(Cumulative Net losses as Percent of the Aggregate
	Pool Balance of the Receivables)
Number of Months
since December 31
of Vintage Year	2010	2009	2008	2007	2006
0	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.13%	0.00%	0.00%	0.00%
6	0.00%	0.15%	0.24%	0.00%	0.00%
9	0.07%	0.34%	0.36%	0.00%	0.00%
12	0.16%	0.50%	0.89%	0.11%	0.08%
15		0.66%	1.05%	0.13%	0.13%
18		0.70%	1.76%	0.14%	0.15%
21		0.70%	2.68%	0.24%	0.15%
24		0.70%	2.72%	0.43%	0.15%
27			2.95%	0.56%	0.17%
30			2.96%	0.66%	0.19%
33			2.97%	0.75%	0.22%
36			2.97%	0.92%	0.24%
39				0.89%	0.25%
42				0.90%	0.27%
45				0.95%	0.27%
48				0.95%	0.33%
51					0.35%
54					0.35%
57					0.35%

Cumulative Net Losses (Small Fleet)

	At December 31,
	(Cumulative Net losses as Percent of the Aggregate
	Pool Balance of the Receivables)
Number of Months
since December 31
of Vintage Year	2010	2009	2008	2007	2006
0	0.00%	0.02%	0.00%	0.00%	0.00%
3	0.01%	0.15%	0.02%	0.03%	0.00%
6	0.07%	0.21%	0.78%	0.13%	0.21%
9	0.10%	0.43%	2.29%	0.35%	0.27%
12	0.10%	0.70%	3.05%	0.89%	0.31%
15		0.89%	3.58%	1.26%	0.42%
18		1.01%	4.48%	1.88%	0.52%
21		0.99%	5.11%	2.80%	0.75%
24		1.05%	6.15%	3.31%	0.90%
27			6.54%	3.65%	1.06%
30			6.77%	4.10%	1.33%
33			6.86%	4.42%	1.60%
36			6.94%	4.73%	1.86%
39				5.12%	2.19%
42				5.31%	2.32%
45				5.37%	2.44%
48				5.41%	2.49%
51					2.52%
54					2.52%
57					2.53%
60					2.53%
DELINQUENCIES AND CREDIT LOSSES
          The data presented in the following tables is for illustrative purposes only and relates to the performance of the portfolios consisting of receivables that are secured by transportation equipment only and is not data with respect to the Issuing Entity’s Loans. In addition, the percentages in the tables below have not been adjusted to eliminate the effect of increases or decreases in the size of the portfolio. Accordingly, the delinquency and credit loss percentages would be expected to vary from those shown if a group of receivables were isolated at a period in time and the delinquency and credit loss data showed activity only for that isolated group over the period indicated. The tables show the performance of commercial equipment loans that are “Medium/Large Fleets” and “Small Fleets”.
          The following tables set forth the delinquency experience at December 31 for the years 2006 through 2010 and at March 31, 2010 and 2011 and credit loss experience for each of the calendar years ended 2006 through 2008 and the three-month periods ending March 31, 2010 and June 30, 2011. Totals may not add up to 100% due to rounding.
          The credit losses shown below have been determined in accordance with policies of GE Capital.

Delinquency Experience by Number of Loans (Medium/Large Fleet)

	At March 31,		At December 31,
	2011	2010	2010	2009	2008	2007	2006
Number of Loans Outstanding	5,025	5,365	5,343	5,401	5,800	5,985	3,685

Period of Delinquency(1) in days:
31-60	10	26	4	17	10	9	0
61-90	1	2	1	6	0	1	1
91+	9	42	20	66	21	36	5

Total Delinquencies	20	70	25	89	31	46	6

Total Delinquencies as % of Number of Loans Outstanding	0.40%	1.30%	0.47%	1.65%	0.53%	0.77%	0.16%

(1) Represents Loans greater than 30 days past due as of the end of the applicable period.
Delinquency Experience by Principal Balance (Medium/Large Fleet)

	At March 31,		At December 31,
	2011	2010	2010	2009	2008	2007	2006
Principal Balance Outstanding	$789,387,989	$809,842,851	$827,093,390	$827,693,031	$837,917,839	$1,064,301,398	$847,514,211

Period of Delinquency(1) in days:
31-60	$775,413	$5,490,859	$185,705	$6,234,875	$404,414	$3,736,876	$184,027
61-90	$47,453	$3,531,907	$4,023,400	$5,412,520	$456,696	$701,421	$0
91+	$1,690,424	$3,757,006	$1,801,272	$5,134,419	$2,652,828	$3,960,120	$65,217

Total Delinquencies*	$2,513,290	$12,779,771	$6,010,377	$16,781,814	$3,513,938	$8,398,417	$249,245
Total Delinquencies as % of Principal Balance Outstanding	0.32%	1.58%	0.73%	2.03%	0.42%	0.79%	0.03%

(1) Represents loans greater than 30 days past due as of the end of the applicable period.

* Totals in this table may not sum due to rounding.
Credit Loss Experience (Medium/Large Fleet)

	For the 3-Months Ended		For the Year Ended
	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
Principal Balance Outstanding at end of period	$789,387,989	$809,842,851	$827,093,390	$827,693,031	$837,917,839	$1,064,301,398	$847,514,211

Number of Loans Outstanding	5,025	5,365	5,343	5,401	5,800	5,985	3,685

Credit Losses(1)(2)	$505,894	$3,666,400	$8,551,304	$7,164,392	$1,846,923	$751,205	$495

Credit Losses as a % of Principal Balance Outstanding at end of period(1)(2)	0.06%	0.45%	1.03%	0.87%	0.22%	0.07%	0.00%

(1) Credit losses refer to the difference between the outstanding principal balance of the loans and the actual recoveries thereon.

(2) Represents credit losses recognized in each period.

	Delinquency Experience by Number of Loans (Small Fleet)

	At March 31,		At December 31,
	2011	2010	2010	2009	2008	2007	2006
Number of Loans Outstanding	14,831	10,464	13,741	10,115	8,999	8,243	4,652

Period of Delinquency(1) in days:
31-60	57	91	78	131	111	92	21
61-90	18	67	30	116	65	43	7
91+	92	148	82	153	117	63	7

Total Delinquencies	167	306	190	400	293	198	35

Total Delinquencies as % of Number of Loans Outstanding	1.13%	2.92%	1.38%	3.95%	3.26%	2.40%	0.75%

(1)	Represents Loans greater than 30 days past due as of the end of the applicable period.

	Delinquency Experience by Principal Balance (Small Fleet)

	At March 31,		At December 31,
	2011	2010	2010	2009	2008	2007	2006
Principal Balance Outstanding	$859,756,321	$657,584,235	$804,607,589	$644,052,208	$639,467,763	$723,946,302	$466,862,901

Period of Delinquency(1) in days:
31-60	$2,052,063	$7,915,497	$3,305,166	$8,599,938	$5,939,787	$7,164,011	$1,821,083
61-90	$1,639,486	$5,559,949	$2,488,492	$9,065,431	$4,176,932	$3,757,452	$352,856
91+	$5,891,688	$13,322,665	$6,384,967	$10,443,737	$10,895,841	$5,246,633	$298,093

Total Delinquencies*	$9,583,237	$26,798,110	$12,178,625	$28,109,106	$21,012,560	$16,168,095	$2,472,032

Total Delinquencies as % of Principal Balance Outstanding	1.11%	4.08%	1.51%	4.36%	3.29%	2.23%	0.53%

(1)	Represents loans greater than 30 days past due as of the end of the applicable period.

*	Totals in this table may not sum due to rounding.

	Credit Loss Experience (Small Fleet)

	For the 3-Months Ended		For the Year Ended
	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
Principal Balance Outstanding at end of period	$859,756,321	$657,584,235	$804,607,589	$644,052,208	$639,467,763	$723,946,302	$466,862,901

Number of Loans Outstanding	14,831	10,464	13,741	10,115	8,999	8,243	4,652

Credit Losses(1)(2)	$2,607,506	$2,567,895	$11,203,088	$23,558,392	$14,623,077	$2,256,533	$280,243

Credit Losses as a % of Principal Balance Outstanding at end of period(1)(2)	0.30%	0.39%	1.39%	3.66%	2.29%	0.31%	0.06%

(1)	Credit losses refer to the difference between the outstanding principal balance of the loans and the actual recoveries thereon.

(2)	Represents credit losses recognized in each period.

ORIGINATION OF LOANS
               For a description of the origination, credit approval processes and credit authorities relating to the Equipment Finance reporting category of GE Capital’s Commercial Lending and Leasing division, see “ORIGINATION OF RECEIVABLES” in the accompanying prospectus.
WEIGHTED AVERAGE LIFE OF THE NOTES
               Substantially all of the Loans are subject to prepayment at any time. Each prepayment will shorten the weighted average life of the Loans and the weighted average life of the Notes. Prepayments include:
•	voluntary prepayments;

•	involuntary payments (losses as a result of repossession and liquidation of the Loan); and

•	receipts of proceeds from insurance policies.
               As the rate of payment of principal of the Notes depends primarily on the rate of payment (including prepayments) of the principal balance of the Loans, final payment of each Class of Notes could occur significantly earlier than the final maturity date for that class. You will bear the risk of not being able to reinvest principal payments on your Notes at yields at least equal to the yield on your Notes.
               The rate of payment of principal on the Notes also depends upon the extent to which the Excess Spread Amount is applied to reduce the Outstanding Principal Balance of the Notes. As set forth in “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” below, 50% of the Excess Spread Amount will be paid first to the Class A-1 Noteholders until the Outstanding Principal Balance of the Class A-1 Notes has been reduced to zero, then to the Class A-2 Noteholders until the Outstanding Principal Balance of the Class A-2 Notes has been reduced to zero, then to the Class A-3 Noteholders until the Outstanding Principal Balance of the Class A-3 Notes has been reduced to zero, then to the Class A-4 Noteholders until the Outstanding Principal Balance of the Class A-4 Notes has been reduced to zero, then to the Class B Noteholders until the Outstanding Principal Balance of the Class B Notes has been reduced to zero and finally to the Class C Noteholders until the Outstanding Principal Balance of the Class C Notes has been reduced to zero. The amount and timing of such payments of the Excess Spread Amount, if any, will depend upon a variety of factors, including the rates of prepayment and default on the Loans.
               Prepayments on Loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is based on a constant prepayment rate (“CPR”). CPR is determined by the percentage of principal outstanding at the beginning of a period that prepays during that period, stated as an annualized rate. The CPR prepayment model, like any prepayment model, does not purport to be either an historical description of prepayment experience or a prediction of the anticipated rate of prepayment.
               The tables below have been prepared on the basis of certain assumptions, including that:
•	the initial pool balance is equal to $741,545,483.51 as of the Cut-off Date;

•	the Loans prepay in full at the specified monthly CPR with no losses, no repurchases and no optional redemption unless specified;

•	the interest rate for each Loan is equal to the applicable interest rate as of the Cut-off Date;

•	each scheduled payment on the Loans is made on the last day of each collection period and each collection period has 30 days;

•	aggregate payments of principal and interest on the Loans are made in accordance with the table on page S-26;

•
payments are made in respect of the Notes in accordance with the description set forth herein under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments,” except that such payments are made on the 20th day of each calendar month, whether or not it is a Business Day;

•
the amount on deposit in the Reserve Account on the Closing Date is equal to 1.25% of the initial aggregate Loan Value (an amount equal to $9,269,318.54) and on subsequent Payment Dates the Required Reserve Account Amount is determined in accordance with the description set forth under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Reserve Account”;

•	the servicing fee is paid monthly and equals 0.75% per annum of the pool balance of the first day of each fiscal month;

•	the Closing Date occurs on June 29, 2011;

•	we do not exercise our right of optional redemption, except as specifically noted;

•
the distribution on the Payment Date occurring on July 20, 2011 includes payments of principal and interest on the Loans received after the Cut-off Date through the last day of the prior fiscal month; and

•	interest accrues on the Notes at the following rates:

Class A-1 Notes	0.46034%
Class A-2 Notes	0.92%
Class A-3 Notes	1.22%
Class A-4 Notes	1.57%
Class B Notes	2.11%
Class C Notes	2.51%
               The tables indicate the projected weighted average life of each Class of Notes and set forth the percent of the initial principal balance of each Class of Notes that is projected to be outstanding after each of the Payment Dates shown at various CPR percentages.
               The information included in the following tables represents forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the Loans will differ from the assumptions used in constructing the tables below. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is highly unlikely that the Loans will prepay at a constant CPR until maturity or that all of the Loans will prepay at the same CPR. Any difference between those assumptions and the actual characteristics and performance of the Loans, or actual prepayment experience, will affect the percentages of initial balances outstanding over time and the weighted average lives of the Notes.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-1 Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	89	85	83	81	79
August 20, 2011	82	75	72	69	66
September 20, 2011	74	65	61	58	54
October 20, 2011	65	55	50	46	42
November 20, 2011	57	45	40	35	30
December 20, 201	49	35	29	24	18
January 20, 2012	41	25	19	13	7
February 20, 2012	33	15	9	2	0
March 20, 2012	24	6	0	0	0
April 20, 2012	16	0	0	0	0
May 20, 2012	8	0	0	0	0
June 20, 2012	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	0.51	0.40	0.36	0.33	0.31
Weighted Average Life to Call (years) (1)(2)	0.51	0.40	0.36	0.33	0.31

(1)
The weighted average life of a Class A-1 Note is determined by: (a) multiplying the amount of each principal payment on the Class A-1 Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class A-1 Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-2 Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	100	100	100	100	100
August 20, 2011	100	100	100	100	100
September 20, 2011	100	100	100	100	100
October 20, 2011	100	100	100	100	100
November 20, 2011	100	100	100	100	100
December 20, 2011	100	100	100	100	100
January 20, 2012	100	100	100	100	100
February 20, 2012	100	100	100	100	94
March 20, 2012	100	100	98	89	80
April 20, 2012	100	95	86	76	67
May 20, 2012	100	83	73	63	53
June 20, 2012	99	71	61	50	40
July 20, 2012	88	59	49	38	27
August 20, 2012	78	48	37	26	15
September 20, 2012	67	36	25	14	3
October 20, 2012	56	25	13	2	0
November 20, 2012	46	14	2	0	0
December 20, 2012	35	3	0	0	0
January 20, 2013	25	0	0	0	0
February 20, 2013	15	0	0	0	0
March 20, 2013	5	0	0	0	0
April 20, 2013	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	1.40	1.17	1.09	1.02	0.96
Weighted Average Life to Call (years) (1)(2)	1.40	1.17	1.09	1.02	0.96

(1)
The weighted average life of a Class A-2 Note is determined by: (a) multiplying the amount of each principal payment on the Class A-2 Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class A-2 Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-3 Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	100	100	100	100	100
August 20, 2011	100	100	100	100	100
September 20, 2011	100	100	100	100	100
October 20, 2011	100	100	100	100	100
November 20, 2011	100	100	100	100	100
December 20, 2011	100	100	100	100	100
January 20, 2012	100	100	100	100	100
February 20, 2012	100	100	100	100	100
March 20, 2012	100	100	100	100	100
April 20, 2012	100	100	100	100	100
May 20, 2012	100	100	100	100	100
June 20, 2012	100	100	100	100	100
July 20, 2012	100	100	100	100	100
August 20, 2012	100	100	100	100	100
September 20, 2012	100	100	100	100	100
October 20, 2012	100	100	100	100	92
November 20, 2012	100	100	100	91	81
December 20, 2012	100	100	92	81	70
January 20, 2013	100	93	82	71	60
February 20, 2013	100	83	72	61	51
March 20, 2013	100	74	63	52	42
April 20, 2013	95	64	53	43	33
May 20, 2013	86	55	44	34	24
June 20, 2013	77	46	36	25	15
July 20, 2013	68	38	27	17	7
August 20, 2013	59	29	19	9	0
September 20, 2013	50	21	11	1	0
October 20, 2013	42	13	3	0	0
November 20, 2013	33	5	0	0	0
December 20, 2013	25	0	0	0	0
January 20, 2014	17	0	0	0	0
February 20, 2014	9	0	0	0	0
March 20, 2014	2	0	0	0	0
April 20, 2014	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	2.28	1.99	1.89	1.80	1.70
Weighted Average Life to Call (years) (1)(2)	2.28	1.99	1.89	1.80	1.70

(1)
The weighted average life of a Class A-3 Note is determined by: (a) multiplying the amount of each principal payment on the Class A-3 Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class A-3 Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-4 Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	100	100	100	100	100
August 20, 2011	100	100	100	100	100
September 20, 2011	100	100	100	100	100
October 20, 2011	100	100	100	100	100
November 20, 2011	100	100	100	100	100
December 20, 2011	100	100	100	100	100
January 20, 2012	100	100	100	100	100
February 20, 2012	100	100	100	100	100
March 20, 2012	100	100	100	100	100
April 20, 2012	100	100	100	100	100
May 20, 2012	100	100	100	100	100
June 20, 2012	100	100	100	100	100
July 20, 2012	100	100	100	100	100
August 20, 2012	100	100	100	100	100
September 20, 2012	100	100	100	100	100
October 20, 2012	100	100	100	100	100
November 20, 2012	100	100	100	100	100
December 20, 2012	100	100	100	100	100
January 20, 2013	100	100	100	100	100
February 20, 2013	100	100	100	100	100
March 20, 2013	100	100	100	100	100
April 20, 2013	100	100	100	100	100
May 20, 2013	100	100	100	100	100
June 20, 2013	100	100	100	100	100
July 20, 2013	100	100	100	100	100
August 20, 2013	100	100	100	100	99
September 20, 2013	100	100	100	100	77
October 20, 2013	100	100	100	82	55
November 20, 2013	100	100	87	60	35
December 20, 2013	100	93	66	40	15
January 20, 2014	100	72	45	20	0
February 20, 2014	100	51	25	1	0
March 20, 2014	100	32	7	0	0
April 20, 2014	85	13	0	0	0
May 20, 2014	65	0	0	0	0
June 20, 2014	46	0	0	0	0
July 20, 2014	28	0	0	0	0
August 20, 2014	10	0	0	0	0
September 20, 2014	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	3.00	2.69	2.58	2.48	2.38
Weighted Average Life to Call (years)(1)(2)	3.00	2.69	2.58	2.48	2.38

(1)
The weighted average life of a Class A-4 Note is determined by: (a) multiplying the amount of each principal payment on the Class A-4 Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class A-4 Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class B Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	100	100	100	100	100
August 20, 2011	100	100	100	100	100
September 20, 2011	100	100	100	100	100
October 20, 2011	100	100	100	100	100
November 20, 2011	100	100	100	100	100
December 20, 2011	100	100	100	100	100
January 20, 2012	100	100	100	100	100
February 20, 2012	100	100	100	100	100
March 20, 2012	100	100	100	100	100
April 20, 2012	100	100	100	100	100
May 20, 2012	100	100	100	100	100
June 20, 2012	100	100	100	100	100
July 20, 2012	100	100	100	100	100
August 20, 2012	100	100	100	100	100
September 20, 2012	100	100	100	100	100
October 20, 2012	100	100	100	100	100
November 20, 2012	100	100	100	100	100
December 20, 2012	100	100	100	100	100
January 20, 2013	100	100	100	100	100
February 20, 2013	100	100	100	100	100
March 20, 2013	100	100	100	100	100
April 20, 2013	100	100	100	100	100
May 20, 2013	100	100	100	100	100
June 20, 2013	100	100	100	100	100
July 20, 2013	100	100	100	100	100
August 20, 2013	100	100	100	100	100
September 20, 2013	100	100	100	100	100
October 20, 2013	100	100	100	100	100
November 20, 2013	100	100	100	100	100
December 20, 2013	100	100	100	100	100
January 20, 2014	100	100	100	100	94
February 20, 2014	100	100	100	100	66
March 20, 2014	100	100	100	74	39
April 20, 2014	100	100	83	48	14
May 20, 2014	100	94	57	23	0
June 20, 2014	100	67	32	0	0
July 20, 2014	100	41	8	0	0
August 20, 2014	100	17	0	0	0
September 20, 2014	87	0	0	0	0
October 20, 2014	58	0	0	0	0
November 20, 2014	32	0	0	0	0
December 20, 2014	6	0	0	0	0
January 20, 2015	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	3.38	3.07	2.96	2.84	2.74
Weighted Average Life to Call (years) (1)(2)	3.38	3.07	2.96	2.84	2.74

(1)
The weighted average life of a Class B Note is determined by: (a) multiplying the amount of each principal payment on the Class B Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class B Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class C Notes
Payment Date	0%	8%	11%	14%	17%

Closing Date	100	100	100	100	100
July 20, 2011	100	100	100	100	100
August 20, 2011	100	100	100	100	100
September 20, 2011	100	100	100	100	100
October 20, 2011	100	100	100	100	100
November 20, 2011	100	100	100	100	100
December 20, 2011	100	100	100	100	100
January 20, 2012	100	100	100	100	100
February 20, 2012	100	100	100	100	100
March 20, 2012	100	100	100	100	100
April 20, 2012	100	100	100	100	100
May 20, 2012	100	100	100	100	100
June 20, 2012	100	100	100	100	100
July 20, 2012	100	100	100	100	100
August 20, 2012	100	100	100	100	100
September 20, 2012	100	100	100	100	100
October 20, 2012	100	100	100	100	100
November 20, 2012	100	100	100	100	100
December 20, 2012	100	100	100	100	100
January 20, 2013	100	100	100	100	100
February 20, 2013	100	100	100	100	100
March 20, 2013	100	100	100	100	100
April 20, 2013	100	100	100	100	100
May 20, 2013	100	100	100	100	100
June 20, 2013	100	100	100	100	100
July 20, 2013	100	100	100	100	100
August 20, 2013	100	100	100	100	100
September 20, 2013	100	100	100	100	100
October 20, 2013	100	100	100	100	100
November 20, 2013	100	100	100	100	100
December 20, 2013	100	100	100	100	100
January 20, 2014	100	100	100	100	100
February 20, 2014	100	100	100	100	100
March 20, 2014	100	100	100	100	100
April 20, 2014	100	100	100	100	100
May 20, 2014	100	100	100	100	91
June 20, 2014	100	100	100	99	70
July 20, 2014	100	100	100	78	50
August 20, 2014	100	100	85	57	31
September 20, 2014	100	93	64	38	13
October 20, 2014	100	70	43	18	0
November 20, 2014	100	49	23	0	0
December 20, 2014	100	29	5	0	0
January 20, 2015	82	10	0	0	0
February 20, 2015	60	0	0	0	0
March 20, 2015	38	0	0	0	0
April 20, 2015	18	0	0	0	0
May 20, 2015	0	0	0	0	0
Weighted Average Life to Maturity (years)(1)	3.72	3.44	3.33	3.22	3.10
Weighted Average Life to Call (years) (1)(2)	3.72	3.44	3.33	3.22	3.10

(1)
The weighted average life of a Class C Note is determined by: (a) multiplying the amount of each principal payment on the Class C Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)
The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuing Entity. Based on the assumptions in the table above, the Class C Notes are expected to be paid in full prior to the earliest permitted call date.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

DESCRIPTION OF THE NOTES
General
          The following summarizes the material terms of the Notes offered hereby and the indenture pursuant to which they will be issued. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes and the indenture. The following summary supplements the description of the general terms and provisions of the Notes of any given series and the related indenture set forth in the prospectus.
Payments of Interest
          Interest due on the Notes, including any amount of interest on the Notes that was not previously paid when due (and, to the extent permitted by law, any interest on that unpaid amount), will be payable monthly on each Payment Date, commencing July 20, 2011. Interest will accrue for each Class of Notes during each interest period at the applicable interest rate. The interest period applicable to any Payment Date (the “Interest Accrual Period”) will be (a) in the case of the Notes (other than the Class A-1 Notes), the period from and including the 20th day of each calendar month (or, in the case of the first Payment Date, from and including the Closing Date) to but excluding the 20th day of the succeeding calendar month; or (b) in the case of the Class A-1 Notes, the period from and including the preceding Payment Date (or, in the case of the first Payment Date, from and including the Closing Date) to but excluding the following Payment Date.
          Interest on the Notes (other than the Class A-1 Notes) will be calculated on the basis of a 360-day year of twelve 30-day months. This means that the interest due for each class of Notes (other than the Class A-1 Notes) on each Payment Date will be the product of: (i) the Outstanding Principal Balance of the related Class of Notes, (ii) the related interest rate, and (iii) 30 (or, in the case of the first Payment Date, the number of days since the Closing Date) divided by 360.
          Interest on the Class A-1 Notes will be calculated on the basis of the actual number of days in the applicable Interest Accrual Period and a 360-day year. This means that the interest due for the Class A-1 Notes on each Payment Date will be the product of: (i) the Outstanding Principal Balance of the Class A-1 Notes, (ii) the related interest rate, and (iii) the actual number of days since the previous Payment Date (or, in the case of the first Payment Date, since the Closing Date) divided by 360.
          The Notes bear interest at the following rates:

Class	Interest Rate

A-1	0.29377%
A-2	0.77%
A-3	1.00%
A-4	1.33%
B	1.96%
C	2.36%
          If the Issuing Entity does not pay the full amount of interest due on any Class of Notes on any Payment Date, the amount of interest not paid will be due on the next Payment Date and will itself accrue interest, to the extent permitted by law, at a rate per annum equal to the interest rate on that class of Notes from that Payment Date to but excluding the Payment Date on which that interest is paid. If the Issuing Entity fails to pay interest on any Note for a period of five consecutive days, it will constitute an event of default under the indenture and the indenture trustee will have the right to exercise any of the remedies under the indenture, including but not limited to, declaring all Notes to be immediately due and payable.
          If the amount of interest on the Class A Notes payable on any Payment Date exceeds the amounts available on that date, the holders of the Class A Notes will receive their ratable share (based upon the total amount of interest due to each of them) of the amount available to be distributed in respect of interest on the Class A Notes. Interest payments to the Class B Notes will be subordinated to interest payments to the Class A Notes. Interest payments to the Class C Notes will be subordinated to interest payments to the Class A Notes and Class B Notes.
Payments of Principal
          On any Payment Date prior to the occurrence of an event of default and acceleration of the maturity of the Notes, amounts available to make payments in respect of principal of the Notes to the extent of available funds for such purpose under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—priority of payments” will be made sequentially to the earliest to mature Class of Notes in the following order of priority: Class A-1 Noteholders until the Outstanding Principal Balance of the Class A-1 Notes has been reduced to zero, to the Class A-2 Noteholders until the Outstanding Principal Balance of the Class A-2 Notes has been reduced to zero, to the Class A-3 Noteholders until the Outstanding Principal Balance of the Class A-3 Notes has been reduced to zero, to the Class A-4 Noteholders until the Outstanding Principal Balance of the Class A-4 Notes has been reduced to zero, to the Class B Noteholders until the Outstanding Principal Balance of the Class B Notes has been reduced to zero and then to the Class C Noteholders until the Outstanding Principal Balance of the Class C Notes has been reduced to zero.
          Payments of principal after the occurrence of an event of default and acceleration of maturity of the Notes will be made as described under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” in this prospectus supplement.
          On the applicable Maturity Date for each Class of Notes, the principal amount payable will include the amount necessary (after giving effect to the other amounts to be deposited in the Note Distribution Account on that Payment Date and allocable to principal) to reduce the Outstanding Principal Balance of the applicable Class of Notes to zero.
          The final principal payment with respect to each Class of Notes is due not later than the Payment Date in the month specified for each class below (each, a “Maturity Date”):

Class	Maturity Date

A-1	July 20, 2012
A-2	October 21, 2013
A-3	October 20, 2014
A-4	May 20, 2019
B	May 20, 2019
C	May 20, 2019
Certain Definitions
          “APR” the interest rate or annual rate of finance charges stated, or if not explicitly stated, the implicit finance charges used, by the finance company to determine periodic payments with respect to the related Loan.
          “Available Reserve Account Amount” means, for any Payment Date, an amount equal to the amount on deposit in the Reserve Account on such date (exclusive of Investment Earnings on such date after giving effect to any withdrawals therefrom on the related Transfer Date and before giving effect to any deposit to the Reserve Account to be made on such date).
          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.
          “Class A Noteholder” means any holder of record of a Class A Note.
          “Class A Notes” means the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes.

          “Class A-1 Noteholder” means any holder of record of a Class A-1 Note.
          “Class A-1 Notes” means $213,000,000 aggregate principal amount of Notes, Class A-1, issued pursuant to the indenture.
          “Class A-2 Noteholder” means any holder of record of a Class A-2 Note.
          “Class A-2 Notes” means $165,970,000 aggregate principal amount of Notes, Class A-2, issued pursuant to the indenture.
          “Class A-3 Noteholder” means any holder of record of a Class A-3 Note.
          “Class A-3 Notes” means $177,360,000 aggregate principal amount of Notes, Class A-3, issued pursuant to the indenture.
          “Class A-4 Noteholder” means any holder of record of a Class A-4 Note.
          “Class A-4 Notes” means $59,520,000 aggregate principal amount of Notes, Class A-4, issued pursuant to the indenture.
          “Class B Noteholder” means any holder of record of a Class B Note.
          “Class B Notes” means $37,077,000 aggregate principal amount of Notes, Class B, issued pursuant to the indenture.
          “Class C Noteholder” means any holder of record of a Class C Note.
          “Class C Notes” means $38,931,000 aggregate principal amount of Notes, Class C, issued pursuant to the indenture.
          “Closing Date” means June 29, 2011.
          “Collection Account” means the account designated as such, established and owned by the Issuing Entity and maintained in accordance with the indenture.
          “Collection Period” means, for originator and with respect to any Payment Date, the originator’s fiscal month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the fiscal month preceding the fiscal month in which the first Payment Date occurs).
          “Credit and Collection Policy” means the policies, practices and procedures adopted by the Issuing Entity on the Closing Date including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of loans secured by equipment and collections on such types of loans.
          “Defaulted Loan” means a Loan with respect to which (i) the Servicer on behalf of the Issuing Entity has repossessed the Equipment securing such Loan and which is not a Liquidated Loan; or (ii) any portion of the Loan Value is deemed uncollectible in accordance with the Credit and Collection Policy.
          “Delinquent Loan” means any Loan that is more than 60 days past due.
          “Equipment” means primarily any transportation equipment, together with all accessions thereto securing an Obligor’s indebtedness under the respective Loan.

          “Excess Reserve” means, with respect to any Payment Date, the excess of the Available Reserve Account Amount over the Required Reserve Account Amount.
          “Excess Spread Amount” means, with respect to any Payment Date, the portion, if any, of Available Amounts for such Payment Date remaining after giving effect to the payments made pursuant to clauses (1) through (6) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” in this prospectus supplement.
          “Investment Earnings” means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in various Issuing Entity accounts.
          “Liquidated Loan” means any Loan (i) liquidated through the sale or other disposition of all or a portion of the related Equipment or (ii) that has been charged off in its entirety in accordance with the Credit and Collection Policy without realizing upon the Equipment.
          “Liquidation Proceeds” means, with respect to any Liquidated Loan, the amounts collected in respect thereof from whatever source during the Collection Period in which it became a Liquidated Loan, net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Loan or any creditor of such Obligor to the extent required by applicable law or agreement.
          “Loan” means any agreement (including any invoice) pursuant to, or under which, an Obligor is obligated to make payments with respect to any Equipment Loan owned by the Issuing Entity.
          “Loan Value” is defined on page S-19.
          “Note Balance” means the aggregate Outstanding Principal Balance of the Notes from time to time.
          “Note Distribution Account” means the account designated as such, established and owned by the Issuing Entity and maintained in accordance with the indenture.
          “Notes” means the Class A Notes, the Class B Notes and the Class C Notes.
          “Obligor” means, as to each Loan, any person who owes payments under the Loan.
          “Outstanding Principal Balance” means the aggregate principal amount of all Notes, or Class of Notes, as applicable, outstanding at the date of determination.
          “Overcollateralization Amount” means, with respect to any Payment Date, the excess, if any, of (i) the Pool Balance at the beginning of the related Collection Period over (ii) the Outstanding Principal Balance of the Notes before giving effect to any principal payments made on the Notes on such Payment Date.
          “Payment Date” means, with respect to each Collection Period, the 20th day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on July 20, 2011. Each Payment Date relates to the last Collection Period ending prior to such Payment Date.
          “Pool Balance” means, with respect to the beginning of any fiscal month, the sum of the aggregate Loan Values of the Loans at the opening of business on the first day of such fiscal month.
          “Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

          “Purchase Amount” means, as of the close of business on the last day of a Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Loan or Defaulted Loan, as of the day immediately prior to such Loan becoming a Liquidated Loan or Defaulted Loan less any Liquidation Proceeds actually received by the Issuing Entity) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.
          “Purchased Loan” means a Loan repurchased as of the close of business on the last day of a Collection Period by the originator pursuant to the sale agreement and repurchased as of such time by CEF Equipment Holding, L.L.C. pursuant to the purchase and sale agreement.
          “Recoveries” means, with respect to any Liquidated Loan, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), in any Collection Period after the Loan Value of such Loan became zero.
          “Required Reserve Account Amount” means (i) as of the Closing Date, 1.25% of the initial aggregate Loan Value; and (ii) as of any Payment Date thereafter, the lesser of (a) the Outstanding Principal Balance of the Notes and (b) 2.00% of the initial aggregate Loan Value.
          “Reserve Account” means the account designated as such, established and owned by the Issuing Entity and maintained in accordance with the indenture.
          “Reserve Account Deficiency” means the excess, if any, of the Required Reserve Account Amount over the Available Reserve Account Amount.
          “Scheduled Payment” on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the loan balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR.
          “Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the APR for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.
          “Transfer Date” means the Business Day preceding the 20th day of each calendar month.
Cut-off Dates
          A number of important calculations relating to the Loans will be made by reference to “fiscal months” and to the “Cut-off Date”, which means May 7, 2011. Fiscal months are determined in accordance with GE Capital’s fiscal calendar, consistent with its reporting obligations. For instance, the Loan Value of the Loans that we sell to the Issuing Entity will be determined as of the Cut-off Date. Payments on the Notes on each Payment Date will primarily be funded with collections on the Loans that are received during the prior fiscal month; however, in the case of the first Payment Date, instead of a fiscal month, payments on the Notes will primarily be funded with principal and interest collections on the Loans that are received or applied to the Loans during the period from and including the Cut-off Date to and including the last day of the prior fiscal month.
Record Dates
          Payments on the Notes will be made on each Payment Date to holders of record as of the Business Day preceding each Payment Date or, if definitive Notes are issued, the last day of the month preceding the Payment Date.

Optional Redemption
            Any Class of Notes that remains outstanding on any Payment Date on which we exercise our clean-up call will be paid in whole on that Payment Date at a redemption price for such class equal to the Outstanding Principal Balance of that Class of Notes plus accrued and unpaid interest thereon. We cannot exercise our clean-up call until the Pool Balance of the Loans declines to 10% or less of the initial Pool Balance.
Registration of Notes
            The Notes will be cleared through The Depository Trust Company. You may hold your Notes through The Depository Trust Company (in the United States) or Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V. (in Europe) if you are a participant of those systems, or indirectly through organizations that are a participant in those systems.
The Indenture Trustee
            Citibank, N.A., a National Banking Association, will act as the “indenture trustee” under the indenture. Citibank, N.A. has served, and currently is serving, as indenture trustee for numerous securitization transactions and programs involving pools of loans of the types financed by the depositor. Citibank, N.A. has provided the above information for purposes of complying with Regulation AB.
            Other than the above paragraph, Citibank, N.A. has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus supplement. The indenture trustee’s duties in connection with the Notes are limited solely to its express obligations under the indenture.
            Pursuant to the Trust Indenture Act, the indenture trustee may be deemed to have a conflict of interest and be required to resign as indenture trustee for any of the Class A Notes, Class B Notes or Class C Notes if an event of default occurs under the indenture. The indenture will provide for a successor indenture trustee to be appointed for one or all Classes of Notes in these circumstances, so that there will be separate indenture trustees for the Class A Notes, the Class B Notes and the Class C Notes. In these circumstances, the Class A Noteholders, the Class B Noteholders and the Class C Noteholders will continue to vote as a single group. So long as any amounts remain unpaid with respect to the Class A Notes, only the indenture trustee for the Class A Noteholders will have the right to exercise remedies under the indenture (but the Class B Noteholders and the Class C Noteholders will be entitled to their share of any proceeds of enforcement, subject to the subordination of the Class B Notes and the Class C Notes as described herein). Upon repayment of the Class A Notes in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class B Notes. Upon repayment of the Class A Notes and Class B Notes in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class C Notes. Any resignation of the original indenture trustee as described above with respect to any Class of Notes will become effective only upon the appointment of a successor indenture trustee for that Class of Notes and the successor’s acceptance of that appointment.
            Unless an event of default of which a responsible officer of the indenture trustee shall have actual knowledge has occurred and is continuing under the indenture, the indenture trustee will perform only such duties as are set forth in the indenture. If an event of default of which a responsible officer of the indenture trustee shall have actual knowledge occurs and is continuing under the indenture, the indenture trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to certain qualifications specified in the indenture, the indenture trustee will be liable for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct.
            The indenture trustee’s duties and responsibilities under the indenture include collecting funds from the Servicer to distribute to noteholders pursuant to the indenture and providing noteholders and the rating agencies with notices.

            The Issuing Entity will pay to the indenture trustee reasonable compensation for its services and reimburse the indenture trustee for all reasonable out of pocket expenses incurred or made by the indenture trustee in accordance with the indenture, except any such expense as may arise from the indenture trustee’s willful misconduct, negligence or bad faith. The Issuing Entity has also agreed to indemnify the indenture trustee for any losses and expenses incurred without willful misconduct, negligence or bad faith.
            The indenture trustee may resign at any time, in which event the Issuing Entity will be obligated to appoint a successor indenture trustee. The Issuing Entity may also remove the indenture trustee if the indenture trustee ceases to be eligible to continue as indenture trustee under the indenture or if the indenture trustee becomes insolvent. Upon becoming aware of those circumstances, the Issuing Entity will be obligated to appoint a successor indenture trustee. The indenture trustee may also be removed at any time by the holders of notes representing not less than 66 2/3% of the Outstanding Principal Balance of the Notes. Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee will not become effective until acceptance of the appointment by the successor indenture trustee.
            Any costs associated with removing and replacing the indenture trustee will be paid by the Issuing Entity.
Fees and Expenses
            The following table summarizes the fees and expenses that may be payable from the collections allocated to the Notes:

Type of Fees	Amount or		Source of Funds
and Expenses	Calculation	Purpose	for Payment	Distribution Priority

indenture trustee fees and expenses	$6,000 per annum.	Compensation and reimbursement of expenses of the indenture trustee.	Payable from Available Amounts allocated to the Notes and amounts withdrawn from the Reserve Account.	As specified in “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” in this prospectus supplement, such fees and expenses are payable prior to payments to noteholders.

administrator fees and expenses	$3,000 per annum, 1/12 of which is payable in arrears on each Payment Date.	Compensation and reimbursement of expenses of the administrator.	Payable from Available Amounts allocated to the Notes and amounts withdrawn from the Reserve Account.	As specified in “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” in this prospectus supplement, such fees and expenses are payable prior to payments to noteholders.

servicing fees and expenses	0.75% per annum, of the Pool Balance as of the first day of each fiscal month.	Compensation and reimbursement of expenses of the Servicer.	Payable by the Issuing Entity.	As specified in “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Priority of Payments” in this prospectus supplement, such fees and expenses are payable prior to payments to noteholders.

DESCRIPTION OF THE TRANSACTION AGREEMENTS
            We summarize below some material terms of the agreements under which the Loans will be sold to us and we will transfer them to the Issuing Entity, and under which GE Capital will agree to service the Issuing Entity’s Loans. This description supplements the disclosure in the prospectus under the same heading. The following summary does not include all of the terms of the agreements and is qualified by reference to the actual agreements.
            A current report on Form 8-K will be available to purchasers of the Notes and will be filed by the Issuing Entity, in its own name, together with the indenture, servicing agreement and other transaction documents, with the Securities and Exchange Commission within fifteen days after the issuance of the Notes.
Servicing Compensation and Payment of Expenses
            The servicing fee payable to the Servicer will accrue at a rate of 0.75% per annum on the Pool Balance as of the first day of each Collection Period. Any fees agreed to between GE Capital and any subservicer, shall be paid solely by GE Capital as the Servicer. The servicing fee will be paid solely to the extent that there are funds available to pay it as described under “—Priority of Payments” below. The Servicer is obligated to pay some ongoing expenses associated with its activities as servicer and incurred by it in connection with its responsibilities under the servicing agreement (including payments to counsel and accountants).
            The Servicer shall be entitled to collect and retain as additional servicing compensation in respect of each Collection Period any late fees, prepayment charges, if any, and any other administrative fees and expenses or similar charges collected during that Collection Period.
Servicer Advances
            If the Servicer elects to make a Servicer advance, prior to the close of business on each determination date, the Servicer will determine the amount of the advance that it has elected to make on the related Transfer Date. The Servicer will include information as to such determination in the Servicer’s certificate furnished by it and will transfer to the Collection Account on the Transfer Date in next day funds the amounts applicable to such determinations appearing in such Servicer’s certificate. All advances shall be reimbursable to the Servicer, without interest, when a payment relating to a Loan with respect to which an advance has previously been made is subsequently received. Upon the determination by the Servicer that reimbursement from the preceding source is unlikely or non-recoverable, it will be entitled to recover unreimbursed advances from available amounts on or in respect of other Loans.
Early Termination of Loans
            Loans may not permit prepayment, but the Issuing Entity will instruct the Servicer to nevertheless accept prepayment if the related Obligor requests a prepayment and the terms of such prepayment comply with the Credit and Collection Policy.
Removal of Loans
            In the event a Loan becomes a Delinquent Loan or the Obligor thereon becomes subject to a bankruptcy proceeding, the Depositor has an assignable option to purchase the related Loan from the Issuing Entity at a price equal to the Purchase Amount for such Loan.
            The aggregate Loan Value of Loans with respect to which the Depositor will be permitted to exercise a purchase option at any time before the Maturity Date for the Class C Notes will not exceed 10% of the initial Pool Balance.
            If not exercised sooner, the purchase option with respect to any Loan will automatically terminate upon (i) in the case of a Delinquent Loan, the related Obligor’s cure of all defaults on the Loan, (ii) the acquisition by, or on behalf of, the Issuing Entity of the related equipment through repossession or (iii) upon a repurchase of a Loan due to the Depositor’s breach of a representation with respect to such Loan.

            Upon the discovery by the Depositor or the Issuing Entity of any breach of any representation, warranty, undertaking or covenant contained in the purchase and sale agreement with respect to a Loan that is likely to have a material adverse effect, the Depositor will repurchase such Loan from the Issuing Entity. Upon such repurchase, all rights, title and interest of the Issuing Entity in and to such Loan will be deemed to be automatically released and such Loan will become the property of the Depositor.
            In the event that a Loan was originated by a business unit or equipment financing platform that the related originator wishes to exit, financed under a vendor program that is terminated in the ordinary course by the related originator, or is part of an Obligor relationship that the related originator elects to reduce or exit for risk exposure reasons in accordance with its credit and collection policies, the Issuing Entity shall be entitled to sell such Loan to a third party for a cash price equal to the greater of the Purchase Amount and the fair market value of the Loan.
Acquisition and Servicing of Third Party Originated Loans
            GE Capital acquires loans originated by unaffiliated companies that provide financing for equipment. Prior to any such acquisition, GE Capital reviews the third party documentation against its standard documentation and in certain cases requires amendment of the documents in conformity with GE Capital’s standards. With respect to collections, certain of the obligors are billed directly by the sponsor or an affiliate thereof and in other cases GE Capital administers collections through its offices in Irving, Texas, Danbury, Connecticut, and Cedar Rapids, Iowa. See “ORIGINATION OF RECEIVABLES” in the accompanying prospectus.
            The servicing agreement permits GE Capital to appoint subservicers for the Loans provided that any such appointment does not relieve GE Capital of its obligation to service the Loans.
Repossession
            In general, servicing is done from a central collections department in Irving, Texas. GE Capital utilizes the same servicing standards regardless of the type of Equipment Loan.
            After an account is 30 days past due, the Obligor is generally sent a formal default notice and is given 10 days in which to cure the default. If payment is still not received within a period of approximately 10 days, a variety of options for recovery of the debt are employed. In some instances, the collections department will instruct a repossession agent to repossess the equipment. This approach is common in cases where the collateral is not essential to the business of the Obligor and where repossession is feasible without damaging the equipment. In some cases, with the Servicer’s consent, the equipment securing a loan is not repossessed but is instead sold in place to minimize expenses associated with movement and storage of equipment.
Non-Accrual and Write-Off Policy
            Loans are booked as non-accrual in the month following when they become 90 days past due. Each loan is reviewed on a case by case basis to determine the need for, and the amount of, any write-down which typically occurs upon repossession. After a loan is defaulted or the equipment securing such loan is liquidated or all collections efforts have ceased, an additional writedown is taken as necessary to reflect the actual loss, if any on the loan. See “CHARACTERISTICS OF THE RECEIVABLES—Non-Accrual and Write-Off Policy” in the prospectus.
Custodial Arrangements
            GE Capital will maintain the records (including notes, security agreements and other documents) with respect to the Loans. In the servicing agreement, GE Capital also agrees that, for not less than three years or such longer period as may be required by law, from the date on which any Loan is paid in full, it will maintain such records with respect to each Loan.

Available Amounts
            On each Payment Date, the Issuing Entity will cause payments on the Notes and other Issuing Entity liabilities to be made from the following sources (the “Available Amounts”):
•
all payments made by or on behalf of the Obligors (excluding any late fees, prepayment charges, extension fees and other administrative fees or similar charges allowed by applicable law with respect to the Loans that constitute part of the servicing fees) received during the related Collection Period;

•	any Recoveries received during the related Collection Period;

•	any proceeds from insurance policies covering the Equipment or related Obligor received during the related Collection Period;

•	Liquidation Proceeds received with respect to the related Collection Period;

•	the Purchase Amount of each Loan that became a Purchased Loan during the related Collection Period (to the extent deposited into the Collection Account); and

•	Investment Earnings for such Payment Date, servicing advances received during the related Collection Period.
            Available Amounts shall not include all payments or proceeds (including Liquidation Proceeds) of any Loans the Purchase Amount of which has been included in the Available Amounts in a prior Collection Period.
Priority of Payments
            Prior to the occurrence of an event of default and acceleration of the maturity of the Notes and after the payment to the Servicer of any accrued and unpaid servicing fees and reimbursement of any servicer advances required to be reimbursed, Available Amounts and any amount withdrawn from the Reserve Account will be applied in the following order of priority:
(1)	to pay the indenture trustee, all accrued and unpaid trustee fees and expenses (not to exceed $75,000 per annum);

(2)	to pay the Issuing Entity’s administrator, all accrued and unpaid administration fees;

(3)
to pay ratably the amount of interest accrued on each class of Class A Notes during the prior Interest Accrual Period, plus any amount of interest on the Class A Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(4)
to pay principal on the Notes in an amount equal to the excess of the Outstanding Principal Balance of the Class A Notes over the Pool Balance at the end of the related Collection Period, in the manner described under “DESCRIPTION OF THE NOTES—Payments of Principal”;

(5)
to pay the Class B Notes the amount of interest accrued on the Class B Notes during the prior Interest Accrual Period, plus any amount of interest on the Class B Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(6)
to pay principal on the Notes in an amount equal to the excess of the Outstanding Principal Balance of the Class A Notes and the Class B Notes over the Pool Balance at the end of the related Collection Period, in the manner described under “DESCRIPTION OF THE NOTES—Payments of Principal”;

(7)
to pay the Class C Notes the amount of interest accrued on the Class C Notes during the prior Interest Accrual Period, plus any amount of interest on the Class C Notes that was not paid when due (and to the extent permitted by law, any interest on that unpaid amount);

(8)
to pay principal on the Notes in an amount equal to the amount by which the Note Balance of all the Notes exceeds the excess of (x) the Pool Balance at the end of the related Collection Period over (y) the Overcollateralization Amount, in the manner described under “DESCRIPTION OF THE NOTES—Payments of Principal”;

(9)	to pay 50% of the Excess Spread Amount as principal in the manner described under “DESCRIPTION OF THE NOTES—Payments of Principal”;

(10)	to the Reserve Account, the Reserve Account Deficiency, if any;

(11)	to pay the indenture trustee, any accrued and unpaid trustee fees and expenses not previously reimbursed; and

(12)	to the Issuing Entity, the remaining balance, if any;
provided that after the occurrence of an event of default, no cap will apply to trustee fees and expenses payable to the indenture trustee pursuant to clause (1) above, whether or not the maturity of the Notes has been accelerated.
            Pursuant to the Issuing Entity limited liability company agreement, the Issuing Entity will distribute to the Depositor, as its sole member, amounts available to the Issuing Entity pursuant to clause (12) above. Pursuant to the Depositor’s limited liability company agreement, the Depositor will distribute to GE Capital any amount so received.
            After an event of default and acceleration of the maturity of the Notes (and, if any Notes remain outstanding, on and after their Maturity Date), payments will be made first in accordance with clauses (1) through (2) above (except that, to the extent a cap on trustee fees and expenses is applicable under the priority of payments above, the cap on trustee fees and expenses will not apply), then to the Class A Noteholders, ratably, until the accrued and unpaid interest has been paid in full, then to the Class A-1 Noteholders until the Outstanding Principal Balance of the Class A-1 Notes has been paid in full, then to the Class A-2 Noteholders, the Class A-3 Noteholders and the Class A-4 Noteholders, ratably, until the Outstanding Principal Balance of each of the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes has been paid in full, then to the Class B Noteholders until the accrued and unpaid interest and Outstanding Principal Balance of the Class B Notes has been paid in full and then to the Class C Noteholders until the accrued and unpaid interest and Outstanding Principal Balance of the Class C Notes has been paid in full.
            You should note, however, that until the later of the redemption date or Maturity Date for any class of Notes, the amount of principal due to noteholders will generally be limited to amounts available for that purpose. Therefore, the failure to pay principal on a class of Notes generally will not result in the occurrence of an event of default until the later of the redemption date or Maturity Date for that class of Notes.
Reserve Account
            On the Closing Date, an amount equal to 1.25% of the initial aggregate Loan Value will be deposited from the proceeds of the issuance of the Notes into the Reserve Account. On subsequent Payment Dates, the Required Reserve Account Amount will equal the lesser of (i) the Outstanding Principal Balance of the Notes and (ii) 2.00% of the initial aggregate Loan Value. The Reserve Account will not be fully funded on the Closing Date. On subsequent Payment Dates, Available Amounts will be deposited in the Reserve Account until the balance of the Reserve Account equals the Required Reserve Account Amount. To the extent that the Available Amounts on any Payment Date are insufficient to make the payments under clauses (1) through (8) under the heading “Priority of Payments” above, or if collections on any Payment Date are insufficient to pay any accrued and unpaid servicing fees the amount of such deficiency shall be withdrawn from the Reserve Account up to the Available Reserve Account Amount and such funds shall be applied first to pay the Servicer any accrued and unpaid servicing fees and then in accordance with clauses (1) through (8) under such heading. To the extent there is a Reserve Account Deficiency, the Reserve Account Deficiency will be funded to the Reserve Account from Available Amounts in the priority described under the heading “Priority of Payments” above. To the extent that the Available Reserve Account Amount exceeds the Required Reserve Account Amount, the Reserve Account may be stepped-down. To achieve this, the Excess Reserve will be withdrawn from the Reserve Account and deposited in the Collection Account prior to the applicable Payment Date.

LEGAL PROCEEDINGS
            There are no legal proceedings pending (or contemplated, in the case of proceedings by governmental authorities) against any of GE Capital, CEF Equipment Holding, L.L.C., the indenture trustee, the Issuing Entity or the other parties described in Item 1117 of Regulation AB or to which any of their respective property is subject, that would have a material adverse impact on investors of the Notes.
LEGAL INVESTMENT
            The Class A-1 Notes will be structured to be “eligible securities” for purchase by money market funds under paragraph (a)(12) of Rule 2a-7 under the Investment Company Act of 1940, as amended. Rule 2a-7 includes additional criteria for investments by money market funds, some of which have recently been amended, including additional requirements relating to portfolio maturity, liquidity, risk diversification, and the rating agencies rating the securities. If you are a money market fund contemplating a purchase of Class A-1 Notes, you or your advisor should consider the requirements of Rule 2a-7 before making a purchase.
CAPITAL REQUIREMENTS DIRECTIVE
            None of the sponsor, the originator, the Depositor, the Servicer, the administrator, the Issuing Entity or the indenture trustee makes any representation or agreement that it is undertaking or will have undertaken to comply with the requirements of Article 122a of the Capital Requirements Directive 2006/48/EC (as amended by Directive 2009/111/EC) (“CRD”). Noteholders are responsible for analyzing their own regulatory position and are advised to consult with their own advisors regarding the suitability of the notes for investment and compliance with the CRD.
U.S. FEDERAL INCOME TAX CONSEQUENCES
            Mayer Brown LLP, special tax counsel to the Depositor, will deliver an opinion for U.S. federal income tax purposes, that the Class A Notes will be treated as debt. Each noteholder, by the acceptance of a Class A Note, will agree to treat that Note as debt for federal, state and local income and franchise tax purposes.
            Mayer Brown LLP, will deliver an opinion that the Issuing Entity will not be characterized as an association (or publicly traded partnership) taxable as a corporation.
            See “U.S. Federal Income Tax Consequences” and “State Tax Consequences” in the prospectus accompanying this prospectus supplement.
CERTAIN ERISA CONSIDERATIONS
            Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code, as amended (the “Code”) prohibit pension, profit-sharing or other employee benefit plans as defined in Section 3(3) of ERISA that are subject to Title I of ERISA, individual retirement accounts, specified types of Keogh plans or other plans as defined in Section 4975 of the Code that are subject to Section 4975 of the Code, and other entities, such as collective investment funds or insurance company general or separate accounts that are deemed to hold “plan assets” of these plans and accounts (each of the foregoing, a “Benefit Plan Investor”) from engaging in specified transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan Investor. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Benefit Plan Investor. In addition, Title I of ERISA also requires fiduciaries of a Benefit Plan Investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.
            Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of governmental or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code discussed herein.
            Certain transactions involving the purchase, holding or transfer of the Class A Notes might be deemed to constitute or result in prohibited transactions under ERISA and the Code with respect to a Benefit Plan Investor that purchased Class A Notes if assets of the issuing entity were deemed to be assets of the Benefit Plan Investor. Under a regulation issued by the United States Department of Labor (as modified by Section 3(42) of ERISA) (the “Regulation”), the assets of the issuing entity would be treated as plan assets of a Benefit Plan Investor for the purposes of ERISA and the Code only if the Benefit Plan Investor acquired an “equity interest” in the issuing entity and none of the exceptions to plan assets contained in the Regulation was applicable. An equity interest is defined under the Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, assuming the Class A Notes constitute debt for local law purposes, the issuing entity believes that, at the time of their issuance, the Class A Notes should not be treated as an equity interest in the issuing entity for purposes of the Regulation. This determination is based in part upon the traditional debt features of the Class A Notes, including the reasonable expectation of purchasers of Class A Notes that the Class A Notes will be repaid when due, as well as the absence of conversion rights, warrants or other typical equity features. The debt treatment of the Class A Notes for ERISA purposes could change if the issuing entity incurs losses. This risk of recharacterization is enhanced for notes that are subordinated to other classes of notes.
            However, without regard to whether the Class A Notes are treated as an equity interest for purposes of the Regulation, the acquisition or holding of Class A Notes by, or on behalf of, a Benefit Plan Investor could be considered to give rise to a prohibited transaction if the issuing entity, the depositor, the originator, the servicer, any sub-servicer, the underwriters, the managing member, the indenture trustee, or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Benefit Plan Investor. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of Class A Notes by a Benefit Plan Investor depending on the type and circumstances of the plan fiduciary making the decision to acquire such Class A Notes. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers”; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” In addition to the class exemptions listed above, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptions for prohibited transactions between a Benefit Plan Investor and a person or entity that is a party in interest to such Benefit Plan Investor solely by reason of providing services to the Benefit Plan Investor (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Benefit Plan Investor involved in the transaction), provided that there is adequate consideration for the transaction. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions. There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the Class A Notes and prospective purchasers that are Benefit Plan Investors should consult with their advisors regarding the applicability of any such exemption.
            By acquiring a Offered Note, each purchaser and transferee will be deemed to represent, warrant and covenant that either (i) it is not acquiring the Offered Note with the assets of a Benefit Plan Investor or any governmental plan, non-U.S. plan or church plan that is subject to a law that is substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”) or (ii) (x) such Offered Note is rated at least “BBB-” or its equivalent by a nationally recognized statistical rating organization at the time of purchase or transfer and (y) the acquisition, holding and disposition of the Offered Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or result in a violation of Similar Law. Benefit Plan Investors may not acquire the notes at any time that the notes do not have a current investment grade rating from a nationally recognized statistical rating agency.
            A plan fiduciary considering the purchase of Class A Notes should consult its legal and tax advisors with respect to the potential applicability of ERISA and the Code to such investments and the consequences of such an investment under ERISA and the Code. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of ERISA, an investment in the Class A Notes or an interest therein is appropriate for the Benefit Plan Investor, taking into account the overall investment policy of the Benefit Plan Investor and the composition of the Benefit Plan Investor’s investment portfolio.
            NONE OF THE ISSUING ENTITY, THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, ANY SUB-SERVICER, THE UNDERWRITERS, THE MANAGING MEMBER, THE INDENTURE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR EMPLOYEES WILL ACT AS A FIDUCIARY TO ANY BENEFIT PLAN INVESTOR WITH RESPECT TO THE BENEFIT PLAN INVESTOR’S DECISION TO INVEST IN THE CLASS A NOTES. EACH FIDUCIARY OR OTHER PERSON WITH INVESTMENT RESPONSIBILITIES OVER THE ASSETS OF A BENEFIT PLAN INVESTOR CONSIDERING AN INVESTMENT IN THE CLASS A NOTES MUST CAREFULLY CONSIDER THE ABOVE FACTORS BEFORE MAKING AN INVESTMENT. FIDUCIARIES OF BENEFIT PLAN INVESTORS CONSIDERING THE PURCHASE OF CLASS A NOTES SHOULD CONSULT ITS LEGAL ADVISORS REGARDING WHETHER THE ASSETS OF THE ISSUING ENTITY WOULD BE CONSIDERED PLAN ASSETS, THE POSSIBILITY OF EXEMPTIVE RELIEF FROM THE PROHIBITED TRANSACTION RULES AND OTHER ISSUES AND THEIR POTENTIAL CONSEQUENCES.
            For additional information regarding treatment of the notes under ERISA, see “ERISA CONSIDERATIONS” in the prospectus accompanying this prospectus supplement.
UNDERWRITING
            Subject to the terms and conditions set forth in an underwriting agreement relating to the Class A Notes, we have agreed to cause the Issuing Entity to issue to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the principal amount of the Class A Notes set forth opposite its name below:

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$123,540,000	$96,262,600	$102,868,000	$34,521,600
Citigroup Global Markets Inc.	$63,900,000	$49,791,000	$53,208,000	$17,856,000
CastleOak Securities, L.P.	$12,780,000	$9,958,200	$10,641,600	$3,571,200
RBS Securities Inc.	$12,780,000	$9,958,200	$10,641,600	$3,571,200

Total	$213,000,000	$165,970,000	$177,360,000	$59,520,000

            The underwriters of the Class A Notes have advised us that they propose initially to offer the Class A Notes to the public at the prices set forth herein, and to certain dealers at such prices less the initial concession not in excess of the percentages set forth in the following table. The underwriters and such dealers may re-allow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the Class A Notes, the public offering prices and the concessions referred to in this paragraph may be changed.

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes

Concessions	0.070%	0.139%	0.181%	0.192%
Reallowances	0.035%	0.069%	0.090%	0.096%
            In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with GE Capital and its affiliates.
            Citigroup Global Markets, Inc., one of the underwriters of the Class A Notes, is an affiliate of Citibank, N.A., the indenture trustee.
            The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or a dealer when the Class A Notes originally sold by that underwriter or dealer are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time. The underwriting agreement provides that the Depositor and the sponsor will indemnify the underwriters and that under limited circumstances, the underwriters will indemnify the Depositor and the sponsor against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments made in respect thereof.
            The Class B Notes and the Class C Notes will be initially held by an affiliate of the Depositor, and may be offered by such affiliate from time to time directly or through an underwriter or agent in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. However, there is currently no underwriting agreement in effect for the Class B Notes or the Class C Notes. Proceeds to that affiliate from any sale of the Class B Notes and the Class C Notes will equal the respective purchase price paid by their purchaser, net of any expenses payable by that affiliate and any compensation payable to any underwriter or agent.
LEGAL MATTERS
            Mayer Brown LLP, New York, New York, will pass upon some legal matters with respect to the Notes, including the material U.S. federal income tax matters, for the Issuing Entity, Depositor, sponsor and Servicer. Bingham McCutchen LLP, New York, New York will act as counsel to the underwriters.
WHERE YOU CAN FIND MORE INFORMATION
            We filed a registration statement relating to the Notes with the Securities and Exchange Commission (the “Commission”). This prospectus supplement is part of the registration statement, but the registration statement includes additional information.
            For so long as the Issuing Entity is required to file reports with the Commission under the Securities Exchange Act of 1934, the Issuing Entity’s annual report on Form 10-K, distribution reports on Form 10-D, current reports on Form 8-K and amendments to those reports will be prepared by the administrator on behalf of the Issuing Entity and filed with the Commission. The name of the Issuing Entity under which these reports will be filed is GE Equipment Transportation LLC, Series 2011-1 and the Commission file number for the Depositor is 333-160604. See also “Administrative Information About the Securities Reports to Securityholders” in the accompanying prospectus for a more detailed description of noteholder reports. These reports will be available online at http://www.Syndtrak.com. For purposes of any electronic version of this prospectus supplement, the preceding uniform resource locator, or URL, is an inactive textual reference only. Steps have been taken to ensure that this URL reference was inactive at the time the electronic version of this prospectus supplement was created. Passwords for this website can be obtained by contacting Investor Relations at (203) 357-4328.
            You may read and copy any reports, statements or other information we file at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (202) 551-8090. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s Internet site is www.sec.gov.

INDEX OF TERMS

Page

APR	S-40
Available Amounts	S-48
Available Reserve Account Amount	S-40
Benefit Plan Investor	S-50
Business Day	S-40
Class A Noteholder	S-40
Class A Notes	S-40
Class A-1 Noteholder	S-41
Class A-1 Notes	S-41
Class A-2 Noteholder	S-41
Class A-2 Notes	S-41
Class A-3 Noteholder	S-41
Class A-3 Notes	S-41
Class A-4 Noteholder	S-41
Class A-4 Notes	S-41
Class B Noteholder	S-41
Class B Notes	S-41
Class C Noteholder	S-41
Class C Notes	S-41
Closing Date	S-41
Code	S-50
Collection Account	S-41
Collection Period	S-41
Commission	S-53
CPR	S-31
CRD	S-50
Credit and Collection Policy	S-41
Defaulted Loan	S-41
Delinquent Loan	S-41
Depositor	S-18
Dodd-Frank Act	S-11
Economic Crisis	S-12
Equipment	S-41
Equipment Loans	S-19
ERISA	S-50
Excess Reserve	S-42
Excess Spread Amount	S-42
GE Capital	S-11, S-18
Interest Accrual Period	S-39
Investment Earnings	S-42
Liquidated Loan	S-42
Liquidation Proceeds	S-42
Loan	S-42
Loan Value	S-19
Maturity Date	S-40
Note Balance	S-42
Note Distribution Account	S-42
Notes	S-42
NRSRO	S-10
Obligor	S-42
Outstanding Principal Balance	S-42
Overcollateralization Amount	S-42

Payment Date	S-42
Pool Balance	S-42
Precomputed Loan	S-42
PTCE	S-51
Purchase Amount	S-43
Purchased Loan	S-43
Recoveries	S-43
Regulation	S-51
Required Reserve Account Amount	S-43
Reserve Account	S-43
Reserve Account Deficiency	S-43
Scheduled Payment	S-43
SEC	S-11
Servicer	S-19
Similar Law	S-51
Simple Interest Loan	S-43
Static Pool Data	S-27
Transfer Date	S-43

SCHEDULE I
STATIC POOL DATA
            As used in the Static Pool Data, a receivable is considered to be “31 to 60 days,” “61 to 90 days,” “91 to 120 days,” “121 to 150 days,” “151 to 180 days” and “181+ days” delinquent when a payment due on any due date remains unpaid as of the close of business on the business day immediately following the monthly due date. The determination as to whether a receivable falls into this category is made as of the close of business on the last business day of each month
            From time to time, the Servicer will modify a contract under which a receivable arises, recasting monthly payments for delinquent borrowers who have experienced financial difficulties. Upon such modification, the related receivable will no longer be classified as delinquent. A description of GE Capital’s loss mitigation strategy can be found at “ORIGINATION OF LOANS—Delinquency and Loss Mitigation Strategy” in the accompanying prospectus.

Summary of Prior Pools
As of respective Cut-off Date

	GE	GE	GE
	Commercial	Commercial	Commercial	GE	GE	GE	GE
	Equipment	Equipment	Equipment	Equipment	Equipment	Equipment	Equipment
	Financing	Financing	Financing	Midticket	Midticket	Midticket	Midticket
	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series
	2003-1	2004-1	2005-1	2006-1	2007-1	2009-1	2010-1
Closing Date	9/23/2003	11/16/2004	6/16/2005	12/14/2006	11/20/2007	9/11/2009	9/29/2010
Cut-off Date	8/2/2003	9/24/2004	5/6/2005	11/4/2006	9/29/2007	8/1/2009	8/28/2010
Original Pool Balance	$376,946,369	$840,347,214	$654,062,078	$1,053,773,885	$1,137,360,451	$618,399,513	$759,165,132
% of Pool Balance - Fixed Rate	49.76%	55.23%	73.32%	91.51%	97.26%	100.00%	100.00%
% of Pool Balance - Floating Rate	50.24%	44.77%	26.68%	8.49%	2.74%	0.00%	0.00%
Original Number of Contracts	600	1,215	1,031	2,220	7,127	5,666	3,148
Average Receivable Balance	$628,244	$691,644	$634,396	$474,673	$159,585	$109,142	$241,158
Weighted Average Original Term	57.50	59.50	58.40	64.04	62.75	61.50	65.41
Weighted Average Remaining Term	48.20	52.40	53.50	54.58	56.31	48.62	54.34
Contract Rate - Fixed - (% of Pool Balance)
Less than 3.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.42%	2.01%
3.00% - 3.99%	0.00%	0.74%	0.00%	0.00%	0.00%	0.00%	1.12%
4.00% - 4.99%	10.86%	13.58%	5.20%	0.05%	0.03%	0.72%	2.27%
5.00% - 5.99%	42.82%	44.67%	36.93%	8.40%	1.14%	5.10%	8.12%
6.00% - 6.99%	28.50%	25.31%	39.39%	37.26%	27.22%	25.41%	24.29%
7.00% - 7.99%	12.53%	11.70%	16.57%	42.50%	47.49%	21.46%	33.62%
8.00% - 8.99%	4.75%	3.50%	1.47%	9.51%	17.50%	17.71%	16.59%
9.00% - 9.99%	0.05%	0.48%	0.35%	2.15%	4.56%	14.81%	8.17%
10.00% or Greater	0.49%	0.02%	0.10%	0.13%	2.06%	13.38%	3.81%
Gross Margin - Floating - (% of Pool Balance)
0.00% - 0.99%	0.54%	0.39%	1.39%	4.48%	0.00%	0.00%	0.00%
1.00% - 1.99%	12.27%	13.08%	17.44%	19.70%	34.26%	0.00%	0.00%
2.00% - 2.99%	58.13%	46.13%	49.84%	51.13%	50.25%	0.00%	0.00%
3.00% - 3.99%	26.94%	34.01%	26.67%	24.64%	9.36%	0.00%	0.00%
4.00% - 4.99%	1.83%	6.25%	4.65%	0.05%	6.14%	0.00%	0.00%
5.00% or Greater	0.30%	0.15%	0.00%	0.00%	0.00%	0.00%	0.00%
Geographic Distribution (% of Pool Balance) Top 5 States
Top 1 State %	California - 14.18%	California - 13.24%	California - 13.8%	California - 18.34%	Texas - 12.34%	California - 15.95%	Illinois - 11.38%
Top 2 State %	Michigan - 8.77%	Illinois - 7.90%	Texas - 7.49%	Texas - 7.91%	California - 10.48%	Texas- 11.43%	California - 9.97%
Top 3 State %	Illinois - 8.66%	Minnesota - 6.85%	New Jersey - 6.18%	New Jersey - 5.03%	Illinois - 5.34%	New York - 7.46%	Texas- 9.36%
Top 4 State %	Minnesota - 7.52%	Michigan - 6.68%	Michigan - 5.82%	Illinois - 5.00%	New York - 5.13%	Illinois - 5.79%	New York - 5.49%
Top 5 State %	Texas - 6.78%	Texas - 6.27%	Florida - 5.52%	Michigan - 4.51%	Florida - 5.03%	Florida - 3.80%	Oregon - 4.17%
Equipment Type (% of Pool Balance)
Transportation Equipment	34.43%	34.32%	45.38%	48.33%	49.79%	51.22%	45.28%
Industrial Equipment	25.99%	25.42%	17.00%	17.05%	17.62%	15.30%	27.71%
Furniture & Fixtures	17.03%	6.89%	13.44%	8.69%	4.74%	4.92%	5.15%
Construction Equipment	16.10%	14.40%	12.23%	12.52%	14.02%	10.01%	9.66%

Summary of Prior Pools
As of respective Cut-off Date

	GE	GE	GE
	Commercial	Commercial	Commercial	GE	GE	GE	GE
	Equipment	Equipment	Equipment	Equipment	Equipment	Equipment	Equipment
	Financing	Financing	Financing	Midticket	Midticket	Midticket	Midticket
	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series	LLC, Series
	2003-1	2004-1	2005-1	2006-1	2007-1	2009-1	2010-1
Technology & Telecommunications Equipment	3.79%	8.93%	3.35%	4.56%	4.66%	4.00%	2.68%
Printing Presses	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	3.66%
Maritime Assets	0.27%	3.01%	3.83%	6.07%	2.62%	5.35%	2.49%
Other Equipment	2.38%	0.67%	3.07%	2.78%	6.55%	9.20%	3.37%
Medical/Dental Equipment	0.00%	6.36%	1.69%	0.00%	0.00%	0.00%	0.00%
Obligor Industry (% of Pool Balance)
Mining & Construction	20.71%	21.49%	20.60%	18.04%	14.86%	11.53%	7.54%
Transportation	20.36%	26.31%	30.56%	36.71%	40.34%	43.34%	41.30%
Manufacturing	17.28%	11.04%	9.93%	8.59%	9.17%	8.18%	13.44%
Services	14.31%	11.73%	11.95%	15.77%	16.22%	14.66%	9.97%
Agriculture, Forestry & Fishing	8.54%	6.04%	5.20%	5.73%	4.48%	3.27%	12.64%
Printing & Publishing	6.26%	10.15%	12.09%	8.29%	7.54%	8.40%	7.49%
Distribution/Wholesale	5.43%	4.16%	4.52%	4.42%	2.78%	5.98%	3.91%
Retail	4.34%	1.04%	1.90%	1.05%	2.57%	1.93%	2.78%
Electronics	1.82%	1.67%	1.55%	1.12%	0.45%	2.39%	0.00%
Healthcare	0.00%	6.36%	1.69%	0.07%	0.09%	0.25%	0.00%
Other	0.96%	0.00%	0.00%	0.19%	1.50%	0.07%	0.92%

Lifetime CPR
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	6.96%	4.47%	6.73%	6.04%	7.86%	11.33%	0.00%
2	8.41%	6.88%	5.81%	5.86%	6.06%	9.70%	11.30%
3	5.80%	5.78%	5.65%	5.16%	5.40%	11.19%	14.79%
4	6.93%	5.58%	6.57%	4.88%	5.24%	11.12%	15.75%
5	8.31%	6.56%	5.82%	4.72%	6.66%	12.01%	14.64%
6	6.66%	6.23%	5.84%	4.74%	7.64%	10.53%	13.35%
7	8.00%	6.92%	7.37%	5.73%	8.04%	10.53%
8	9.17%	8.14%	7.53%	7.26%	9.22%	10.89%
9	8.46%	8.76%	7.01%	7.44%	8.80%	10.85%
10	7.98%	8.46%	7.92%	7.42%	7.86%	10.79%
11	7.40%	8.32%	7.41%	8.88%	8.62%	11.12%
12	8.52%	9.14%	7.41%	9.43%	9.30%	12.52%
13	8.15%	9.20%	7.32%	10.71%	8.28%	13.04%
14	9.15%	9.63%	6.97%	10.47%	8.66%	13.78%
15	9.28%	10.29%	6.71%	10.84%	7.94%	12.79%
16	10.92%	9.95%	7.15%	11.59%	7.61%	14.10%
17	11.49%	9.76%	7.14%	12.58%	7.82%	13.63%
18	11.14%	9.34%	7.77%	13.39%	7.87%	14.75%
19	11.29%	10.29%	7.59%	14.43%	7.72%	14.73%
20	10.79%	9.92%	7.68%	14.75%	7.74%
21	10.17%	10.21%	7.34%	15.04%	7.94%
22	11.28%	10.33%	7.44%	15.60%	7.64%
23	12.29%	10.37%	7.47%	15.71%	7.86%
24	12.46%	10.26%	8.24%	15.87%	8.01%
25	12.72%	10.47%	8.06%	16.19%	7.96%
26	12.62%	10.33%	8.86%	16.14%	8.19%
27	12.40%	10.48%	8.55%	16.16%	7.88%
28	14.12%	10.22%	8.83%	16.28%	7.73%
29	14.01%	10.37%	8.66%	16.36%	7.86%
30	14.13%	10.61%	9.32%	16.88%	8.40%
31	14.47%	12.15%	9.71%	17.35%	8.09%
32	14.27%	12.29%	9.61%	17.76%	8.50%
33	15.22%	13.42%	9.44%	18.37%	8.77%
34	14.83%	13.41%	9.26%	18.65%	9.73%
35	15.55%	13.59%	9.64%	19.35%	9.90%
36	16.15%	13.47%	9.65%	20.58%	10.31%
37	16.06%	13.42%	9.75%	21.37%	9.95%
38	15.97%	14.01%	10.07%	21.66%	10.46%
39	15.66%	13.90%	10.58%	22.07%	10.12%
40	15.75%	13.72%	10.60%	22.53%	10.05%
41	15.16%	13.60%	10.52%	23.38%	9.96%
42		13.50%	11.28%	23.63%
43		13.27%	11.81%	24.82%
44		13.06%	11.04%	25.41%
45		12.84%	10.74%	26.21%
46		12.47%	11.05%	26.61%
47		12.26%	11.39%	27.28%
48		11.92%	11.70%	28.00%
49			11.79%	30.12%

Cumulative Net Loss
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.02%	0.01%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.02%	0.03%	0.00%
5	0.00%	0.00%	0.00%	0.00%	0.03%	0.04%	0.00%
6	0.00%	0.00%	0.00%	0.00%	0.03%	0.10%	0.01%
7	0.00%	0.00%	0.01%	0.00%	0.06%	0.18%
8	0.00%	0.00%	0.01%	0.00%	0.08%	0.20%
9	0.00%	0.00%	0.01%	0.00%	0.11%	0.21%
10	0.00%	0.00%	0.01%	0.00%	0.14%	0.29%
11	0.00%	0.00%	0.03%	0.00%	0.18%	0.29%
12	0.00%	0.00%	0.03%	0.01%	0.23%	0.30%
13	0.00%	0.00%	0.01%	0.02%	0.26%	0.30%
14	0.00%	0.00%	0.01%	0.02%	0.37%	0.56%
15	0.00%	0.00%	0.01%	0.02%	0.40%	0.60%
16	0.00%	0.00%	0.01%	0.02%	0.42%	0.62%
17	0.00%	0.01%	0.01%	0.09%	0.46%	0.63%
18	0.00%	0.01%	0.01%	0.12%	0.54%	0.67%
19	0.00%	0.01%	0.01%	0.12%	0.59%	0.65%
20	0.00%	0.01%	0.01%	0.13%	0.64%
21	0.00%	0.01%	0.01%	0.11%	0.66%
22	0.00%	0.01%	0.01%	0.12%	0.71%
23	0.00%	0.01%	0.38%	0.12%	0.75%
24	0.00%	0.01%	0.38%	0.13%	0.91%
25	0.00%	0.01%	0.38%	0.15%	0.99%
26	0.00%	0.01%	0.38%	0.15%	1.05%
27	0.00%	0.01%	0.38%	0.15%	1.10%
28	0.05%	0.01%	0.38%	0.16%	1.12%
29	0.05%	0.01%	0.34%	0.15%	1.23%
30	0.04%	0.11%	0.37%	0.15%	1.27%
31	0.04%	0.11%	0.37%	0.15%	1.34%
32	0.04%	0.14%	0.37%	0.15%	1.52%
33	0.04%	0.14%	0.38%	0.15%	1.62%
34	0.04%	0.14%	0.37%	0.21%	1.67%
35	0.04%	0.14%	0.37%	0.24%	1.69%
36	0.04%	0.14%	0.37%	0.24%	1.82%
37	0.05%	0.14%	0.37%	0.35%	1.84%
38	0.05%	0.12%	0.37%	0.35%	1.88%
39	0.05%	0.12%	0.37%	0.38%	1.86%
40	0.05%	0.12%	0.37%	0.40%	1.87%
41	0.05%	0.13%	0.37%	0.40%	1.87%
42		0.13%	0.38%	0.40%
43		0.13%	0.38%	0.47%
44		0.13%	0.38%	0.47%
45		0.13%	0.38%	0.47%
46		0.13%	0.38%	0.47%
47		0.16%	0.38%	0.53%
48		0.16%	0.42%	0.53%
49			0.42%	0.53%

Monthly Delinquencies 31-60 Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.15%	0.02%	0.00%	0.11%	0.20%	0.02%
2	0.00%	0.00%	0.00%	0.00%	0.34%	0.53%	0.13%
3	0.00%	0.16%	0.00%	0.00%	0.40%	0.44%	0.04%
4	0.06%	0.21%	0.02%	0.15%	0.39%	0.64%	0.02%
5	0.14%	0.37%	0.00%	0.24%	0.44%	0.38%	0.06%
6	0.00%	0.05%	0.00%	0.02%	0.65%	1.37%	0.20%
7	0.35%	0.01%	0.02%	0.13%	1.17%	0.95%
8	0.15%	0.45%	0.01%	0.01%	0.91%	0.69%
9	1.37%	0.37%	0.22%	0.00%	0.42%	0.43%
10	1.39%	0.04%	0.13%	0.15%	0.73%	0.51%
11	1.79%	0.02%	0.40%	0.03%	0.53%	1.11%
12	1.77%	0.14%	0.00%	0.12%	0.64%	0.38%
13	0.25%	0.01%	0.00%	0.46%	1.07%	0.99%
14	0.00%	0.59%	0.05%	0.40%	1.01%	0.85%
15	0.09%	0.14%	0.00%	0.33%	0.42%	1.24%
16	0.00%	0.23%	0.00%	0.16%	1.68%	0.45%
17	0.00%	0.11%	0.27%	0.45%	3.23%	0.20%
18	0.11%	0.00%	0.02%	0.52%	1.30%	1.00%
19	1.91%	0.02%	0.00%	0.95%	2.38%	1.36%
20	0.00%	0.00%	0.00%	0.51%	0.99%
21	0.14%	0.11%	0.32%	0.13%	1.49%
22	0.29%	0.00%	0.03%	0.41%	1.24%
23	0.21%	0.53%	0.00%	0.30%	2.04%
24	0.17%	0.00%	0.26%	0.71%	1.07%
25	0.35%	0.14%	0.22%	0.32%	1.64%
26	1.24%	0.36%	0.53%	0.87%	1.28%
27	0.16%	0.00%	0.30%	1.35%	2.28%
28	0.85%	0.03%	0.08%	1.80%	3.75%
29	0.02%	0.01%	0.05%	1.41%	2.88%
30	0.01%	0.21%	0.00%	1.59%	1.66%
31	0.00%	0.17%	0.00%	0.72%	1.00%
32	0.00%	0.11%	0.06%	0.64%	1.57%
33	0.20%	0.26%	0.01%	0.27%	1.58%
34	0.21%	0.00%	0.47%	0.48%	1.35%
35	0.00%	0.27%	0.82%	0.36%	1.37%
36	0.23%	0.18%	0.15%	0.62%	0.81%
37	0.23%	0.21%	0.17%	0.16%	1.83%
38	0.00%	1.37%	0.11%	0.59%	1.11%
39	0.00%	0.08%	0.00%	0.82%	0.41%
40	0.00%	1.72%	0.43%	1.37%	5.68%
41	0.00%	1.41%	0.16%	0.45%	2.21%
42		0.03%	0.29%	0.67%
43		2.09%	0.18%	0.24%
44		2.30%	0.29%	0.29%
45		1.49%	0.58%	0.42%
46		0.08%	0.94%	0.50%
47		1.66%	0.35%	1.06%
48		0.00%	0.40%	2.01%
49			0.06%	0.18%

Monthly Delinquencies 61-90 Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.07%	0.01%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.06%	0.11%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.10%	0.48%	0.05%
4	0.00%	0.00%	0.00%	0.00%	0.15%	0.02%	0.08%
5	0.07%	0.06%	0.00%	0.00%	0.25%	0.57%	0.04%
6	0.00%	0.00%	0.00%	0.00%	0.15%	0.45%	0.01%
7	0.00%	0.00%	0.00%	0.01%	0.06%	0.26%
8	0.00%	0.00%	0.02%	0.09%	0.16%	0.66%
9	0.00%	0.46%	0.00%	0.09%	0.08%	0.25%
10	0.00%	0.20%	0.09%	0.00%	0.42%	0.08%
11	0.00%	0.00%	0.00%	0.00%	0.11%	0.12%
12	1.58%	0.00%	0.00%	0.00%	0.11%	1.13%
13	0.00%	0.13%	0.00%	0.04%	0.34%	0.22%
14	0.17%	0.01%	0.00%	0.04%	0.29%	0.24%
15	0.00%	0.61%	0.01%	0.00%	0.96%	0.60%
16	0.00%	0.00%	0.00%	0.24%	0.54%	0.37%
17	0.32%	0.09%	0.00%	0.00%	0.71%	0.43%
18	0.00%	0.02%	0.00%	0.00%	1.36%	0.41%
19	0.00%	0.06%	0.00%	0.09%	0.43%	0.11%
20	1.92%	0.01%	0.00%	0.06%	1.24%
21	0.00%	0.00%	0.00%	0.27%	0.35%
22	0.00%	0.00%	0.09%	0.10%	1.45%
23	0.00%	0.00%	0.00%	0.00%	0.56%
24	0.24%	0.56%	0.00%	0.17%	1.04%
25	0.00%	0.00%	0.00%	0.00%	0.45%
26	0.00%	0.00%	0.00%	0.09%	0.34%
27	1.31%	0.76%	0.00%	0.04%	0.86%
28	0.00%	0.10%	0.00%	0.18%	1.44%
29	0.00%	0.00%	0.00%	0.24%	1.00%
30	0.00%	0.00%	0.00%	0.54%	1.54%
31	0.00%	0.00%	0.00%	0.70%	0.54%
32	0.00%	0.18%	0.00%	0.00%	0.37%
33	0.00%	0.00%	0.00%	0.87%	0.35%
34	0.00%	0.00%	0.08%	0.00%	0.40%
35	0.00%	0.00%	0.41%	0.38%	0.07%
36	0.00%	0.00%	0.00%	0.09%	0.84%
37	0.00%	0.01%	0.33%	0.05%	0.27%
38	0.26%	0.00%	0.00%	0.29%	0.11%
39	0.00%	1.29%	0.28%	0.44%	0.55%
40	0.00%	0.00%	0.00%	0.33%	0.25%
41	0.00%	0.45%	0.00%	0.42%	0.44%
42		0.40%	0.00%	0.38%
43		0.00%	0.00%	1.00%
44		0.37%	0.42%	0.08%
45		0.00%	0.33%	0.15%
46		1.76%	0.16%	0.15%
47		0.00%	0.00%	0.32%
48		0.00%	0.00%	0.31%
49			0.00%	0.00%

Monthly Delinquencies 91-120 Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.04%	0.02%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.05%	0.11%	0.03%
4	0.00%	0.00%	0.00%	0.00%	0.05%	0.44%	0.04%
5	0.00%	0.00%	0.03%	0.00%	0.10%	0.00%	0.00%
6	0.07%	0.00%	0.00%	0.00%	0.12%	0.01%	0.04%
7	0.00%	0.00%	0.00%	0.00%	0.17%	0.29%
8	0.00%	0.00%	0.00%	0.00%	0.03%	0.09%
9	0.00%	0.16%	0.00%	0.00%	0.11%	0.56%
10	0.00%	0.15%	0.00%	0.09%	0.07%	0.20%
11	0.00%	0.03%	0.00%	0.15%	0.20%	0.07%
12	0.00%	0.00%	0.01%	0.10%	0.25%	0.04%
13	1.55%	0.00%	0.00%	0.05%	0.09%	0.48%
14	0.00%	0.03%	0.00%	0.01%	0.18%	0.88%
15	0.00%	0.01%	0.05%	0.04%	0.25%	0.04%
16	0.00%	0.58%	0.00%	0.00%	0.24%	0.19%
17	0.00%	0.00%	0.00%	0.03%	0.45%	0.43%
18	0.00%	0.09%	0.00%	0.00%	0.81%	0.09%
19	0.00%	0.00%	0.00%	0.00%	0.92%	0.26%
20	0.00%	0.00%	0.00%	0.08%	0.13%
21	1.93%	0.01%	0.00%	0.06%	1.01%
22	0.00%	0.00%	0.00%	0.29%	0.36%
23	0.00%	0.00%	0.09%	0.16%	0.97%
24	0.00%	0.00%	0.00%	0.00%	0.60%
25	0.00%	0.59%	0.00%	0.54%	0.90%
26	0.00%	0.00%	0.00%	0.00%	0.37%
27	0.00%	0.53%	0.00%	0.00%	0.37%
28	0.91%	0.40%	0.00%	0.04%	0.93%
29	0.00%	0.10%	0.03%	0.19%	1.22%
30	0.00%	0.00%	0.00%	0.24%	0.75%
31	0.00%	0.24%	0.00%	0.40%	1.57%
32	0.00%	0.00%	0.00%	0.82%	0.26%
33	0.00%	0.00%	0.00%	0.29%	0.89%
34	0.00%	0.00%	0.00%	0.36%	0.56%
35	0.00%	0.00%	0.07%	0.02%	0.10%
36	0.00%	0.03%	0.41%	0.44%	0.20%
37	0.00%	0.00%	0.00%	0.01%	0.86%
38	0.00%	0.19%	0.00%	0.02%	0.74%
39	0.28%	0.00%	0.00%	0.00%	0.14%
40	0.00%	0.00%	0.30%	0.37%	0.02%
41	0.00%	0.00%	0.00%	0.13%	0.03%
42		0.05%	0.00%	0.38%
43		0.45%	0.00%	0.00%
44		0.00%	0.00%	0.64%
45		0.79%	0.00%	0.03%
46		0.00%	0.36%	0.00%
47		0.00%	0.09%	0.16%
48		1.73%	0.00%	0.00%
49			0.00%	0.36%

Monthly Delinquencies 121-150 Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.03%	0.02%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.02%	0.29%	0.00%
5	0.00%	0.00%	0.00%	0.00%	0.05%	0.41%	0.04%
6	0.00%	0.00%	0.03%	0.00%	0.09%	0.16%	0.00%
7	0.00%	0.00%	0.03%	0.00%	0.03%	0.02%
8	0.00%	0.00%	0.00%	0.00%	0.15%	0.11%
9	0.00%	0.00%	0.00%	0.00%	0.10%	0.28%
10	0.00%	0.00%	0.00%	0.00%	0.02%	0.51%
11	0.00%	0.15%	0.00%	0.00%	0.05%	0.25%
12	0.00%	0.03%	0.00%	0.00%	0.13%	0.04%
13	0.00%	0.00%	0.00%	0.05%	0.23%	0.05%
14	0.00%	0.00%	0.00%	0.05%	0.21%	0.01%
15	0.00%	0.03%	0.00%	0.01%	0.18%	0.57%
16	0.00%	0.01%	0.00%	0.05%	0.24%	0.06%
17	0.00%	0.61%	0.00%	0.00%	0.21%	0.19%
18	0.00%	0.00%	0.00%	0.00%	0.31%	0.34%
19	0.00%	0.00%	0.00%	0.00%	1.21%	0.09%
20	0.00%	0.00%	0.00%	0.00%	0.64%
21	0.00%	0.00%	0.00%	0.03%	0.31%
22	2.01%	0.01%	0.00%	0.00%	0.77%
23	0.00%	0.00%	0.00%	0.23%	0.65%
24	0.00%	0.00%	0.09%	0.16%	0.76%
25	0.00%	0.00%	0.00%	0.00%	0.46%
26	0.00%	0.00%	0.00%	0.23%	0.88%
27	0.00%	0.00%	0.00%	0.00%	0.27%
28	0.00%	0.00%	0.00%	0.00%	0.30%
29	0.96%	0.42%	0.00%	0.04%	0.15%
30	0.00%	0.11%	0.04%	0.20%	1.22%
31	0.00%	0.00%	0.00%	0.24%	0.46%
32	0.00%	0.25%	0.00%	0.32%	1.04%
33	0.00%	0.00%	0.00%	0.40%	0.17%
34	0.00%	0.00%	0.00%	0.29%	0.48%
35	0.00%	0.00%	0.00%	0.01%	0.42%
36	0.00%	0.00%	0.00%	0.00%	0.01%
37	0.00%	0.03%	0.41%	0.33%	0.13%
38	0.00%	0.00%	0.00%	0.00%	0.83%
39	0.00%	0.20%	0.00%	0.02%	0.75%
40	0.31%	0.00%	0.00%	0.00%	0.65%
41	0.00%	0.00%	0.32%	0.40%	0.03%
42		0.00%	0.00%	0.14%
43		0.00%	0.00%	0.00%
44		0.07%	0.00%	0.00%
45		0.39%	0.00%	0.04%
46		0.84%	0.00%	0.02%
47		0.00%	0.39%	0.00%
48		0.00%	0.02%	0.00%
49			0.00%	0.00%

Monthly Delinquencies 151-180 Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.02%	0.02%	0.00%
5	0.00%	0.00%	0.00%	0.00%	0.03%	0.30%	0.00%
6	0.00%	0.00%	0.00%	0.00%	0.05%	0.26%	0.04%
7	0.00%	0.00%	0.00%	0.00%	0.18%	0.00%
8	0.00%	0.00%	0.03%	0.00%	0.02%	0.00%
9	0.00%	0.00%	0.00%	0.00%	0.06%	0.00%
10	0.00%	0.00%	0.00%	0.00%	0.04%	0.05%
11	0.00%	0.00%	0.00%	0.00%	0.03%	0.52%
12	0.00%	0.08%	0.00%	0.00%	0.05%	0.26%
13	0.00%	0.03%	0.00%	0.00%	0.13%	0.03%
14	0.00%	0.00%	0.00%	0.05%	0.05%	0.05%
15	0.00%	0.00%	0.00%	0.11%	0.07%	0.01%
16	0.00%	0.02%	0.00%	0.01%	0.11%	0.45%
17	0.00%	0.00%	0.00%	0.00%	0.04%	0.04%
18	0.00%	0.00%	0.00%	0.00%	0.15%	0.05%
19	0.00%	0.00%	0.00%	0.00%	0.06%	0.07%
20	0.00%	0.00%	0.00%	0.00%	1.17%
21	0.00%	0.00%	0.00%	0.00%	0.63%
22	0.00%	0.00%	0.00%	0.03%	0.22%
23	0.00%	0.01%	0.00%	0.00%	0.30%
24	0.00%	0.00%	0.00%	0.21%	0.61%
25	0.00%	0.00%	0.10%	0.05%	0.73%
26	0.00%	0.00%	0.00%	0.00%	0.40%
27	0.00%	0.00%	0.00%	0.00%	0.46%
28	0.00%	0.00%	0.00%	0.00%	0.12%
29	0.00%	0.00%	0.00%	0.00%	0.09%
30	0.42%	0.12%	0.00%	0.00%	0.10%
31	0.00%	0.00%	0.02%	0.21%	1.06%
32	0.00%	0.00%	0.00%	0.06%	0.32%
33	0.00%	0.28%	0.00%	0.33%	0.62%
34	0.00%	0.00%	0.00%	0.63%	0.18%
35	0.00%	0.00%	0.00%	0.00%	0.49%
36	0.00%	0.00%	0.00%	0.00%	0.44%
37	0.00%	0.00%	0.00%	0.00%	0.00%
38	0.00%	0.04%	0.43%	0.00%	0.13%
39	0.00%	0.00%	0.00%	0.00%	0.76%
40	0.00%	0.21%	0.00%	0.02%	0.16%
41	0.33%	0.00%	0.00%	0.00%	0.03%
42		0.00%	0.15%	0.42%
43		0.00%	0.00%	0.16%
44		0.00%	0.00%	0.00%
45		0.04%	0.00%	0.00%
46		0.42%	0.00%	0.05%
47		0.50%	0.00%	0.03%
48		0.00%	0.00%	0.00%
49			0.02%	0.00%

Monthly Delinquencies 181+ Days Past Due
As of March 31, 2011

	GE Commercial	GE Commercial	GE Commercial
	Equipment	Equipment	Equipment	GE Equipment	GE Equipment	GE Equipment	GE Equipment
Months from	Financing LLC,	Financing LLC,	Financing LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,	Midticket LLC,
Closing Date	Series 2003-1	Series 2004-1	Series 2005-1	Series 2006-1	Series 2007-1	Series 2009-1	Series 2010-1
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
5	0.00%	0.00%	0.00%	0.00%	0.01%	0.02%	0.00%
6	0.00%	0.00%	0.00%	0.00%	0.04%	0.02%	0.00%
7	0.00%	0.00%	0.00%	0.00%	0.08%	0.38%
8	0.00%	0.00%	0.00%	0.00%	0.18%	0.39%
9	0.00%	0.00%	0.00%	0.00%	0.12%	0.50%
10	0.00%	0.00%	0.00%	0.00%	0.14%	0.12%
11	0.00%	0.00%	0.00%	0.00%	0.15%	0.13%
12	0.00%	0.00%	0.00%	0.00%	0.14%	0.67%
13	0.00%	0.00%	0.00%	0.00%	0.15%	0.95%
14	0.00%	0.03%	0.00%	0.00%	0.10%	0.35%
15	0.00%	0.04%	0.00%	0.00%	0.12%	0.29%
16	0.00%	0.04%	0.00%	0.11%	0.13%	0.28%
17	0.00%	0.02%	0.00%	0.13%	0.20%	0.84%
18	0.00%	0.02%	0.00%	0.00%	0.24%	0.36%
19	0.00%	0.02%	0.00%	0.00%	0.35%	0.58%
20	0.00%	0.02%	0.00%	0.00%	0.33%
21	0.00%	0.02%	0.00%	0.00%	1.51%
22	0.00%	0.02%	0.00%	0.00%	2.10%
23	0.00%	0.00%	0.00%	0.03%	2.30%
24	0.00%	0.01%	0.00%	0.00%	1.07%
25	0.00%	0.01%	0.00%	0.05%	1.59%
26	0.00%	0.01%	0.11%	0.10%	2.28%
27	0.00%	0.01%	0.11%	0.10%	2.67%
28	0.00%	0.00%	0.12%	0.10%	2.43%
29	0.00%	0.00%	0.12%	0.10%	2.33%
30	0.00%	0.00%	0.00%	0.11%	1.90%
31	0.46%	0.12%	0.00%	0.12%	1.95%
32	0.49%	0.13%	0.02%	0.34%	2.40%
33	0.53%	0.00%	0.00%	0.43%	1.98%
34	0.57%	0.29%	0.00%	0.38%	2.19%
35	0.63%	0.01%	0.00%	1.07%	1.78%
36	0.69%	0.01%	0.00%	1.07%	1.82%
37	0.00%	0.00%	0.00%	0.68%	2.23%
38	0.00%	0.00%	0.00%	0.72%	1.90%
39	0.00%	0.04%	0.45%	0.43%	2.13%
40	0.00%	0.00%	0.00%	0.45%	2.20%
41	0.00%	0.23%	0.00%	0.49%	2.87%
42		0.24%	0.00%	0.51%
43		0.26%	0.16%	0.64%
44		0.38%	0.17%	0.84%
45		0.28%	0.12%	0.73%
46		0.34%	0.13%	0.78%
47		0.50%	0.14%	0.05%
48		1.27%	0.15%	0.08%
49			0.17%	0.03%

PROSPECTUS
GE Commercial Equipment Issuing Entities
Asset Backed Notes
Asset Backed Certificates
CEF Equipment Holding, L.L.C.
Depositor
General Electric Capital Corporation
Sponsor and Servicer

Consider carefully the risk factors beginning on page 2 in this prospectus and in your prospectus supplement.
Notes in your series represent debt obligations only of the issuing entity that issues them. Certificates in your series will represent ownership interests only in the issuing entity that issues them. No one else is liable for the payments or distributions due on your securities.
This prospectus may be used to offer and sell any series of securities only if accompanied by the prospectus supplement for that series.
The issuing entity—
•	We, CEF Equipment Holding L.L.C., will form a new trust or limited liability company to issue each series of securities offered by this prospectus and accompanying prospectus supplement for a series.

•	The assets of each issuing entity:
•	will be those described below and will primarily be a pool of equipment loans consisting of loans secured by new or used transportation equipment.

•	will also include amounts on deposit in specified bank accounts and may also include other credit enhancements.
The Securities —
•
will be asset-backed securities issued periodically in designated series of one or more classes. The securities of any series will consist of certificates or notes representing interests in a trust or company and will be paid only from the assets of that trust or company. Each series may include multiple classes of certificates or notes with differing payment terms and priorities. Credit enhancement will be provided for the securities as described in the accompanying prospectus supplement for the related series.

•
if offered by this prospectus and accompanying prospectus supplement for a series, would be expected to be rated in one of the four highest long-term rating categories or the highest short-term rating category by at least one nationally recognized rating agency.

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
June 14, 2011

Important Notice about Information Presented in this
Prospectus and the Accompanying Prospectus Supplement
     We tell you about the securities in two separate documents that progressively provide more detail: (a) this prospectus, which provides general information, some of which may not apply to a particular series of securities, including your series; and (b) the accompanying prospectus supplement, which will describe the specific terms of your series of securities, including:
•	the timing of interest and principal payments on notes and the timing of distributions on certificates;

•	the priority of interest and principal payments on notes and the priority of distributions on certificates;

•	financial and other information about the receivables;

•	information about credit enhancement for each class;

•	the ratings of each class; and

•	the method for selling the securities.
     If the terms of a particular series of securities vary between the prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.
     You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted.
     We include cross-references in this prospectus and in the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Page

SUMMARY: OVERVIEW OF TRANSACTIONS	1

RISK FACTORS	2

You will bear the reinvestment risk and other interest rate risk if receivables are prepaid, repurchased or extended	2

State laws and other factors may impede recovery efforts and affect your issuing entity’s ability to recover the full amount due on the receivables	3

Failure to perfect the assignment of a security interest in any of the equipment could adversely affect the issuing entity’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the equipment and could result in losses on your securities	3

The costs involved in repossessing the equipment upon an obligor default could result in reduced or delayed payments on your securities	5

A failure on the part of the obligors under the contracts to keep the equipment free from liens could adversely affect any repossession of the equipment and result in reduced or delayed payments on your securities	5

Our bankruptcy or the bankruptcy of an originator may cause payment delays or losses	5

The insolvency of an obligor may reduce payments on your securities	6

Possible liability for third party claims may cause payment delays or losses	7

Defaults on the receivables may cause payment delays or losses	7

Transfer of servicing may delay your payments	7

Commingling of payments	7

Losses and delinquencies on the receivables may differ from the originator’s historical loss and delinquency levels	8

CHARACTERISTICS OF THE RECEIVABLES	9

-i-

(continued)

-ii-

SUMMARY: OVERVIEW OF TRANSACTIONS1
     Each series of securities will be issued by a separate issuing entity and will include:
•	one or more classes of notes, representing debt of the issuing entity; and/or

•	one or more classes of certificates, representing ownership interests in the issuing entity.
     Payments on any certificates issued by an issuing entity will be subordinate in priority to payments on the related notes. In addition, if a series includes two or more classes of notes, each class of notes may differ as to timing and priority of payments, seniority, allocations of losses, interest rates or amount of payments in respect of principal or interest and if a series includes two or more classes of certificates, each class of certificates may differ as to timing and priority of distributions, seniority, allocations of losses, distribution rates or distributions of invested amounts in respect of capital. We will disclose the details of these timing, priority and other matters in a prospectus supplement.
     The primary assets of each issuing entity will be a pool of receivables. Each issuance may also include cash reserve accounts or other credit enhancements for the benefit of some or all of the issuing entity’s securities.
     We will sell receivables to each issuing entity on the issuance date for that issuing entity’s securities. In addition, to the extent described in the related prospectus supplement, each issuing entity will have a pre-funding period. In that case, a portion of the cash raised from the issuance of the related securities will be placed in a pre-funding account. The issuing entity will use that cash to buy additional receivables from us during a pre-funding period, which will last not more than one year from the related closing date.
     Each issuing entity’s receivables will be originated directly or indirectly by, or purchased by GE Capital and any other affiliated finance companies as may be specified in your prospectus supplement. We will buy those receivables, directly or indirectly, from the finance companies.
     GE Capital or any other eligible servicer will service receivables that are transferred to the issuing entities under a servicing agreement entered into by each issuing entity, subject to removal upon specified servicer defaults. GE Capital or any other eligible administrator will also act as administrator for each issuing entity.

[1] This chart provides only a simplified overview among the key parties to the transaction. Refer to this prospectus and the accompanying prospectus supplement for further description.

RISK FACTORS
     You should consider the following risk factors in deciding whether to purchase the securities.

You will bear the reinvestment risk and other interest rate risk if receivables are prepaid, repurchased or extended.

The principal payments on any series of notes or the distributions of the invested amounts of any series of certificates on any payment date will depend mostly upon the amount of collections received on that issuing entity’s receivables during the prior fiscal month. As a result, the rate at which payments on the receivables are received will affect the rate at which principal or any invested amount is paid or distributed on the related securities. Each receivable has a fixed payment schedule, but the actual rate at which payments are received may vary from that schedule for a number of reasons.

•
Receivables may be voluntarily prepaid, in full or in part, or obligors may be required to prepay receivables as a result of defaults, casualties to the related equipment, death of an obligor or other reasons. Prepayment rates may be influenced by a variety of factors, and we cannot predict them with any certainty.

•
Upon request of the issuing entity, under certain circumstances we or the servicer of the receivables may be required to repurchase one or more receivables from an issuing entity. In that case, the repurchase price received by the issuing entity will be treated like a prepayment of the receivable. This would happen if we, at the time we sell receivables to the issuing entity, or an originator, at the time it sold receivables to us, made inaccurate representations about a receivable or if the servicer fails to maintain the issuing entity’s perfected security interest in certain types of property.

•
We may purchase all of an issuing entity’s receivables after the issuing entity’s receivables have paid down to 10% of their aggregate pool balance as of the time they were transferred to the issuing entity. In this case, the purchase price received by the issuing entity will be treated like a prepayment of the remaining receivables.

Each prepayment, repurchase or purchase will shorten the average life of the related securities. On the other hand, the payment schedule under a receivable may be extended or revised, which may lengthen the average life of the related securities.

You will bear any reinvestment risks resulting from a faster or slower rate of prepayment, repurchase or extension of receivables held by your issuing entity. If you purchase a security at a discount, you should consider the risk that a slower than anticipated rate of principal payments on your notes or distributions of the invested amounts of your certificates could result in an actual yield that is less than the anticipated yield. Conversely, if you purchase a security at a premium, you should consider the risk that a faster than anticipated rate of principal payments on your notes or distributions of the invested amounts of your certificates could result in an actual yield that is less than the anticipated yield.

State laws and other factors may impede recovery efforts and affect your issuing entity’s ability to recover the full amount due on the receivables.

State laws impose requirements and restrictions on foreclosure sales and obtaining deficiency judgments and may prohibit, limit or delay repossession and sale of equipment to recover losses on non-performing receivables.

Additional factors that may affect your issuing entity’s ability to recoup the full amount due on a receivable include
•	depreciation;

•	damage or loss of any item of equipment; and

•	the application of federal and state bankruptcy and insolvency laws.

As a result, you may be subject to delays in receiving payments on your securities.

Failure to perfect the assignment of a security interest in any of the equipment could adversely affect the issuing entity’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the equipment and could result in losses on your securities.

One or more of the originators will sell the receivables to us and will also assign the related security interests in the equipment to us. In connection with our sale of the receivables to the issuing entity, we will also assign the related security interests in the equipment to the issuing entity which will, in turn, pledge the receivables and assign the related security interests in the equipment to the indenture trustee for your benefit. We will agree to file appropriate financing statements under the applicable uniform commercial code to perfect the security interest of the indenture trustee that may be perfected by such filing for your benefit. Our failure to file appropriate financing statements may result in neither the issuing entity nor the indenture trustee, having a first priority perfected security interest in the receivables or the related equipment.

In addition, the servicer will maintain on our behalf, physical possession of each receivable and any certificate of title relating to the transportation equipment with respect to which ownership and perfection of a security interest is governed by certificate of title laws. Due to administrative burdens and expense, the certificates of title to such transportation equipment will not be amended or reissued to reflect the assignment to the issuing entity or the pledge to the indenture trustee. In the absence of such an amendment to any certificate of title, depending upon the particular state at issue, it is possible that neither the issuing entity nor the indenture trustee, will obtain a perfected security interest in such transportation equipment securing such receivables.
As liquidated damages, upon request of the issuing entity, we will be obligated to purchase any receivable that we sold to the issuing entity, and for which the interests of the issuing entity or indenture trustee are materially and adversely affected by our failure to obtain a first priority perfected security interest in the name of the indenture trustee in such receivable or the equipment relating to such receivable on the closing date (other than as a result of a failure to retitle the lienholder interest in the name of the indenture trustee), if such failure is not cured within the applicable grace period. Upon our request, the applicable originator will have a corresponding repurchase obligation with respect to its transfer to us of the receivables. As liquidated damages, upon request of the issuing entity, the servicer will also be obligated to purchase any receivable sold to the issuing entity by us for which the servicer fails to maintain a perfected security interest in the equipment securing such receivable (other than as a result of the failure to retitle the lienholder interest in the name of the indenture trustee), if such failure materially and adversely affects the interest of the issuing entity or the indenture trustee in such receivable and if such failure is not cured within the applicable grace period. There can be no assurance, however, that we or the servicer, as the case may be, will have the funds available to make any such purchase.
If the issuing entity or the indenture trustee, upon exercising remedies under the indenture, does not have a first priority perfected security interest in any equipment, the ability to realize on such equipment in the event of a default may be adversely affected. To the extent the issuing entity’s security interest in any transportation equipment and the assignment thereof are perfected, the issuing entity or the indenture trustee will have a prior claim over subsequent purchasers of the equipment and holders of subsequently perfected security interests therein. However, as against liens for repairs of any equipement, any unpaid storage charges with respect thereto or for taxes unpaid by an obligor under a receivable or against any equipment, or through fraud or negligence, the issuing entity or the indenture trustee could lose the priority of its security interest or lose its security interest in such transportation equipment. Notwithstanding the foregoing, neither we nor the servicer will have any obligation to repurchase a receivable as to which any of the aforementioned occurrences results in the issuing entity or the indenture trustee’s losing the priority of its security interest or its security interest in such equipment due to the creation of such a lien, or as a result of fraud or negligence (other than our fraud or negligence or the fraud or negligence of the servicer as the case may be) which is proven to have occurred after the closing date.

The costs involved in repossessing the equipment upon an obligor default could result in reduced or delayed payments on your securities.

Upon a default under an equipment loan, the servicer has the right to enforce the issuing entity’s security interest in the related equipment. If a defaulting obligor contests the enforcement of a security interest, it may be difficult, expensive and time-consuming to exercise these rights.

Direct costs may be incurred in connection with repossession of the equipment, which include legal and similar costs and the costs of necessary maintenance to make the equipment available for sale. These could be fairly substantial. In connection with the repossession of the equipment, all outstanding mechanic’s and other liens may be required to be paid as well as, in some jurisdictions, taxes to the extent not paid by the obligor.

The exercise of rights and remedies (including repossession) upon an obligor default under an equipment loan may also be subject to the limitations and requirements of applicable law, including the need to obtain a court order for repossession of the equipment. Accordingly, the issuing entity may be delayed in, or prevented from enforcing, certain of its rights under an equipment loan and in selling the related equipment. These limitations and delays could adversely affect the issuing entity’s ability to make payments on the securities and therefore reduce or delay the amounts available for distribution to you on your securities.

A failure on the part of the obligors under the contracts to keep the equipment free from liens could adversely affect any repossession of the equipment and result in reduced or delayed payments on your securities.

Liens and other charges of detention are likely to arise over the life of the equipment. The sums for which these liens can be asserted may be substantial and in some jurisdictions may exceed the value of the charges incurred by the equipment in respect of which the lien is being asserted. Lienholders may have rights to detain or even, in some circumstances, sell or cause the forfeiture of the equipment. These rights, as well as, in some jurisdictions, repairer’s charges and similar mechanic’s liens, may have priority over the security interest of the issuing entity or the indenture trustee in the equipment subject to the receivables.

Under the terms of the receivables, the obligors will be required to bear responsibility for and discharge all liens of this nature arising during the term of their contracts. However, we cannot assure you that the obligors will comply with their obligations, and any failure to remove a lien could adversely affect the servicer’s ability to repossess or resell the equipment if an obligor defaults.

Our bankruptcy or the bankruptcy of an originator may cause payment delays or losses.

The originators will sell receivables to us, directly or indirectly, and we will in turn sell those receivables to each issuing entity. We intend to structure these transfers in a manner designed to ensure that they are treated as “true sales,” rather than secured loans. However, a court could conclude that we or an originator effectively still own the receivables supporting any series of securities. This could happen if a court presiding over our bankruptcy or the bankruptcy of an originator were to conclude either that the transfers referred to above were not “true sales” or that the bankrupt party and the owner of the receivables should be treated as the same person for bankruptcy purposes. If this were to occur, then you could experience delays or reductions in payments as a result of:

•
the automatic stay which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the United States Bankruptcy Code that permit substitution of collateral;

•
tax or government liens on an originator’s or our property that arose prior to the transfer of a receivable to the issuing entity having a right to be paid from collections before the collections are used to make payments on the securities; or

•
the fact that the issuing entity might not have a perfected interest in (a) transportation equipment subject to certificate of title statutes or (b) any cash collections on the receivables held by the servicer at the time that a bankruptcy proceeding begins. See “Description of the Transaction Agreements — Collections” for a description of the time the servicer is allowed to commingle collections with its funds.

The insolvency of an obligor may reduce payments on your securities.

If an obligor becomes a debtor in federal bankruptcy proceedings or any similar applicable state law, the issuing entity may be delayed or prevented from enforcing certain of its rights under the equipment loans and the issuing entity or we, as applicable, may be delayed or prevented from obtaining possession of the related equipment from the obligor.

For any equipment loan, the issuing entity will have a bankruptcy claim equal to the outstanding amount of the loan to the obligor. If the issuing entity’s security interest in the equipment was not perfected (or such perfection has been permitted to lapse), the issuing entity will have an unsecured claim against the obligor in the outstanding amount of its loan and will have no right to obtain possession of the underlying equipment. On the other hand, if the issuing entity’s security interest in the equipment was properly perfected and of first priority, and that perfection and priority has been maintained, the issuing entity will have a secured claim to the extent of the value of the equipment and an unsecured claim for the remainder. If the issuing entity has a valid secured claim, it will be difficult to predict in any given case whether the issuing entity will be able to obtain bankruptcy court permission to obtain relief from the automatic stay and regain possession of the equipment and the length of time it will take to obtain such permission. In the meantime, however, the bankruptcy court may: (1) order the obligor to make a cash payment or periodic cash payments to the issuing entity as adequate protection for a decrease in value of the issuing entity’s interest in the equipment while the automatic stay is in effect; (2) substitute other collateral (which may not be equipment)

for the equipment so long as such substitute collateral provides adequate protection for the issuing entity’s interests; or (3) grant other relief as the court deems will result in the realization by the issuing entity of the indubitable equivalent of the issuing entity’s interest in the equipment.

Possible liability for third party claims may cause payment delays or losses.

The transfers of receivables from the originators to us and from us to each issuing entity are intended to reduce the possibility that cash flows from the receivables will be subject to claims other than the rights of investors in the securities issued by the issuing entity and of the parties to the applicable transaction agreements. However, to the extent that an originator violates federal or state laws applicable to the receivables, an issuing entity could be liable to the obligor, as an assignee of any of the affected receivables. Under the related transaction agreements, we must repurchase any affected receivable from the issuing entity. However, if we fail for any reason to perform our repurchase obligation, you could experience delays or reductions in payments on your securities as a result of any liabilities imposed upon your issuing entity.

Defaults on the receivables may cause payment delays or losses.

The notes of your series will represent debt obligations solely of your issuing entity and the certificates of your series will represent ownership interests solely in your issuing entity. The notes and certificates in your series will not be insured by any of us, the servicer, the sub-servicer, your issuing entity or any other person or issuing entity and consequently, you will rely primarily upon collections on the receivables in your issuing entity for payments on your securities. Your securities may have the benefit of a cash reserve account, subordination of one or more other classes of securities and/or one or more other forms of credit enhancement specified in the related prospectus supplement. This credit enhancement will cover losses and delinquencies on the receivables up to some level. However, if the level of receivables losses and delinquencies exceeds the available credit enhancement, you may experience delays in payments on your notes or distributions on your certificates or may not ultimately receive all interest and principal due on your notes or all distributions on and in respect of the invested amount of your certificates.

Transfer of servicing may delay your payments.

If the applicable servicer were to cease servicing the receivables or a successor servicer was not able to be appointed, delays in processing payments on the receivables and information regarding payments on the receivables could occur. This could delay payments to you on your securities.

Commingling of payments.
The servicer, on behalf of the issuing entity, will deposit all payments on receivables (from whatever source) and all proceeds of receivables collected during each fiscal month into the related collection account within two business days after receipt. However, provided that certain requirements for monthly or less frequent remittances as described herein and in the accompanying prospectus supplement are satisfied, then so long as such servicer is the servicer and (i) there exists no servicer default and (ii) each other condition to making monthly or less frequent deposits as may be specified by the rating agencies is satisfied, the servicer will not be required to deposit such amounts into the related collection account until on or before the business day preceding the payment date. Pending deposit into the related collection account, collections may be invested by the servicer at its own risk and for its own benefit, and will not be segregated from funds of the servicer. If the servicer were unable to remit such funds, you might incur a loss.

Losses and delinquencies on the receivables may differ from the originator’s historical loss and delinquency levels.

We cannot guarantee that the delinquency and loss levels of receivables in the asset pools will correspond to the historical levels the originator has experienced on its transportation equipment receivables portfolio. There is a risk that delinquencies and losses could increase or decline significantly for various reasons, including changes in the local, regional or national economies.

CHARACTERISTICS OF THE RECEIVABLES
       We will provide information about each issuing entity’s pool of receivables in the applicable prospectus supplement. The receivables are equipment loans that consist of loans (the “Equipment Loans”) secured by new or used equipment. The information will include, to the extent appropriate, the types and composition of the receivables, the distribution by interest rate or spread over a designated floating rate, payment frequency and loan value of the receivables and the geographic distribution of the receivables.
Selection Criteria
       We will select receivables to sell to each issuing entity using several criteria. These criteria will include that each receivable transferred to an issuing entity must:
       (a) be payable in United States dollars;
       (b) have an obligor which (i) is not a governmental or municipal issuer (other than United States governmental authorities) provided, that otherwise eligible receivables owing from state, local or municipal entities and not exceeding the limit on such receivables described in the related prospectus supplement are deemed eligible receivables, and (ii) is not domiciled outside of the United States and which does not have its billing address outside the United States;
       (c) arise under a contract that requires that the equipment relating to such receivable is located in the United States or Puerto Rico;
       (d) not be delinquent (i.e. not greater than 30 days past due and/or in non accrual status, or written off as uncollectible by the applicable originator);
       (e) have been originated or acquired in accordance with the applicable originator’s credit and collection policies;
       (f) grant a first priority perfected security interest in the related equipment, free and clear of all liens other than certain permitted encumbrances unless the receivable meets the applicable originator’s criteria to not file a financing statement with respect to the related equipment; and
       (g) not have an obligor that is shown in the applicable originator’s records as being the subject of a bankruptcy proceeding.
       Additional criteria for any particular issuing entity’s receivables may be listed in the related prospectus supplement. We will not use selection procedures that we believe to be adverse to you in selecting the receivables that we sell to your issuing entity.
       Each issuing entity’s receivables may include receivables with respect to which the initial payment has not been made.
Security Interests
       To the extent an issuing entity’s receivables are equipment loans, the applicable originator will obtain a security interest in the related equipment, which it will sell to us, we will transfer to your issuing entity and your issuing entity will pledge to the indenture trustee for your series. Failure to take all steps necessary to perfect security interests in equipment may hinder the ability of your issuing entity to realize the value of equipment securing the receivables. See “RISK FACTORS” in this prospectus.
       Financing statements are filed on non-titled equipment in all instances. Perfection may also be achieved through alternative means, such as filing of collateral interests with the Department of Motor Vehicles, in the case of transportation assets.

       In instances when the receivables have been acquired from third parties and subject to the Perfection Criteria, the originator confirms that all steps have been taken by the third party originator to obtain or perfect the security interest in the related equipment, which perfected security interest is assigned to GE.
Interest and Amortization Types
       All of the issuing entity’s receivables will include fixed rate receivables, have an explicit interest rate that is usually named in the contract that evidences the receivable and will be either pre-computed receivables or simple interest receivables. The difference between these two types of receivables is the way that each installment payment is divided between principal and interest.
       Under a pre-computed receivable, each installment payment is divided between interest and principal on a predetermined basis, without regard to the period of time that has elapsed since the prior payment was made.
       This allocation is made either on an actuarial basis or according to a variation on the rule of 78’s. (See the box below for an explanation of the difference.) In contrast, under a simple interest receivable, each installment payment is divided between interest and principal based on the actual date on which a payment is received. The interest component equals the unpaid principal amount financed, multiplied by the annual interest rate, multiplied by the fraction of a calendar year that has elapsed since the preceding payment of interest was made.
       Under a simple interest receivable, if an obligor pays a fixed periodic installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if an obligor pays a fixed periodic installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. The final installment on a simple interest receivable is increased or decreased as necessary to adjust for variations in the amounts of prior installments applied to principal, based upon the date on which they were made.

      Under an actuarial receivable, the interest component of each installment equals the unpaid principal amount financed, multiplied by the annual interest rate, multiplied by an appropriate fraction. On a receivable that requires payments every month, the appropriate fraction would be 1/12, since that is the portion of a year that elapses between the required payment dates. On a receivable that requires payments every three months, the appropriate fraction would be 3/12, or 1/4.
      Under a rule of 78’s receivable, the interest component of each installment is determined using a method equivalent to the rule of 78’s. The rule of 78’s is a method of calculating the unearned portion of the pre-computed finance charge on receivables repayable in substantially equal successive installments of approximately equal intervals over 12 months. The unearned portion of the pre-computed finance charge at any time is equal to that portion of the finance charge which the sum of the number of months the obligations are outstanding after the calculation date (counting 1 month as 1, 2 months as 3 (1 + 2), etc., up to 78) bears to 78.
       If a pre-computed receivable is prepaid in full, the obligor is entitled to a rebate equal to the portion of the total amount of payments that is allocable to unearned add-on interest. If a simple interest receivable is prepaid, rather than receive a rebate, the obligor is required to pay interest only to the date of prepayment. The amount of the rebate on a pre-computed receivable is determined based upon whether the receivable is an actuarial receivable or a rule of 78’s receivable and the requirements of the law of the state where the obligor is located; however, the rebate for certain pre-computed receivables may, in some circumstances, be an amount approximately equal to the remaining scheduled payments of interest that would have been due under a simple interest receivable for which all payments were made on schedule.
       The amount of the rebate under a rule of 78’s receivable generally will be less than the amount of the rebate on an actuarial receivable for the same amount and generally will be less than the remaining scheduled payments of interest that would have been due under a simple interest receivable for which all payments were made on schedule. These amortization features and related rebates for pre-computed receivables should not result in shortfalls of principal payments on your securities because the portion of the interest payments on these receivables that give rise to rebate requirements are essentially treated as principal paydown for purposes of the securities.
Payment Terms
       The receivables primarily have either quarterly or monthly payment schedules. Most of the receivables require level payments. In certain cases, the payment terms of receivables permit an obligor to skip specified payments to accommodate the seasonal or other cash flow fluctuations of the obligor’s business.
       Most of the receivables either do not permit voluntary prepayment or require additional payments to compensate the holder of the receivable in the event of a voluntary prepayment. However, some receivables may permit voluntary prepayment by the obligor, with no such compensation.
Insurance
       Obligors may be required to obtain and maintain physical damage insurance with respect to the equipment related to a receivable in a minimum amount equal to the unpaid balance of the receivable, or such other amount as the originator may specify in accordance with its credit and collection policy. To the extent physical damage insurance is required, an obligor may also be required to deliver to an originator policies or certificates of insurance evidencing such coverage naming such originator as a loss payee or, in certain cases, provide for coverage to such originator regardless of the breach by the obligor of any warranty or representation made therein or provide that coverage may not be canceled or altered by the insurer except upon prior written notice to the originator within a specified period of time.
Extension Procedures
       The servicer may, on behalf of the issuing entity, agree to extend a receivable when payment delinquencies result from temporary interruptions in an obligor’s cash flow. In an extension, one or more payments are moved to a future date, which may be before or after the original final maturity of the receivable. The servicer is not permitted to extend the final payment date for any receivable beyond the maturity date specified in the applicable prospectus supplement.
       An obligor may be charged an extension fee, which is usually payable at the time a receivable is extended. Interest continues to accrue on the unpaid balance of the receivable during the period that payments are not required.
Non-Accrual and Write-Off Policy
       Receivables are booked as non-accrual in the fiscal month following the fiscal month when they become more than 90 days past due for payment or when the collection of the receivable is determined to be at risk. Receivables are typically written off in full when the account is deemed uncollectible or is aged more than 180 days past due for payment. Directly originated receivables are typically written down to the collateral value or written off in full when the account is deemed uncollectible or aged more than 365 days past due for payment and collateral repossession and/or disposition is impaired. Write off of delinquent receivables from companies in bankruptcy is contingent on the circumstances of the situation, which could include legal impediments.

ORIGINATION OF RECEIVABLES
       The receivables acquired by your issuing entity were originated by the Equipment Finance (“EF”) business unit of Commercial Lending and Leasing (“CLL”), which in turn is a business unit of GE Capital, and other originators, as may be specified in your prospectus supplement. EF, originates and acquires receivables in several ways:
•	EF makes Equipment Loans directly to primarily end-user purchasers of new and used equipment using standard documentation, except where revisions have been negotiated and approved.

•
EF makes Equipment Loans directly to end-user purchasers of equipment utilizing long-term partner relationships with equipment manufacturers, vendors and dealers. These originations are generally governed by a “program” agreement, which defines the working relationship between the partner and EF. The program agreements may include loss sharing or other arrangements through which the partner agrees to participate in the risk of receivables originated under the agreement.

•
EF acquires receivables originated by unaffiliated companies that provide financing for transportation equipment. Prior to any such acquisition, EF reviews all or a sample of the third-party documentation against its standard documentation and in certain cases requires amendment of the documents in conformity with their standards.

Credit Approval Process
       The following is a summary of EF’s origination policies:
       In general, for receivables greater than $1,000,000, primary responsibility for credit approval, monitoring and review are placed with risk analysts. Risk analysts evaluate each applicant based on the obligor and any guarantor’s assets, liabilities, income, credit history and other relevant demographic, business, personal and collateral information. In cases where receivables originated by unaffiliated companies are acquired, EF applies the same credit approval standards to those receivables.
       In general, receivables less than $500,000 are subject to credit evaluation based on an automated credit system that is employed to process applications, which arrive by telephone, facsimile machine and the Internet. The credit system uses a proprietary model of statistically based data that includes business tenure, credit experience, payment performance, and limited financial and personal credit information, if supplied, to generate a credit decision. The application is referred for manual evaluation if the credit system lacks sufficient information to render a decision, the aggregate exposure to a customer is $500,000 to $1,000,000 or the standard business practice for a particular program relationship is to do so.
       In general applicants are required to provide information, which may include the following:
•	details of the financing request;

•	three years of financial statements;

•	bank, trade and other references; and

•	in the event there are guarantees to be provided, bank references and three years of financial statements of each guarantor.
       The application and related information is submitted to a risk analyst for review. Each risk analyst is required to review all documents and prepare a credit evaluation which includes:
•	a summary of the proposed terms of the financing;

•	a description of the obligor’s business, including its managerial experience and description of its business;

•	financial statement and cash flow analysis of the applicant and any guarantors;

•	an analysis of recent profits and losses, margin trends and portfolio comparisons of obligors in the same industry;

•	an evaluation of the related collateral; and

•	an analysis of GE’s aggregate potential exposure to the obligor.
       Each application is evaluated based on a comprehensive risk management policy. In addition to the financial information provided by the applicant, EF utilizes proprietary financial models to evaluate the credit application. The financial models consider data such as failure rates in the obligor’s industry, the average years in business of companies in the obligor’s industry, the level of profitability of companies in the obligor’s industry and variations in the obligor’s industry according to geographical location. These financial models, in conjunction with the financial information provided by the applicant, provide EF with a comprehensive view of the risk profile of the customer and are an integral part of its credit approval process. When the risk analyst has completed his or her final review, a decision is made to approve or reject the application in accordance with the credit policies described below. The maximum amount that EF will finance under a receivable varies based on the obligor’s credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the length of the receivable. If approved, documentation is prepared and forwarded to funding specialists who book the loan on to the applicable accounting system. Funds are disbursed based on the obligors’ instructions.
       Obligors are provided with options for remitting payments including checks, direct debit or wire transfer. Most obligors choose to remit payment by check.
       Under an arrangement with a collecting financial institution, obligors remit funds to a designated postal address at that institution. Employees of that institution process the checks for clearing and post the balances to the EF account.
       The collecting institution then transmits to EF, in electronic format, a notification of daily balances posted to the applicable account. This information is used by EF to update its receivables account database on a daily basis.
       To the extent there are discrepancies between an obligor’s receivables account on the applicable database and the collecting institution’s records, EF hires an unaffiliated company to investigate the discrepancy and reconcile the accounts.
Credit Authorities
       The credit authorities of the originators are set forth in their Policy 5.0. Policy 5.0 is a General Electric Company (“GE”) Board of Directors approved delegation of credit authority for each of the GE businesses. Credit authority is segmented by aggregate GE exposure to the obligor, transaction size and equipment type.
       Based upon the segmented approach, the following credit authorities have been established:

Authority:	Amount:

GE Capital Board of Directors	Above $150 million

President and Chief Risk Officer of GE Capital	Up to $150 million

President and Chief Risk Officer of CLL	Up to $100 million

Chief Risk Officer and President of EF	$75 million

Senior Risk Officer of EF	Up to $25 million

Risk Analyst or Risk Analyst Manager	$100,000–$5 million depending on experience

       Policy 5.0 is approved by GE Capital’s Board of Directors. Any changes in credit authority must first be approved by a chief risk officer.
       Policy 6.0 augments Policy 5.0. Policy 6.0 is a portfolio management tool that facilitates proactive management of credit risk by:
•	reviewing economic activity at the local, state and national levels, including reviewing industrial diversity, employment volatility and geographic strengths and weaknesses;

•	developing a risk demographic profile by simplifying over 50 macroeconomic factors into one of the following aggregate metrics:
•	population size

•	population trend

•	industrial diversity

•	employment volatility; and
•	publishing risk bulletins which are macroeconomic summaries of changes in the economic climate that could impact current underwriting policies.
The risk bulletins serve as an early warning system to the credit authorities such that industrial sub-segments experiencing significant weaknesses over a given time period may have credit authorities restricted by the chief risk officer until economic trends in such sub-sectors improve.
Delinquencies and Net Losses
       We may provide you with static pool information in the prospectus supplement for your securities. See “Incorporation by Reference.”
Delinquency and Loss Mitigation Strategy
       In order to reduce potential losses on the receivables, CLL utilizes a dual approach to manage delinquencies and mitigate losses, namely:
•	an identification process; and

•	a prevention and resolution process.
       Identification Process
       CLL utilizes a statistically-based analysis of economic leading indicators and emerging portfolio trends that highlights any weaknesses in an industrial sub-sector in the form of a Policy 6.0 risk bulletin. The use of risk bulletins are important not only to provide feedback to the credit authorities as part of the credit approval process in Policy 5.0, but also to serve as an early warning system of potential losses with respect to current obligors. Analysis of industry trends is used in conjunction with customer behavior scoring models that are intended to identify in advance obligors that are likely to default on their obligations.
       Prevention and Resolution Process
       A central collections department in Texas services the receivables of the originator and utilizes the following servicing standards depending on the type of receivable.

       From time to time (generally 10% of the EF portfolio) the originator has contracted with third parties to execute early stage collection tactics designed to improve customer contact and determine reasons for delinquency. All third party activity is governed by service agreements between the originator and the servicing party and maintains the standards and integrity of processes applied to the originator directly. In all cases, the originator maintains management oversight of collection activity.
       In general, after an account is between 5 to 10 days past due or an applicable grace period has expired, the obligor is contacted by telephone to remind it of the obligation to make payment, including any applicable late charges.
       The collections department will make several phone calls, including contacting senior management of the obligor to resolve the outstanding matter. As the account becomes more delinquent, the equipment loan may be referred to internal or external specialists (Global Restructuring Solutions or Legal Counsel), or a formal default notice may be issued.
       In certain instances, the obligor may request an extension of payment terms from the originator. Generally extensions are subject to evaluation of the request, and updated financial and other information before making a determination. In consideration for the extension, the obligor may be required to pay an extension fee as noted above in “CHARACTERISTICS OF THE RECEIVABLES—Extension Procedures”. In the event the extension is granted, interest will continue to accrue on the unpaid balance.
       After efforts to cure the delinquency have been exhausted, the obligor is sent a formal default notice and given 10 days to cure the default. If payment is not received within a defined (generally 10 day) cure period, then a variety of options are available for recovery of the debt. These include:
•	Referral to Global Restructuring Solutions.
       CLL’s Global Restructuring Solutions Group (“GRS”) specializes in formulating restructuring and workout arrangements for troubled companies with outstanding balances greater than $100,000. GRS is engaged proactively to manage accounts deemed to have a favorable prospect of collection when the account is either delinquent or not delinquent, but subject to financial or operating distress that may render the account in default or imminent default.
       If GRS determines that a restructuring solution is not viable, then it may either refer the matter back to the collections department for further action or it may refer the matter directly to outside counsel.
•	Repossession of equipment.
       In certain instances, the collections department will instruct a repossession agent to repossess the equipment underlying the receivable. This approach is common in cases where the collateral is not essential to the business of the obligor and where repossession is feasible without damaging the equipment. Once the equipment is recovered either pursuant to a court order or pursuant to repossession, the collections department will transfer the equipment to the originator’s asset management group to sell the equipment. Amounts recovered from the sale are applied to the debts owed to the originator. To the extent there is still a deficiency in the amount recovered from the proceeds of the sale, then the collections department may instruct outside counsel to pursue the outstanding amount by obtaining a deficiency judgment against the obligor or any guarantor. For more information on deficiency judgments, please refer to “DEFICIENCY JUDGMENT AND EXCESS PROCEEDS; OTHER LIMITATIONS” in this prospectus.
•	Referral to outside counsel.
       In cases where the collateral is essential to the business of the obligor, for example, trailers belonging to an obligor in the transportation industry, the obligor may not surrender possession of the collateral. In these cases, the matter is referred to outside counsel to commence litigation proceedings to recover the equipment. Litigation may also be pursued against personal guarantors or in various other circumstances.
•	Referral to a Collection Agency.

       After the outstanding balance of a receivable has been written off in full, the receivable may be referred to a collection agency to continue the collection effort. Generally, the collection agency is given authority to settle an account at any time. If there is a possible settlement below their stated authority, then the collection agency is required to obtain the originator’s approval to settle. Recovery payments on equipment loans that have been written off are remitted to the originator on a monthly basis. In certain instances, receivables may be referred to a collection agency prior to a write-off. In those instances, recovery payments are remitted to the originator promptly upon receipt.
USE OF PROCEEDS
       We will apply the net proceeds from the issuance of securities to buy receivables from the originators and, to the extent specified in your prospectus supplement, to make deposits in various bank accounts, which may include any pre-funding account for your issuing entity or reserve account for the issuing entity to the extent described in the prospectus supplement for your series.

IMPORTANT PARTIES
CEF Equipment Holding, L.L.C.
       We, CEF Equipment Holding, L.L.C., will sell the receivables to each issuing entity and act as each issuing entity’s managing member. We are a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation (often referred to as “GE Capital”). We are a Delaware corporation incorporated on June 17, 2002. We are organized for the limited purpose of buying receivables, directly or indirectly, from the originators, transferring those receivables to issuing entities that issue securities backed by such receivables. The Depositor does not engage in any other activities and does not have, nor is it expected in the future to have, any significant assets. The securities issued by the issuing entity do not represent an interest in or an obligation of the depositor. Our principal executive offices are located at 10 Riverview Drive, Danbury CT 06810, and our telephone number is (203) 749-2101. You can find more information about our legal separateness from GE Capital, the restrictions on our activities and possible effects on you if we were to enter bankruptcy, reorganization or other insolvency proceedings under “LEGAL ASPECTS OF THE RECEIVABLES — Bankruptcy Considerations Relating to the Finance Companies” in this prospectus.
GE Capital
       GE Capital will act as the sponsor and servicer of the receivables owned by, and provide administrative services to, each of the issuing entities. All of the outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by GE.
       GE Capital was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, GE Capital’s name was General Electric Credit Corporation. On July 2, 2001, GE Capital changed its state of incorporation to Delaware. All of GE Capital’s outstanding common stock is owned by GECS, formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by GE. Financing and services offered by GE Capital are diversified, a significant change from the original business of GE Capital, that is, financing distribution and sale of consumer and other GE products. GE manufactures few of the products financed by GE Capital. The operations of GE Capital are subject to a variety of regulations in their respective jurisdictions.
       GE Capital’s services are offered primarily in North America, Europe and Asia. GE Capital’s principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06828. At December 31, 2010, GE Capital’s employment totaled approximately 75,000.
       GE Capital’s financial information, including filings with the U.S. Securities and Exchange Commission (“SEC”), is available at www.ge.com/secreports. Copies are also available, without charge, from GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001. Reports filed with the SEC may be viewed at www.sec.gov or obtained at the SEC Public Reference Room in Washington, D.C. No website referenced in this prospectus constitutes a part of this prospectus. You can find more information about GE Capital in the reports and other information that are described under “Where You Can Find More Information.”
       GE Capital offers an array of financial services worldwide. With particular expertise in the mid-market segment, this operating segment offers loans, leases, and other financial services to customers, including manufacturers, distributors and end-users for a variety of equipment and major capital assets including industrial facilities and equipment, energy-related facilities, commercial and residential real estate, vehicles, aircraft, and equipment used in construction, manufacturing, data processing and office applications, electronics and telecommunications, and healthcare. CLL has offices throughout the United States and in Canada, Latin America, Europe, and Asia Pacific. CLL is a business unit of GE Capital.
       EF is a business unit of CLL and provide large and small companies with a broad line of innovative financial solutions including leases and loans to middle-market customers, including manufacturers, distributors, dealers and end-users, as well as municipal financing and facilities financing, in such areas as aircraft, maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment and furniture and fixtures.
       Generally, EF’s commercial equipment financing transactions range in size from $25 thousand to $50 million, with financing terms from 36 to 180 months. They also maintain an asset management operation that redeploys off-lease and repossessed equipment and other assets.
       The global equipment financing industry continues to be highly fragmented and intensely competitive. Competitors in the U.S. domestic and international markets include independent finance companies, financing subsidiaries of equipment manufacturers, and banks (national, regional, and local). Industry participants compete not only on the basis of monthly payments, interest rates and fees charged customers but also on deal structures and credit terms. The profitability of EF is affected not only by broad economic conditions that impact customer credit quality and the availability and cost of capital, but also by successful management of credit risk, operating risk and market risk. Important factors to continued success include maintaining strong risk management systems, diverse portfolios, service and distribution channels, strong collateral and asset management knowledge, deal structuring expertise and the reduction of costs through enhanced use of technology.
       EF operates from offices throughout the United States.
The Owner Trustee or Managing Member and the Indenture Trustee
       We will identify the owner trustee for your trust or managing member of your limited liability company and the indenture trustee for your notes in your prospectus supplement. The obligations of the indenture trustee and the owner trustee or managing member, as applicable, in connection with the issuance of the related securities, is limited solely to its express obligations under the related agreements.
       An owner trustee or managing member, as applicable, may resign at any time, in which event the owners of the applicable issuing entity must appoint a successor owner trustee or managing member, as applicable. The administrator of the issuing entity, on behalf of the issuing entity, may also remove the owner trustee or managing member, as applicable, if the owner trustee or managing member, as applicable, ceases to be eligible to continue as owner trustee or managing member, as applicable, or if the owner trustee or managing member, as applicable, becomes insolvent. In that case, the administrator, on behalf of the issuing entity, must appoint a successor trustee or managing member, as applicable.
       An indenture trustee may resign at any time by notifying the issuing entity in writing, and may be removed by the issuing entity if the indenture trustee becomes insolvent or ceases to be eligible to continue as indenture trustee. If an indenture trustee resigns or is removed, the issuing entity must appoint a successor indenture trustee. In addition, noteholders of not less than 66 2/3% of the outstanding principal balance of the notes may remove the indenture trustee by so notifying the indenture trustee in writing and may appoint a successor indenture trustee.
       No resignation or removal of an owner trustee or managing member, as applicable, or an indenture trustee, as the case may be, or appointment of a successor owner trustee or managing member, as applicable, or successor indenture trustee, as the case may be, will become effective until the successor owner trustee or managing member, as applicable, or successor indenture trustee has accepted its appointment.

DESCRIPTION OF THE NOTES
       Each issuing entity will issue one or more classes of notes pursuant to an indenture between the issuing entity and an indenture trustee. We have filed a form of the indenture to be used as an exhibit to the registration statement of which this prospectus is a part. In addition to the notes offered by this prospectus, each issuing entity may issue one or more additional classes of notes that may be issued in transactions exempt from registration under the Securities Act or retained by us or our affiliates. Those additional classes of notes may be issued under the related indenture or under a separate agreement. We summarize the material terms of the notes and indentures below. This summary does not include all of the terms of the notes and the indentures and is qualified by reference to the actual notes and indentures.
Principal and Interest on the Notes
       We will describe the timing and priority of payment, seniority, redeemability, allocations of losses, interest rate and amount of or method of determining payments of principal of and interest on, each class of notes of a series in the related prospectus supplement. The right of holders of any class of notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of notes of the same series. Each series may include one or more classes of notes of a type known as “strip notes.” Strip notes are entitled to (a) principal payments with disproportionate, nominal or no interest payments or (b) interest payments with disproportionate, nominal or no principal payments. Each class of notes may have a different interest rate, which may be a fixed or floating rate and may be zero for strip notes.
The Indenture
       Modification of Indenture. The indenture for each issuing entity may be amended with the consent of the holders of at least a majority of the outstanding principal amount of notes of the related series, the issuing entity and the indenture trustee. However, the following changes may not be made to any indenture without the consent of each affected noteholder:
       (1) any change to the due date of any installment of principal of or interest on any note or any reduction of the principal amount of any note, the interest rate for any note or the redemption price for any note, or any change to the place for or currency of any payment on any note;
       (2) any change that impairs the right of a noteholder to take legal action to enforce payment under the provisions of the indenture;
       (3) any reduction in the percentage of noteholders, by aggregate principal balance, that is required to consent to any amendment or to any waiver of defaults or compliance with provisions of the indenture;
       (4) any modification of the provisions of the indenture regarding the voting of notes held by you, the applicable issuing entity or any other obligor on the notes;
       (5) any modification of the provisions of the indenture which affects the calculation of the amount of any payment of interest or principal due on any note on any payment date or which affects your rights to the benefit of any provisions for the mandatory redemption of the notes;
       (6) any reduction in the percentage of noteholders, by aggregate principal balance, that is required to direct the indenture trustee to sell or liquidate the receivables if the proceeds of sale would be insufficient to pay the notes in full, with interest; or
       (7) any change that adversely affects the status or priority of the lien of the indenture on any collateral.
       Also, an issuing entity and the applicable indenture trustee may enter into supplemental indentures without obtaining the consent of the noteholders of the related series, for the purpose of:

       (1) correcting or amplifying the description of any property at any time subject to the lien of the applicable indenture, or better to assure, convey and confirm to the indenture trustee a Lien on any property subject or required to be subjected to the lien of the indenture;
       (2) evidencing the succession, in compliance with the provisions of the applicable indenture, of another person to the applicable issuing entity, and the assumption by any such successor of the covenants of the issuing entity under the applicable indenture and in the notes;
       (3) adding to the covenants of the issuing entity, for your benefit, or to surrender any right or power herein conferred upon the applicable issuing entity;
       (4) mortgaging or pledging any property to or with the applicable indenture trustee;
       (5) replacing any cash reserve account with another form of credit enhancement; provided, the rating agency condition is satisfied;
       (6) curing any ambiguity, correcting or supplementing any provision in the applicable indenture or in any supplemental indenture that may be inconsistent with any other provision in the applicable indenture, in any supplemental indenture or the applicable prospectus supplement, or making any other provisions with respect to matters or questions arising under the applicable indenture or in any supplemental indenture; provided, that such action does not materially adversely affect your interests as noteholders;
       (7) evidencing and providing for the acceptance of the appointment under the applicable indenture by a successor or additional indenture trustee with respect to the notes or any class thereof and to add to or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the applicable issuing entity under the applicable indenture by more than one indenture trustee, pursuant to the requirements of the applicable indenture;
       (8) reflecting any change in GE Capital’s fiscal calendar (as long as the applicable issuing entity provides an officer’s certificate to its indenture trustee certifying that such amendment will not adversely affect in any material respect the interests of noteholders); or
       (9) modifying, eliminating or adding to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of the applicable indenture under the Trust Indenture Act of 1939 or under any similar federal statute hereafter enacted and to add to this Indenture such other provisions as may be expressly required by the Trust Indenture Act of 1939.
       Events of Default; Rights upon Event of Default. Any one of the following events will be an event of default for the notes in your series:
•	the issuing entity fails to pay any interest on any note within 5 days after its due date;

•	the issuing entity fails to pay any installment of the principal of any note on its due date;

•
the issuing entity materially defaults in the observance or performance of any of its other covenants in the indenture for 30 days (or for such longer period, not in excess of 90 days, as may be reasonably necessary to remedy such default if the servicer delivers an officer’s certificate to the indenture trustee to the effect that the issuing entity has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy such default and such default can be remedied in 90 days or less) after notice of the breach is given to the issuing entity by the indenture trustee or to the issuing entity and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series;

•
the issuing entity fails to correct a breach of a representation or warranty it made in the indenture, or in any certificate delivered in connection with the indenture, that was incorrect in a material respect at the time it was made, for 30 days (or for such longer period, not in excess of 90 days, as may be reasonably necessary to remedy such default if the servicer delivers an officer’s certificate to the indenture trustee to the effect that the issuing entity has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy such default and such default can be remedied in 90 days or less) after notice of the breach is given to the issuing entity by the indenture trustee or to the issuing entity and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series; or

•	the issuing entity becomes bankrupt or insolvent or is liquidated.
       You should note, however, that until the maturity date for any class of notes, the amount of principal due to noteholders in your series generally will be limited to amounts available for that purpose. Also, if specified in the applicable prospectus supplement, the amount of interest due to noteholders of any class may be limited to amounts available for that purpose. Therefore, the failure to pay principal or, when applicable, interest on a class of notes generally will not result in the occurrence of an event of default until the maturity date for that class of notes.
       If an event of default with respect to the notes of any series occurs and is not remedied as provided in the applicable indenture, then the indenture trustee may, and at the direction of holders of a majority in principal amount of those notes or, if so specified in the applicable prospectus supplement, holders of a majority in principal amount of one or more particular classes of those notes shall be required to, declare the principal of the notes of that series to be immediately due and payable; provided that the indenture trustee shall, at the direction of holders of 66 2/3% of the outstanding principal balance of the notes, or if specified in your prospectus supplement, holders of 66 2/3% of the outstanding principal balance of one or more classes of those notes, be required to, exercise all rights, remedies, powers, privileges and claims of the issuing entity against the servicer or the transferor under or in connection with the servicing agreement and the purchase and sale agreement, including the right or power to terminate or to take any action to compel or secure performance or observance by the servicer or the transferor of each of their obligations to the issuing entity thereunder and to give any consent, request, notice, direction, approval, extension or waiver under the servicing agreement or the purchase and sale agreement, and any right of the issuing entity to take such action shall be suspended. The holders of a majority in principal amount of those notes may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or of exercising any power conferred on it. The declaration may be rescinded by holders of a majority of the outstanding principal amount of the notes of that series, but only after payment of any past due amounts and cure or waiver of all other events of default. Noteholders’ voting rights may vary by class.
       If the notes of any series have been declared due and payable following an event of default, the indenture trustee for that series may institute proceedings to collect amounts due or foreclose on the issuing entity’s property, exercise remedies as a secured party, sell the related receivables or make demand upon the issuing entity by written notice that the issuing entity deliver the receivables files to it. However, the indenture trustee is prohibited from selling the related receivables following an event of default, other than a default in the payment of any principal of or a default in the payment of any interest on any note that continues for five days or more, unless (i) the holders of all the outstanding notes of that series consent to the sale, (ii) the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on those notes at the date of such sale or (iii) the indenture trustee for that series determines that the proceeds of receivables would not be sufficient on an ongoing basis to make all payments on those notes as those payments would have become due if those obligations had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the outstanding principal amount of those notes.
       Each indenture will provide that, subject to the duty of the indenture trustee to act with the required standard of care if an event of default occurs, the indenture trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders, if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with that request. The issuing entity is required to reimburse the indenture trustee for any losses and expenses incurred without willful misconduct, negligence or bad faith. -Subject to the provision of adequate indemnification of the indenture trustee, the holders of a majority of the outstanding principal amount of the notes of a series (or of one or more classes of those notes, if so specified in the applicable prospectus supplement) will have the right to direct the time, method and place for any remedy available to the indenture trustee.
       No noteholder will have the right to take legal action under the related indenture, unless:

•	the noteholder gives the indenture trustee written notice of a continuing event of default;

•
the holders of at least 66 2/3% of the outstanding principal amount of notes of that series have requested in writing that the indenture trustee take legal action and offered reasonable indemnity to the indenture trustee;

•	the indenture trustee has not received a direction not to take legal action from the holders of at least 66 2/3% of the outstanding principal amount of the notes in that series;

•	the indenture trustee has failed to take legal action within 60 days after receipt of any such written notices; and

•
In addition, the noteholders, by accepting their notes, will covenant that they will not at any time institute any bankruptcy or insolvency proceeding against their issuing entity unless noteholders representing not less than 66 2/3% of the notes of each class of notes have consented thereto in writing.

       For purposes of determining whether the requisite percentage of noteholders has consented to, or has given direction to the indenture trustee to take, any action, any notes held by your issuing entity or any of its affiliates will be disregarded.
       None of the owner trustee or managing member for any issuing entity, the related indenture trustee in its individual capacity, any holder of a certificate representing an ownership interest in an issuing entity or any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of such issuing entity contained in the applicable indenture.
       Certain Covenants. In its indenture, each issuing entity will agree not to consolidate with or merge into any other issuing entity, unless:
•	the issuing entity formed by or surviving the consolidation or merger is organized under the laws of the United States or any state;

•	that issuing entity expressly assumes the issuing entity’s obligations relating to the notes;

•	immediately after the transaction, no event of default would have occurred and not have been remedied;

•
the issuing entity has been advised that the ratings of the notes or the certificates of the particular series then in effect would not be reduced or withdrawn by the applicable rating agencies as a result of the transaction; and

•
the issuing entity has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the issuing entity or to any related noteholder or certificateholder.

       Each issuing entity will also agree not to take the following actions:
•	sell or otherwise dispose of any of its assets, except as permitted by its transaction documents;

•	claim any credit on or make any deduction from the principal and interest payable in respect of its notes, other than amounts withheld under the Internal Revenue Code or applicable state law;

•	assert any claim against any present or former holder of those notes because of the payment of taxes levied or assessed upon the collateral;

•
engage in any business or activity other than in connection with, or relating to the financing, purchasing, owning, selling and managing ownership of, the receivables and the interests in the property constituting the collateral and, the issuance of the notes;

•	dissolve or liquidate or reorganize in whole or in part, except as contemplated by its transaction documents;

•
permit the validity or effectiveness of its indenture to be impaired or permit any person to be released from any obligations with respect to the notes under its indenture, except as may be expressly permitted by its indenture;

•	make any loan or advance to any affiliate of the issuing entity or to any other person;

•	make any expenditure (by long term or operating lease or otherwise) for capital assets (either realty or personalty);

•	permit any lien, claim or other encumbrance to affect its assets or any part of the issuing entity, any interest in its assets or the issuing entity or any related proceeds;

•	incur, assume or guarantee any indebtedness other than indebtedness incurred pursuant to its indenture and its other transaction documents;

•	remove the managing member or trustee, as applicable, without cause unless the rating agency condition shall have been satisfied in connection with such removal; or

•
(i) pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any ownership or equity interest or security in or of the issuing entity, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security, (iii) set aside or otherwise segregate any amounts for any such purpose or (iv) make payments to or distributions from the collection account, in each case, except in accordance with the indenture.

       Each issuing entity may engage in only the activities described in the related prospectus supplement.
       Annual Compliance Statement. Each issuing entity will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under its indenture.
       Indenture Trustee’s Annual Report. The indenture trustee for each issuing entity will be required to mail each year to all of the related noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee, any amounts advanced by it under the indenture, information about indebtedness owing by the issuing entity to the indenture trustee in its individual capacity, any property and funds physically held by the indenture trustee as such and any action taken by it that materially affects the related notes and that has not been previously reported.
       Satisfaction and Discharge of Indenture. An indenture may be discharged with respect to the collateral securing the related notes upon the delivery to the related indenture trustee for cancellation of all of the related notes or upon deposit with the indenture trustee of funds sufficient for the payment in full of the notes.
DESCRIPTION OF THE CERTIFICATES
       Each issuing entity may issue one or more classes of certificates representing ownership interests in the issuing entity pursuant to a trust agreement or limited liability company agreement, as applicable. We have filed a form of the trust agreement or limited liability company agreement, as applicable, to be used as an exhibit to the registration statement of which this prospectus is a part. An issuing entity’s certificates may be offered by this prospectus or may be issued in transactions exempt from registration under the Securities Act or retained by us or our affiliates.

We summarize the material terms of the certificates below. This summary does not include all of the terms of the certificates and is qualified by reference to the actual certificates.
       We will describe the timing and priority of distribution, seniority, redeemability, allocations of losses, and amount of or method of determining distributions on invested amounts or distributions of the invested amounts on each class of certificates of a series in the related prospectus supplement. Certificateholders’ rights to receive distributions on their certificates will be subordinate to the payment rights of noteholders in the same series to the extent described in the applicable prospectus supplement. In addition, the right of holders of any class of certificates to receive distributions of invested amounts or distributions on the invested amounts may be senior or subordinate to the rights of holders of any other class or classes of certificates of the same series.
ADMINISTRATIVE INFORMATION ABOUT THE SECURITIES
Denominations
       We will identify minimum denominations for purchase of securities in the related prospectus supplement. If we do not specify any denomination, then the securities will be available for purchase in minimum denominations of $250,000 and in greater $1,000 denominations.
Fixed Rate Securities
       Each class of securities may bear interest at a fixed rate per annum. We will identify the applicable interest rate for each class of fixed rate securities in the applicable prospectus supplement. Interest on each class of fixed rate securities will be computed on the basis of a 360-day year of twelve 30-day months, unless we specify a different computation basis in the applicable prospectus supplement.
Floating Rate Securities
       Each class of securities may bear interest for interest periods specified in the applicable prospectus supplement at a floating rate per annum equal to:
•
a specified base interest rate, which will be based upon the London interbank offered rate (commonly known as “LIBOR”), commercial paper rates, federal funds rates, U.S. Government treasury securities rates, negotiable certificates of deposit rates or another index rate we specify in the applicable prospectus supplement;

•	plus or minus a “spread” of a number of basis points (i.e., one-hundredths of a percentage point) we will specify in the applicable prospectus supplement;

•	or multiplied by a “spread multiplier,” which is a percentage that we will specify in the applicable prospectus supplement.
       In the prospectus supplement for any floating rate securities we may also specify either or both of the following for any class:
•	a maximum, or ceiling, on the rate at which interest may accrue during any interest period; and

•	a minimum, or floor, on the rate at which interest may accrue during any interest period.
       In addition to any maximum interest rate specified in the applicable prospectus supplement, the interest rate applicable to any class of floating rate securities will in no event be higher than the maximum rate permitted by applicable law.
       Each issuing entity that issues floating rate securities will appoint a calculation agent to calculate interest rates on each class of its floating rate securities. The applicable prospectus supplement will identify the calculation agent for each class of floating rate securities in the offered series. Determinations of interest by a calculation agent will be binding on the holders of the related floating rate securities, in the absence of manifest error. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/ 100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, unless we specify a different rounding rule in the related prospectus supplement.
Book-Entry Registration
       The Clearing Organizations. We will specify in the related prospectus supplement whether or not investors may hold their securities in book-entry form, directly or indirectly, through one of three major securities clearing organizations:
•	in the United States, The Depository Trust Company (commonly known as “DTC”); or

•	in Europe, either Clearstream Banking, société anonyme (commonly known as “Clearstream”) or Euroclear Bank S.A./N.V., as operator (the “Euroclear Operator”) of the Euroclear system (“Euroclear”).
       Each of these issuing entities holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in the participants’ accounts. This eliminates the need for physical movement of certificates representing the securities.
       DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
       Clearstream is a limited liability company organized under the laws of Luxembourg as a professional depository. It settles transactions in a number of currencies, including United States dollars. Clearstream provides its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream’s participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of any series of securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.
       Euroclear was created in 1968. It settles transactions in a number of currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing. Euroclear interfaces with domestic markets in many countries generally similar to the arrangements for cross-market transfers with DTC described below. Euroclear is operated by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The board of the cooperative establishes policy for Euroclear. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of any series of securities. Indirect access to Euroclear is also available to other firms that maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
       The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

       Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
       Book-Entry Clearance Mechanics. If issued in book-entry form, the classes of a series of certificates will be initially issued through the book-entry facilities of The Depository Trust Company, or DTC. No global security representing book-entry certificates may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC or its nominee will be the only registered holder of the certificates and will be considered the sole representative of the beneficial owners of certificates for all purposes.
       The registration of the global securities in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system is used because it eliminates the need for physical movement of securities. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their securities in definitive form. These laws may impair the ability to own or transfer book-entry certificates.
       Purchasers of securities in the United States may hold interests in the global certificates through DTC, either directly, if they are participants in that system, or otherwise indirectly through a participant in DTC. Purchasers of securities in Europe may hold interests in the global securities through Clearstream, Luxembourg, or through Euroclear Bank S.A./N.V., as operator of the Euroclear system.
       Because DTC will be the only registered owner of the global securities, Clearstream, Luxembourg and Euroclear will hold positions through their respective U.S. depositories, which in turn will hold positions on the books of DTC.
       Transfers between DTC’s participants will occur in accordance with DTC rules. Transfers between Clearstream’s participants and Euroclear’s participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.
       Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to Clearstream’s and Euroclear’s depositaries.
       Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Credits or other transactions in securities settled during any processing will be reported to the relevant Clearstream participant or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
       Purchases of securities under the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual securityholder is in turn to be recorded on the DTC participants’ and indirect participants’ records.

       Securityholders will not receive written confirmation from DTC of their purchase, but securityholders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant or indirect participant through which the securityholder entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of DTC participants acting on behalf of securityholders. Securityholders will not receive certificates representing their ownership interest in securities, unless the book-entry system for the securities is discontinued. Because of this, unless and until definitive securities for such series are issued, securityholders will not be recognized by the applicable indenture trustee or trustee or managing member, as applicable, as “noteholders,” “certificateholders” or “securityholders,” as the case may be. Hence, unless and until definitive securities are issued, securityholders will only be able to exercise their rights as securityholders indirectly through DTC and its participating organizations.
       To facilitate subsequent transfers, all securities deposited by DTC participants with DTC are registered in the name of DTC’s nominee. The deposit of securities with DTC and their registration in the name of its nominee effects no change in beneficial ownership. DTC has no knowledge of the actual securityholders of the securities. Its records reflect only the issuing entity of the DTC participants to whose accounts such securities are credited, which may or may not be the securityholders. The DTC participants are responsible for keeping account of their holdings on behalf of their customers.
       Notices and other communications conveyed by DTC to DTC participants, by DTC participants to indirect participants, and by DTC participants and indirect participants to securityholders are governed by arrangements among them and any statutory or regulatory requirements that are in effect from time to time.
       Neither DTC nor its nominee will consent or vote with respect to securities. Under its usual procedures, DTC mails an omnibus proxy to the issuing entity as soon as possible after the record date, which assigns its nominee’s consenting or voting rights to those DTC participants to whose accounts the securities are credited on the record date (identified in a listing attached thereto).
       Principal and interest payments on securities cleared through DTC will be made to DTC. DTC’s practice is to credit participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by DTC participants to securityholders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the DTC participant and not of DTC, the indenture trustee or the issuing entity, subject to any statutory or regulatory requirements that are in effect from time to time. Payment of principal and interest to DTC is the responsibility of the indenture trustee, disbursement of those payments to DTC participants is the responsibility of DTC, and disbursement of the payments to securityholders is the responsibility of DTC participants and indirect participants.
       Principal and interest payments on securities held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Those payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations, as described below in “U.S. Federal Income Tax Consequences.” Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a securityholder under a related agreement on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect such actions on its behalf through DTC.
       Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
       We obtained the information in this section concerning DTC, Clearstream and Euroclear and their respective book-entry systems from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Definitive Securities
       Notes or certificates that are initially cleared through DTC will be issued in definitive, fully registered, certificated form to investors or their respective nominees, rather than to DTC or its nominee, only if:
•
the administrator for any issuing entity advises the related indenture trustee or the related trustee or managing member, as applicable, in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such securities, and the administrator is unable to locate a qualified successor;

•
the administrator for any issuing entity at its option advises the indenture trustee in writing that it elects to terminate the book-entry system and, upon receipt of a notice of intent from DTC, the participants holding beneficial interests in the book-entry securities agree to initiate a termination; or

•
after the occurrence of an event of default or a servicer default with respect to a series of securities, securityholders representing at least a majority of the outstanding principal amount of the notes or the certificates, as the case may be, in that series advise the applicable trustee or managing member, as applicable through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to the notes or certificates is no longer in the best interest of their holders.

       If any of these events occur, the applicable indenture trustee will be required to notify all holders of the securities in the affected series through clearing organization participants of the availability of definitive securities. Upon surrender by DTC of the definitive certificates representing the corresponding securities and receipt of instructions for re-registration, the applicable indenture trustee will reissue the securities to the securityholders as definitive securities.
       Principal and interest payments on all definitive securities will be made by the applicable indenture trustee in accordance with the procedures set forth in the related indenture or the related servicing agreement directly to holders of definitive securities in whose names the definitive securities were registered at the close of business on the applicable record date specified for the securities in the related prospectus supplement. Those payments will be made by check mailed to the address of each holder as it appears on the register maintained by the applicable indenture trustee. The final payment on any definitive security, however, will be made only upon presentation and surrender of the definitive security at the office or agency specified in the notice of final distribution to the applicable securityholders.
       Definitive securities will be transferable and exchangeable at the offices of the applicable indenture trustee or of a registrar named in a notice delivered to holders of definitive securities. No service charge will be imposed for any registration of transfer or exchange, but the applicable indenture trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with a transfer or exchange.
List of Securityholders
       Three or more holders of the notes of any series or one or more holders of notes evidencing at least 25% of the aggregate outstanding principal balance of the notes of a series may, by written request to the related indenture trustee, obtain access to the list of all noteholders maintained by the indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the related indenture or the notes. The indenture trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting noteholders, to all noteholders of their series.
       Three or more holders of the certificates of any series or one or more holders of certificates evidencing at least 25% of the aggregate outstanding balance of the certificates of a series may, by written request to the related indenture trustee, obtain access to the list of all certificateholders maintained by the indenture trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or limited liability company agreement or the certificates.

Reports to Securityholders
       On or prior to each payment date for the securities of an issuing entity, the issuing entity shall or shall cause the servicer to, prepare and provide to the issuing entity’s indenture trustee (with a copy to the rating agencies) a statement to be delivered to the related noteholders and provide to the trustee or managing member, as applicable, a statement to be delivered to the related certificateholders on the payment date. These reports will be available online at http://www.Syndtrak.com. For purposes of any electronic version of this prospectus, the preceding uniform resource locator, or URL, is an inactive textual reference only. Steps have been taken to ensure that this URL reference was inactive at the time the electronic version of this prospectus was created. Passwords for this website can be obtained by contacting Investor Relations at (203) 357-4328. Each of these statements will include, to the extent applicable to the particular series or class of securities, the following information (and any other information specified in the related prospectus supplement) with respect to the payment date or the period since the previous payment date:
       (1) the applicable payment date;
       (2) the amount of any principal payment on each class of notes;
       (3) the amount of any interest payment on each class of notes;
       (4) the certificateholders’ distribution on invested amount on each class of certificates;
       (5) the certificateholders’ distributable invested amount of each class of certificates;
       (6) the pool balance as of the opening of business on the first day of the fiscal month in which such determination date occurs;
       (7) the aggregate outstanding principal balance and the note pool factor (as described below) for each class of notes after giving effect to all payments reported under clause (2) above, and the aggregate outstanding invested amount and the certificate pool factor (as described below) for each class of such certificates, after giving effect to all distributions reported under clause (5) above;
       (8) the amount of the servicing fee paid to the servicer for the prior calendar month;
       (9) the amount of the administration fee paid to the administrator for the prior calendar month;
       (10) the amount of any other fees or expenses paid, and the identity of the party receiving such fees or expenses;
       (11) the amount of outstanding servicer advances, if any, made by the servicer on such payment date, the amount of advances, if any, reimbursed on such payment date and the amount of advances, if any, which remain unreimbursed as of the end of such payment date;
       (12) the amount of the net losses on collections and other funds available to make payments on the securities on the applicable payment date received by us during the related collection period;
       (13) the amount of defaulted receivables, if any, during the prior fiscal month;
       (14) any material breaches of receivables representations or warranties or covenants in the transaction documents;
       (15) the aggregate purchase price paid for receivables, if any, that were purchased or repurchased by us or the servicer during the prior fiscal month; and
       (16) any performance measurements described in the prospectus supplement.

       Each amount described in subclauses (2), (3), (4), (5), (8) and (9) will be expressed as a dollar amount per $1,000 of the initial principal balance of the related notes or certificates.
       The note pool factor for each class of notes will be a seven-digit decimal indicating the remaining outstanding principal balance of such class of notes, as of each payment date (after giving effect to payments to be made on such payment date), as a percentage of the initial outstanding principal balance of such class of notes. Similarly, the certificate pool factor for each class of certificates will be a seven-digit decimal indicating the remaining invested amount of such class of certificates, as of each payment date (after giving effect to distributions to be made on such payment date), as a fraction of the initial outstanding balance of such class of certificates. Each note pool factor and each certificate pool factor will initially be 1.0000000 and will decline over time to reflect reductions in the outstanding balance of the applicable class of notes or the remaining invested amount of the applicable class of certificates.
       A noteholder’s portion of the aggregate outstanding principal balance of the related class of notes is the product of (i) the original denomination of the noteholder’s note and (ii) the applicable note pool factor. A certificateholder’s portion of the aggregate remaining invested amount of the related class of certificates is the product of (a) the original denomination of such certificateholder’s certificate and (b) the applicable certificate pool factor.
       Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of each issuing entity, the applicable indenture trustee, on behalf of the issuing entity, will mail to each person who at any time during such calendar year has been a noteholder with respect to such issuing entity and received any payment thereon, a statement containing certain information for the purposes of such noteholder’s preparation of Federal income tax returns and the applicable administrator will mail to each person who at any time during such calendar year has been a certificateholder with respect to such issuing entity, a statement containing certain information for the preparation of such certificateholder’s preparation of Federal income tax returns.

DESCRIPTION OF THE TRANSACTION AGREEMENTS
       We summarize below the material terms of the agreements under which the originators will, directly or indirectly, sell receivables to us, and we will transfer them to each issuing entity, and under which GE Capital or any other originator will agree to service the issuing entity’s receivables and administer the issuing entity. We will disclose any additional material terms relating to a particular issuing entity’s agreements in the related prospectus supplement. We have filed forms of these agreements as exhibits to the registration statement of which this prospectus is a part. The following summary does not include all of the terms of the agreements and is qualified by reference to the actual agreements.
Regular Sales of Receivables
       We buy receivables without recourse to the originator for defaults by the obligors. However, such originator represents and warrants to us on each purchase date as to the receivables being sold on that date, among other things, that each of the receivables meets our eligibility requirements and the information such originator has provided to us about the receivables is correct in all material respects. The receivables we buy under these purchase agreements are originated by the originators or may have been acquired by the finance company from an unaffiliated seller in a portfolio or other acquisition. The originators may also sell receivables to another one of their subsidiaries, and we may buy the receivables from that subsidiary on substantially the same terms as our purchases from the originators.
       We then sell receivables that we have acquired as described above to one of the issuing entities, pursuant to a sale agreement. These sales are also made without recourse. If the issuing entity will issue notes, it will pledge its assets to the indenture trustee to secure the notes issued pursuant to the related indenture. The issuing entity will, concurrently with this sale, execute and deliver the related notes and certificates to us as consideration for the receivables sold by us to the issuing entity. We will apply the net proceeds received from the issuance of its notes and certificates to pay the originators for the related receivables, and, to the extent specified in the related prospectus supplement, to make a deposit in a pre-funding account and initial deposits in other trust accounts. If there is a pre-funding account, the originators will sell, directly or indirectly, additional receivables to us, and we will in turn sell them to the issuing entity from time to time during a pre-funding period, as described further in the related prospectus supplement.
       Among other things, we will represent and warrant that each of the receivables meets the eligibility criteria described herein under “CHARACTERISTICS OF THE RECEIVABLES— Selection Criteria” and other eligibility criteria related to various legal matters. If we breach any of our representations or warranties made in a sale agreement, and our breach is not cured by the last day of the second (or, if we elect, the first) month following the discovery by or notice to the indenture trustee of the breach, as liquidated damages, upon request of the issuing entity, we will be obligated to repurchase any receivable materially and adversely affected by our breach as of such last day at a price equal to the loan value of the receivable, as specified in the related prospectus supplement. Upon our request, the applicable originator will have a corresponding repurchase obligation with respect to its transfer to us, of the receivables.
       The obligors on the receivables are not notified that their receivables have been transferred by the originators to us or by us to the issuing entity. However, each originator marks its accounting records to reflect these sales, and Uniform Commercial Code financing statements reflecting these sales are filed.
       We have an option to purchase all of the remaining receivables owned by the issuing entity after their aggregate loan values fall below 10% of the sum of the loan values of all of the issuing entity’s receivables, measured for each receivable at the time of the applicable cut-off date.
Accounts
       The issuing entity will establish and maintain the following bank accounts:
•	a collection account, into which all payments made on or with respect to the related receivables will be deposited;

•	a note distribution account, into which amounts available for payment to the noteholders will be deposited and from which those payments will be made;

•	a certificate distribution account, into which amounts available for distribution to the certificateholders will be deposited and from which those distributions will be made;

•	if so specified in the prospectus supplement, a pre-funding account; and

•	if so specified in the prospectus supplement, a reserve account.
       We will describe any other accounts to be established for an issuing entity in the related prospectus supplement.
       Funds held in an issuing entity’s bank accounts will be invested in the following types of investments (the “Permitted Investments”):
       (a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States;
       (b) repurchase agreements on obligations specified in clause (a); provided, that the short-term debt obligations of the party agreeing to repurchase are rated in the highest rating category by the applicable rating agency;
       (c) federal funds, certificates of deposit, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days or, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) of any United States depository institution or trust company incorporated under the laws of the United States or any State thereof or of any United States branch or agency of a foreign commercial bank; provided that the short-term debt obligations of such depository institution or trust company are rated in the highest rating category by the applicable rating agency;
       (d) commercial paper (having original maturities of not more than 30 days) which on the date of acquisition are rated in the highest rating category by the applicable rating agency;
       (e) securities of money market funds rated in the highest rating category by the applicable rating agency at the time of such investment (or in the event that the rating methodology or symbols of such rating agency changes, then a rating in one of the top three rating categories from such rating agency); and
       (f) any other investment permitted by each of the applicable rating agencies as set forth in writing delivered to the indenture trustee.
       Permitted Investments described in clauses (e) and (f) will be made only so long as making such investments will not require the issuing entity to register as an investment company, in accordance with the Investment Company Act of 1940. During any pre-funding period, no investments in money market funds will be made with funds in any account other than the collection account. Also, so long as they meet the criteria listed above, these investments may include securities issued by us or our affiliates. Except as described below with respect to cash reserve accounts, the investments made in each issuing entity’s bank accounts are limited to obligations or securities that mature on or before the business day preceding the next payment date.
       In the event of defaults on investments made in an issuing entity’s bank accounts, investors in the securities could experience losses or payment delays. Earnings from these investments, net of losses and investment expenses, will be deposited in the applicable collection account on each payment date and treated as collections on the related receivables.
       Each issuing entity’s bank accounts will be maintained in one of the following forms:

•
a segregated deposit account maintained with a depository institution or trust company whose short-term unsecured debt obligations are rated in the highest rating category from each applicable rating agency;

•
a segregated account which may be an account maintained in the corporate trust department of the Indenture Trustee, which is maintained with a depository institution or trust company whose long term unsecured debt obligations have a credit rating from each applicable rating agency in one of its generic rating categories which signifies investment grade;

•
a segregated trust account or similar account maintained with a federally or state chartered depository institution whose long term unsecured debt obligations have a credit rating from each applicable rating agency in one of its generic rating categories which signifies investment grade’s subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b) in effect on the closing date; or

•	as any other segregated account the deposit of funds in which has been approved by the applicable rating agencies.
Servicing Procedures
       The servicer will agree to conduct the servicing, administration and collection and take, or cause to be taken, all actions that may be necessary or advisable to collect all payments on the receivables owned by each issuing entity, that it would take if the receivables were owned by it and that are consistent with the issuing entity’s credit and collection policies. The issuing entity has adopted the credit and collection policies of GE Capital as such policies may be in effect from time to time. For purposes of servicing, administering and collecting the receivables, the issuing entity and the servicer have agreed that the issuing entity’s credit and collection policies will be the same as those of GE Capital. These procedures may vary in some respects between receivables originated by originators other than GE Capital and other receivables. The servicer on behalf of the issuing entity may, in its discretion, arrange with the obligor on a receivable to extend or modify the payment schedule. However, no such arrangement will be permitted to extend the final payment date of any receivable beyond the maturity date specified for the related securities in the applicable prospectus supplement. If the servicer, on behalf of the issuing entity, forecloses on the collateral for a receivable, the servicer, on behalf of the issuing entity, may sell the collateral at public or private sale, or take any other action permitted by applicable law.
Collections
       The issuing entity will deposit, or cause to be deposited by the servicer, all payments received on an issuing entity’s receivables during a fiscal month into the related collection account within two business days after receipt. However, at any time when there exists no servicer default and each other condition to making deposits less frequently than daily as may be specified by the applicable rating agencies or set forth in the related prospectus supplement is satisfied, the issuing entity will not be required to deposit payments into the collection account until on or before the business day preceding the applicable payment date. Pending deposit into the collection account, the issuing entity may or may cause the servicer to, invest collections at such issuing entity’s, or servicer’s, own risk, as applicable, and for such issuing entity’s, or servicer’s, own benefit, as applicable, and the collections will not be segregated from such issuing entity’s, or servicer’s, own funds, as applicable. If the issuing entity or the servicer acting at the request of the issuing entity were unable to remit such funds, securityholders might incur a loss. To the extent described in the related prospectus supplement, the servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related issuing entity to secure timely remittances of collections on the related receivables.
       At any time when the issuing entity is permitted to remit collections once a fiscal month, the issuing entity will be permitted to make that deposit net of distributions to be made to the servicer with respect to the same fiscal month.

Servicing Compensation
       With respect to each issuing entity, the servicer will be entitled to receive a servicing fee for each fiscal month in an amount equal to a percentage per annum specified in the related prospectus supplement of the aggregate loan value of the issuing entity’s receivables as of the first day of the applicable fiscal month. The servicing fee will be paid solely from the sources, and at the priority, specified in the related prospectus supplement including, but not limited to, late fees, prepayment charges, modification fees and other ancillary amounts. Any fees agreed to between the servicer, and a subservicer, in the event a subservicer is engaged, shall be paid solely by the servicer.
Servicing Advances
       The servicer may, but shall have no obligation to, make a servicer advance in the manner and to the extent provided in the servicing agreement, but only to the extent the servicer, in its sole discretion, expects to be reimbursed for such advance. If the servicer elects to make a servicer advance, prior to the close of business on each determination date, the servicer will determine the amount of the advance that it has elected to make on the related transfer date. The servicer shall include information as to such determination in the servicer’s certificate furnished by it and will transfer to the collection account on the transfer date in next day funds the amounts applicable to such determinations appearing in such servicer’s certificate. The servicer shall be reimbursed for outstanding servicer advances as provided in your prospectus supplement and interest will accrue on such advance as provided in your prospectus supplement.
Evidence as to Compliance
       Each servicing agreement will require the servicer to deliver to the trustee, on or before the 90th day following the end of each issuing entity’s fiscal year, and, if required, file with the SEC as part of a report on Form 10-K filed on behalf of each issuing entity, a report on assessment of compliance with the servicing criteria described in the following paragraph. Each assessment will include:
•	a statement of the servicer’s responsibility for assessing compliance with the applicable servicing criteria;

•	a statement that the servicer used the criteria described in the following paragraph to assess compliance with the applicable servicing criteria;

•	the servicer’s assessment of compliance with the applicable servicing criteria for the applicable fiscal year; and

•	a statement that a registered public accounting firm has issued an attestation report on the servicer’s assessment of compliance with the applicable servicing criteria for the applicable fiscal year.
       The servicer will use the criteria required by law, which includes the following criteria, among others, for purposes of preparing the assessment of compliance described in the preceding paragraph:
•	policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the servicing agreement and the other related agreements;

•	if any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with those servicing activities;

•	payments on trust assets are deposited into the appropriate accounts within the time periods specified in the servicing agreement and other related agreements;

•	reports to noteholders are timely and accurately prepared pursuant to the servicing agreement and other related agreements;

•	amounts due to noteholders are remitted within the timeframes specified in the servicing agreement and the other related agreements; and

•	any additions, removals or substitutions to the asset pool are reviewed are made, reviewed and approved pursuant to the servicing agreement and the related agreements.
       The servicing agreement provides that on or before the 90th day following the end of each issuing entity’s fiscal year, the servicer and each subservicer, other than any subservicer unaffiliated with the servicer that services less than 10% of the trust’s assets, will provide an officer’s certificate to the trust to the effect that:
•	a review of the servicer’s activities during the applicable fiscal year and of its performance under the servicing agreement has been made under the officer’s supervision; and

•
to the best of the officer’s knowledge, based on the officer’s review, the servicer has fulfilled all of its obligations under the servicing agreement in all material respects or, if there has been a failure to fulfill any of the servicer’s obligations in any material respect, specifying the nature and status of the failure.

       The servicer’s obligation to deliver to the trustee any assessment or attestation report described above and, if required, to file the same with the SEC, is limited to those reports prepared by the servicer and, in the case of reports prepared by any other party, those reports actually received by the servicer on or before the 90th day following the end of the issuing entity’s fiscal year.
Appointment of Subservicers
       The servicer may at any time appoint a subservicer to perform all or any portion of its obligations as servicer. The servicer shall remain obligated and be liable to the issuing entity for the servicing of the receivables in accordance with the applicable servicing agreement without diminution of those obligations and liabilities by virtue of the appointment of any subservicer and to the same extent and under the same terms and conditions as if the servicer itself were servicing and administering the receivables. The fees and expenses of each subservicer shall be as agreed between the servicer and its subservicer from time to time and the issuing entity shall not have any responsibility therefor.
Resignation, Liability and Successors of the Servicer
       The servicer will not be permitted to resign from its obligations and duties as servicer for any issuing entity, except as provided under the relevant servicing agreement. No resignation will become effective until a successor servicer has assumed such servicer’s servicing obligations and duties.
       Neither the servicer nor any of its directors, officers, employees and agents will be under any liability to any issuing entity for taking any action or for refraining from taking any action under the applicable servicing agreement or for errors in judgment. However, the servicer will not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities under the related servicing agreement and that, in its opinion, may cause it to incur any expense or liability.
       Upon compliance with procedural requirements specified in the related servicing agreement, any of the following will be the successor of the servicer under that servicing agreement:
•	any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party,

•	any entity succeeding to the business of the servicer, or

•	any corporation 50% or more of the voting stock of which is owned, directly or indirectly, by General Electric Capital Services, Inc., which assumes the obligations of the servicer.
Servicer Default
       The following events will constitute “servicer defaults” under each servicing agreement:
•	the servicer fails to make required deposits or to direct the indenture trustee to make required distributions, subject to a 3 business day cure period after discovery or notice;

•	the servicer breaches its obligations under the servicing agreement, subject to materiality limitations and a 60-day cure period after notice; and

•	bankruptcy or insolvency of the servicer.
Rights upon Servicer Default
       If a default under a servicing agreement occurs and remains unremedied with respect to a servicer default, the indenture provides that the related issuing entity will promptly exercise its rights to terminate the servicer with respect to certain servicer defaults set forth in your prospectus supplement and if any other servicer default occurs under the servicing agreement, prior to terminating the servicer, the indenture requires the issuing entity to obtain the consent of holders of notes of the related series evidencing at least 50% in outstanding principal amount of such notes (or of one or more particular classes of such notes, if specified in the related prospectus supplement). In that event, a successor servicer appointed by the issuing entity will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements.
       If a successor servicer has not been appointed and accepted its appointment at the time when the servicer ceases to act as servicer, the indenture trustee will automatically be appointed as the successor servicer. If the indenture trustee is unwilling or unable to act as successor servicer, it may resign, after which the issuing entity will appoint a successor with a net worth of at least $50,000,000 and whose regular business includes the servicing of equipment receivables.
Waiver of Past Defaults
       With respect to each issuing entity, such issuing entity may, upon obtaining the consent of the holders of notes of such series evidencing at least 50% in outstanding principal amount of such notes, waive any default by the servicer in the performance of its obligations under the related servicing agreement and its consequences, except a default in making any required deposits to or payments from any of the trust accounts. Therefore, the issuing entity, with the consent of the requisite noteholders, has the ability to waive defaults by the servicer which could materially adversely affect the certificateholders. None of these waivers will impair the issuing entity’s rights with respect to subsequent defaults.
Amendment
       Each of an issuing entity’s transaction agreements may be amended by the parties to the agreement, without the consent of the related noteholders or certificateholders, upon prior written notice to the rating agencies. In addition, each of an issuing entity’s transaction agreements may be amended by the parties to the agreement, without the consent of the related noteholders or certificateholders, to substitute or add credit enhancement for any class of securities, so long as the applicable rating agencies confirm in writing that such substitution or addition will not result in a reduction or withdrawal of the then-current rating of any class of securities in the related series.
       Each of an issuing entity’s transaction agreements may be amended by the parties to the agreement, with the consent of the indenture trustee, the holders of notes evidencing at least a majority in principal amount of then outstanding notes of the related series and the holders of certificates of such series evidencing at least a majority of the invested amount of the certificates. However, no such amendment may (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the related receivables or distributions that are required to be made for the benefit of such noteholders or certificateholders or (b) reduce the required percentage of the notes or certificates that are required to consent to any such amendment, without the consent of the holders of all the outstanding notes or certificates, as the case may be, of such series.
Termination
       With respect to each issuing entity, our obligations and the obligations of the servicer, the related owner trustee or managing member, as applicable, and the related indenture trustee pursuant to the issuing entity’s transaction agreements will terminate upon (a) the maturity or other liquidation of the last related receivables and the disposition of any amounts received upon liquidation of any such remaining receivables and (b) the payment to noteholders and certificateholders of the related series of all amounts required to be paid to them pursuant to the transaction agreements. The servicer will provide notice of any termination of such obligations to the owner trustee or managing member, as applicable. Following receipt of notice from the servicer, the owner trustee or managing member, as applicable, will mail notice of such termination to the certificateholders. The issuing entity will mail notice of any such termination to the indenture trustee and the noteholders.
Administration Agreement
       GE Capital or any other originator will enter into an administration agreement with each issuing entity under which such originator will act as administrator for the issuing entity. The administrator will perform, on behalf of the issuing entity, administrative obligations required by the related indenture and the other transaction documents.
Swap Agreements
       If specified in your prospectus supplement, the related issuing entity will, on or prior to closing date, enter into one or more swap agreements with one or more swap counterparties for purposes of managing the issuing entity’s interest rate risk exposure relating to differences in the basis upon which interest accrues on the Equipment Loans and the basis upon which interest accrues on the notes and distributions on the invested amount which are made on any certificates.

CREDIT AND CASH FLOW ENHANCEMENT
       We will describe the amounts and types of credit enhancement arrangements and the provider of the credit enhancements, if applicable, with respect to each class of securities of a given series in the related prospectus supplement. Credit enhancement may be in the form of subordination of one or more classes of securities, cash reserve accounts, over-collateralization, demand notes, letters of credit, credit or liquidity facilities, surety bonds, guaranteed investment contracts, swaps or other interest rate protection agreements, repurchase obligations, cash deposits or such other arrangements as may be described in the related prospectus supplement or any combination of two or more of the foregoing. Credit enhancement for a class of securities may cover one or more other classes of securities of the same series, and credit enhancement for a series of securities may cover one or more other series of securities. Any credit enhancement that constitutes a guarantee of the applicable securities will be separately registered under the Securities Act unless exempt from such registration.
Subordination
       If specified in the related prospectus supplement, a series of notes may provide for the subordination of payments to one or more subordinate classes of notes. In this case, scheduled payments of principal, principal prepayments, interest or any combination of these items that otherwise would have been payable to holders of one or more classes of subordinate notes will instead be payable to holders of one or more classes of senior notes under the circumstances and to the extent specified in the prospectus supplement. If stated in the prospectus supplement, losses on defaulted equipment loans may be borne first by the various classes of subordinate notes and thereafter by the various classes of senior notes. The prospectus supplement will set forth information concerning the amount of subordination of a class or classes in a series, the circumstances in which this subordination will be applicable and the manner, if any, in which the amount of subordination will be effected.
Reserve Accounts
       If so provided in the related prospectus supplement, the issuing entity will establish for a series or class of securities a cash reserve account. The issuing entity may initially fund any cash reserve account by a deposit on the applicable closing date in an amount set forth in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in the cash reserve account may be increased on each payment date up to a balance specified in the related prospectus supplement by the deposit of collections on the related receivables remaining after all higher priority payments on that payment date. We will describe in the related prospectus supplement the circumstances and manner under which distributions may be made out of the cash reserve account to holders of securities, to the issuing entity or to any of the issuing entity’s transferees or assignees.
Over-Collateralization
       If specified in the related prospectus supplement, credit enhancement for a series of notes may be provided by overcollateralization where the pool balance exceeds the outstanding principal balance of the notes.
Demand Notes
       If specified in the related prospectus supplement, credit enhancement may be provided for a series of notes by demand note where, upon losses, the maker of the demand note would be subject to a draw by the issuing entity upon repayment terms specified in the related prospectus supplement.
Letters of Credit
       If specified in the related prospectus supplement, credit enhancement for a series of notes may be provided by the issuance of one or more letters of credit by a bank or financial institution specified in the relevant prospectus supplement. The maximum obligation of the issuer of the letter of credit will be to honor requests for payment in an aggregate fixed dollar amount, net of unreimbursed payments under the letter of credit, as specified in the prospectus supplement. The duration of coverage and the amount and frequency and circumstances of any reduction in coverage provided by the letter of credit for a series will be described in the prospectus supplement.

Credit or Liquidity Facilities
       If specified in the related prospectus supplement, a credit or liquidity facility may be used to provide fundings to cover liquidity shortfalls or, in the case of credit facilities, credit-related shortfalls.
Surety Bond
       If so specified in the related prospectus supplement, a surety bond will be purchased for the benefit of the holders of any class of notes to assure distributions of interest or principal with respect to that class of notes in the manner and amount specified in the accompanying prospectus supplement.
       If a surety bond is provided for any series or class, the provider of surety bond will be permitted to exercise the voting rights of the noteholders of the applicable class to the extent described in the prospectus supplement. For example, if specified in the related prospectus supplement, the provider of the surety bond, rather than the noteholders, may have the sole right to:
•	consent to amendments to the indenture or direct the issuing entity to take any action under the sale agreement, the servicing agreement or any other applicable document;

•	if an event of default occurs, accelerate the notes or direct the indenture trustee to exercise any remedy available to the noteholders; or

•	waive any event of default or early amortization event for that series.
Guaranteed Investment Contract
       If specified in the related prospectus supplement, the issuing entity may enter into a guaranteed investment contract or an investment agreement with an entity specified in such prospectus supplement. Pursuant to the agreement, all or a portion of the amounts which would otherwise be held in the collection account would be invested with the entity specified in the prospectus supplement and earn an agreed rate of return. The issuing entity would be entitled to withdraw amounts invested pursuant to the agreement in the manner specified in the prospectus supplement. The prospectus supplement for a series pursuant to which such an agreement is used will contain a description of the terms of the agreement.
Swaps or Other Interest Rate Protection Agreements
       If specified in the related prospectus supplement, a swap or other interest rate protection agreement may be used to protect against basis risk.
Repurchase Obligations
       If specified in the related prospectus supplement, a repurchase obligation may be used to require a counterparty to provide liquidity or credit enhancement by agreeing to repurchase receivables that have been sold to the issuing entity.
       The presence of a cash reserve account and other forms of credit enhancement for the benefit of any class or series of securities is intended to enhance the likelihood of receipt by the securityholders of the full amount of payments on the notes or distributions in respect of certificates and to decrease the likelihood that the securityholders will experience losses. The credit enhancement for a class or series of securities generally will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance, with interest on the notes, or all distributions on certificate invested amounts and distributions of certificate invested amounts. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders of any class or series will bear their allocable share of deficiencies, as described in the related prospectus supplement. In addition, if a form of credit enhancement covers more than one class or series of securities, securityholders of any other class or series will be subject to the risk that the credit enhancement will be exhausted by the claims of securityholders of the other class or series.
       The issuing entity may replace the credit enhancement for any class of securities with another form of credit enhancement without the consent of securityholders, if the applicable rating agencies confirm in writing that the substitution will not result in the reduction or withdrawal of their then-current rating of any class of securities of the related series.
Reserve Account
       If so provided in the applicable prospectus supplement, an issuing entity will establish for a series or class of securities a reserve account. The issuing entity may initially fund any reserve account by a deposit on the applicable closing date in an amount set forth in the applicable prospectus supplement. As further described in the applicable prospectus supplement, the amount on deposit in the reserve account may be increased on each payment date up to a balance specified in the applicable prospectus supplement by the deposit of collections on the related receivables remaining after all higher priority payments on that payment date. We will describe in the related prospectus supplement the circumstances and manner under which distributions may be made out of the reserve account to holders of securities, to that issuing entity or to any of that issuing entity’s transferees or assignees.
       To the extent permitted by the applicable rating agencies, funds in an issuing entity cash reserve account may be invested in securities that will mature prior to the next payment date. As a result, the amount of cash in a cash reserve account at any time may be less than the balance of the cash reserve account. If the amount required to be withdrawn from any cash reserve account to cover shortfalls in collections on the related receivables (as provided in the related prospectus supplement) exceeds the amount of cash in the cash reserve account, a temporary shortfall in the amounts paid or distributed to the related noteholders or certificateholders could result, which could, in turn, increase the average life of the related securities.
       The issuing entity may at any time, without consent of the securityholders, sell or otherwise transfer its rights to any cash reserve account, if (a) the applicable rating agencies confirm in writing that doing so will not result in a reduction or withdrawal of the then-current rating of any class of securities, (b) the issuing entity provides to the owner trustee or managing member, as applicable, and the indenture trustee a written opinion from independent counsel to the effect that the transfer will not cause the issuing entity to be treated as an association or publicly traded partnership taxable as a corporation for Federal income tax purposes and (c) the transferee or assignee agrees in writing to take positions for tax purposes consistent with the tax positions agreed to be taken by the issuing entity.

LEGAL ASPECTS OF THE RECEIVABLES
Bankruptcy Considerations Relating to the Finance Companies
       We and the originators will take steps in structuring the transactions described in this prospectus that are intended to ensure that the voluntary or involuntary application for relief by any of the originators under the United States Bankruptcy Code or other insolvency laws will not result in consolidation of our assets and liabilities or the assets and liabilities of the issuing entity with those of GE Capital or any other originator. These steps include the creation of the issuing entity as a separate, limited-purpose subsidiary pursuant to a limited liability company agreement or trust agreement containing restrictions on the nature of the issuing entity’s business. Our organizational documents also contain such restrictions as well as a restriction on our ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of all our members. However, there can be no assurance that our activities would not result in a court concluding that our assets and liabilities or the issuing entity’s assets and liabilities should be consolidated with those of GE Capital or any other originator in a proceeding under any insolvency law.
       Each originator that sells receivables to us will warrant that each sale of receivables by it to us is a valid sale. If a originator were to become a debtor in a bankruptcy case, and a creditor or trustee-in-bankruptcy or the debtor itself were to take the position that either or both of the transfers of receivables should instead be treated as a pledge of receivables to secure a borrowing, then delays in payments of collections of receivables to the issuing entity (and in payments on the notes and distributions on the certificates) could occur. If the court ruled in favor of the creditor, owner trustee or managing member, as applicable, or an originator, reductions in the amount of such payments could result.
       If any transfer of receivables referred to above, or any of our transfers of receivables to the issuing entity, were treated as a pledge instead of a sale, a tax or government lien on the property of the transferor arising before the sale of the receivable may have priority over the issuing entity’s interest in the receivable. If those transfers are treated as sales, the receivables would not be part of the transferor’s bankruptcy estate and would not be available to the transferor’s creditors, except under limited circumstances. In addition, cash collections on the receivables may, under some circumstances, be commingled with the funds of the servicer and, in the event of the bankruptcy of the servicer, an issuing entity may not have a perfected interest in those collections.
       In addition, if any transfer of receivables referred to above was not treated as a sale, an originator, as debtor-in-possession in a bankruptcy case, or such originator’s bankruptcy trustee, may reject certain leases and executory contracts relating to receivables where that originator is lessor or lender. Upon such rejection, payments to the applicable originator under the rejected lease or executory contract may terminate.
Perfection and Priority with Respect to Receivables
       A purchaser of Equipment Loans who gives new value and takes possession of the chattel paper or the promissory notes or obtains control of the chattel paper that evidences the Equipment Loans in good faith, in the ordinary course of the purchaser’s business and without knowledge that the purchase violates the rights of an issuing entity as secured party, may have priority over the interest of the related issuing entity in the Equipment Loans. Any sale by an originator of Equipment Loans that had been sold to an issuing entity would be a violation of the originators’ contractual obligations.
Dodd-Frank Orderly Liquidation Framework
       General. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act, among other things, gives the Federal Deposit Insurance Corporation (“FDIC”) authority to act as receiver of bank holding companies, financial companies and their respective subsidiaries in specific situations under the Orderly Liquidation Authority (“OLA”) as described in more detail below. The OLA provisions were effective on July 22, 2010. The proceedings, standards, powers of the receiver and many other substantive provisions of OLA differ from those of the United States Bankruptcy Code in several respects. In addition, because the legislation remains subject to clarification through FDIC regulations and has yet to be applied by the FDIC in any receivership, it is unclear exactly what impact these provisions will have on any particular company, including GE Capital, the depositor, your issuing entity or any of their respective creditors.
       Potential Applicability to GE Capital, the Depositor and Your Issuing Entity. There is uncertainty about which companies will be subject to OLA rather than the United States Bankruptcy Code. For a company to become subject to OLA, the Secretary of the Treasury, in consultation with the President of the United States, must determine, among other things, that the company is in default or in danger of default, the failure of such company and its resolution under the United States Bankruptcy Code would have serious adverse effects on financial stability in the United States, no viable private sector alternative is available to prevent the default of the company and an OLA proceeding would mitigate these adverse effects.
       Your issuing entity, the depositor or any originator that is a subsidiary of GE Capital could also potentially be subject to the provisions of OLA as a “covered subsidiary” of GE Capital. For your issuing entity, the depositor or any such originator to be subject to receivership under OLA as a covered subsidiary of GE Capital the FDIC would have to be appointed as receiver for GE Capital under OLA as described above, and the FDIC and the Secretary of the Treasury would have to jointly determine that (a) your issuing entity, the depositor or such originator, as applicable, is in default or in danger of default, (b) the liquidation of that covered subsidiary would avoid or mitigate serious adverse effects on the financial stability or economic conditions of the United States and (c) such appointment would facilitate the orderly liquidation of GE Capital.
       There can be no assurance that the Secretary of the Treasury would not determine that the failure of GE Capital or any potential covered subsidiary thereof would have serious adverse effects on financial stability in the United States. In addition, no assurance can be given that OLA would not apply to GE Capital, any other subsidiary originator, the depositor or your issuing entity or, if it were to apply, that the timing and amounts of payments on your notes would not be less favorable than under the United States Bankruptcy Code.
       FDIC’s Repudiation Power Under OLA. If the FDIC were appointed receiver of GE Capital or of a covered subsidiary, including the depositor, your issuing entity or any subsidiary originator under OLA, the FDIC would have various powers, including the power to repudiate any contract to which GE Capital or such covered subsidiary was a party, as applicable, if the FDIC determined that performance of the contract was burdensome and that repudiation would promote the orderly administration of such entity’s affairs, as applicable. In January 2011, the Acting General Counsel of the FDIC issued an advisory opinion covering, among other things, its intended application of the FDIC’s repudiation power under OLA. In that advisory opinion, the Acting General Counsel stated that nothing in the Dodd-Frank Act changes the existing law governing the separate existence of separate entities under other applicable law. As a result, the Acting General Counsel was of the opinion that the FDIC as receiver for a covered financial company, which could include GE Capital or its subsidiaries (including the depositor, your issuing entity and any subsidiary originator), cannot repudiate a contract or lease unless it has been appointed as receiver for an entity that is party to that contract or lease or the separate existence of that entity may be disregarded under other applicable law. In addition, the Acting General Counsel was of the opinion that until such time as the FDIC Board of Directors adopts a regulation further addressing the application of Section 210(c) of the Dodd-Frank Act, if the FDIC were to become receiver for a covered financial company, which could include GE Capital or its subsidiaries (including the depositor, your issuing entity and any subsidiary originator), the FDIC will not, in the exercise of its authority under Section 210(c) of the Dodd-Frank Act, reclaim, recover, or recharacterize as property of that covered financial company or the receivership assets transferred by that covered financial company prior to the end of the applicable transition period of a regulation provided that such transfer satisfies the conditions for the exclusion of such assets from the property of the estate of that covered financial company under the United States Bankruptcy Code. Although this advisory opinion does not bind the FDIC or its Board of Directors, and could be modified or withdrawn in the future, the advisory opinion also states that the Acting General Counsel will recommend that the FDIC Board of Directors incorporates a transition period of 90 days for any provisions in any further regulations affecting the statutory power to disaffirm or repudiate contracts. To the extent any future regulations or subsequent FDIC actions in an OLA proceeding involving GE Capital or its subsidiaries (including the depositor, your issuing entity and any subsidiary originator), are contrary to this advisory opinion, payment or distributions of principal and interest on the notes issued by your issuing entity could be delayed or reduced.

       Among the contracts that might be repudiated are the receivables sale agreement, the servicing agreement, the administration agreement and the intercreditor agreement. We will structure the transfers of receivables under the receivables purchase agreement between each originator and the depositor with the intent that they would be treated as legal true sales under applicable state law. If the transfers are so treated, based on the Acting General Counsel of the FDIC’s advisory opinion rendered in January 2011 and other applicable law, GE Capital believes that the FDIC would not be able to recover the receivables transferred under the receivables sale agreements using its repudiation power. However, if those transfers were not respected as legal true sales, then the applicable purchaser under the receivables sale agreements would be treated as having made a loan to GE Capital or a covered subsidiary originator, as applicable, secured by the transferred receivables. The FDIC, as receiver, generally has the power to repudiate secured loans and then recover the collateral after paying actual direct compensatory damages to the lenders as described below. In addition, if we were placed in receivership under OLA as a covered subsidiary, the FDIC could assert that we effectively still own the transferred receivables because the transfer of receivables by us to your issuing entity were not true sales. In such case, the FDIC could repudiate that transfer of receivables by us as a secured loan and your issuing entity would have a secured claim for actual direct compensatory damages as described below. Furthermore, if your issuing entity were placed in receivership under OLA, the FDIC’s repudiation power would extend to the notes issued by your issuing entity. In such event, you would have a secured claim in the receivership of your issuing entity for actual direct compensatory damages determined as of the date of the FDIC’s appointment as receiver. There is no general statutory definition of “actual direct compensatory damages” in this context, but the term does not include damages for lost profits or opportunity. However, under OLA, in the case of any debt for borrowed money, actual direct compensatory damages is no less than the amount lent plus accrued interest plus any accreted original issue discount as of the date the FDIC was appointed receiver and, to the extent that an allowed secured claim is secured by property the value of which is greater than the amount of such claim and any accrued interest through the date of repudiation or disaffirmance, such accrued interest.
       Regardless of whether the transfers under the receivables sale agreements are respected as legal true sales, as receiver for GE Capital or another covered subsidiary (including the depositor, your issuing entity or any subsidiary originator) the FDIC could:
•	require your issuing entity, as assignee of the depositor, to go through an administrative claims procedure to establish its rights to payments collected on the receivables; or

•
if your issuing entity were the subject covered subsidiary, require the indenture trustee for the related notes to go through an administrative claims procedure to establish its rights to payments on the notes; or

•
request a stay of proceedings to liquidate claims or otherwise enforce contractual and legal remedies against GE Capital or such other covered subsidiary (including the depositor, your issuing entity or any subsidiary originator); or

•	repudiate GE Capital’s ongoing servicing obligations under a servicing agreement, such as its duty to collect and remit payments or otherwise service the receivables; or

•	prior to any such repudiation of a servicing agreement, prevent any of the indenture trustee or the securityholders from appointing a successor servicer.
       There are also statutory prohibitions on (1) any attachment or execution being issued by any court upon assets in the possession of the FDIC, as receiver, (2) any property in the possession of the FDIC, as receiver, being subject to levy, attachment, garnishment, foreclosure or sale without the consent of the FDIC, and (3) any person exercising any right or power to terminate, accelerate or declare a default under any contract to which GE Capital or a covered subsidiary (including the depositor, your issuing entity or any subsidiary originator) subject to OLA is a party, or to obtain possession of or exercise control over any property of GE Capital or any covered subsidiary or affect any contractual rights of GE Capital or a covered subsidiary (including the depositor, your issuing entity or any subsidiary originator) that is subject to OLA, without the consent of the FDIC for 90 days after appointment of FDIC as receiver. The requirement to obtain the FDIC’s consent before taking these actions relating to a covered financial company’s contracts or property is comparable to the “automatic stay” in bankruptcy.

       If the FDIC, as receiver for GE Capital, any other originator, the depositor or your issuing entity, were to take any of the actions described above, payments or distributions of principal and interest on the securities issued by your issuing entity would be delayed and may be reduced.
       FDIC’s Avoidance Power Under OLA. The proceedings, standards and many substantive provisions of OLA relating to preferential transfers differ from those of the United States Bankruptcy Code. If GE Capital or any of its affiliates were to become subject to OLA, there is an interpretation under OLA that previous transfers of receivables by GE Capital or those affiliates perfected for purposes of state law and the United States Bankruptcy Code could nevertheless be avoided as preferential transfers.
       In December 2010, the Acting General Counsel of the FDIC issued an advisory opinion providing an interpretation of OLA which concludes that the treatment of preferential transfers under OLA was intended to be consistent with, and should be interpreted in a manner consistent with, the related provisions under the United States Bankruptcy Code. Based on the Acting General Counsel’s interpretation of the preference provisions of OLA, the transfer of the receivables by GE Capital or those affiliates would not be avoidable by the FDIC as a preference under OLA due to any inconsistency between OLA and the Bankruptcy Code in defining when a transfer has occurred under the preferential transfer provisions of OLA. Although the advisory opinion does not bind the FDIC or its Board of Directors, and could be modified or withdrawn in the future, the advisory opinion also states that the Acting General Counsel will recommend that the FDIC Board of Directors adopt regulations to the same effect. To the extent those regulations or subsequent FDIC actions in an OLA proceeding are contrary to this advisory opinion, payments or distributions of principal and interest on the notes issued by your issuing entity could be delayed or reduced.
Security Interests in Financed Equipment
       In some states, receivables like the ones that may be included in your issuing entity, evidence the credit sale of equipment. In those states, the receivables also constitute personal property security agreements and include grants of security interests in the equipment under the Uniform Commercial Code.
       Each of the originators takes appropriate action under the laws of each state in which the obligor is located to perfect its security interest in the equipment with respect to the equipment that may be perfected by the filing of financing statements under the applicable Uniform Commercial Code. Each of the originators will retain physical possession of the receivables and certificates of title in the case of the transportation equipment.
       Notwithstanding the foregoing, under the laws of some other states, perfection of security interests in certain transportation equipment would be governed by certificate of title registration laws of the state in which the transportation equipment is located. Due to administrative burden and expense, except as noted above, no action will be taken to record the transfer of security interests from the originators to us or from an originator to one of its subsidiaries and ultimately to us or, in any case, from us to the issuing entity. In most states, an assignment of a security interest in transportation equipment owned under a certificate of title like the transfers referred to above is effective to convey a security interest, without any action to record the transfer of record. In those states, the proper initial filing of the financing statement relating to the transportation equipment, or, if applicable, the notation of the applicable originator’s lien on the certificates of title, will be sufficient to protect the related issuing entity against the rights of subsequent purchasers of financed transportation equipment or subsequent lenders who take a security interest in financed transportation equipment. However, by not identifying an issuing entity as the secured party on the financing statement or certificate of title, the security interest of the issuing entity in financed transportation equipment could be defeated through fraud or negligence.
       With respect to any transportation equipment that is subject to a certificate of title under the laws of the state in which it is located, a majority of states generally require a surrender of a certificate of title to re-register the transportation equipment. Accordingly, a secured party must surrender possession if it holds the certificate of title to the transportation equipment, or, in the case of transportation equipment registered in a state providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the transportation equipment in the state of relocation. In states that do not require a certificate of title for registration of transportation equipment, re-registration could defeat perfection.
       As liquidated damages, upon request of the issuing entity, we are required to purchase from each issuing entity any Equipment Loan as to which necessary perfection actions have not been taken prior to the time of sale to the issuing entity, if the failure to take those actions will materially adversely affect the interest of the issuing entity in the receivable and the failure is not cured within a specified grace period. Similarly, upon our request, each originator that sells receivables to us is required to purchase any such receivable if the failure occurred prior to its transfer of the receivable to us. In addition, the servicer is required to take appropriate steps to maintain perfection of security interests in the financed equipment.
       We will represent to each issuing entity that, as of the date the related receivable is sold to such issuing entity, each security interest in financed equipment is or will be prior to all other present liens on and security interests in the financed equipment. However, liens for repairs or taxes could arise at any time during the term of a receivable. Also, error, fraud or forgery by the equipment owner or the servicer or administrative error by state or local agencies could impair an issuing entity’s security interest. Neither we nor the servicer must repurchase a receivable if any of the occurrences described above, other than any action by the servicer, result in the issuing entity’s losing the priority of its security interest or its security interest in the financed equipment after the date the security interest was assigned to the issuing entity.
Repossession
       Upon a default by an equipment purchaser, the holder of an Equipment Loan that is treated as a personal property security interest, has all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws. Under those remedies, the secured party may perform self-help repossession unless it would constitute a breach of the peace. Self-help is accomplished simply by retaking possession of the financed equipment. Some jurisdictions require that the obligor be notified of the default and be given time to cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the equipment must then be repossessed in accordance with that order. Although self help is an available remedy it is rarely used. In most cases, a notice of default is sent to the obligor and legal counsel is instructed to commence legal proceedings to recover the equipment.
Notice of Sale; Redemption Rights
       The Uniform Commercial Code and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys’ fees, or, in some states, by payment of delinquent installments or the unpaid balance.
Deficiency Judgments and Excess Proceeds; Other Limitations
       In a case of a defaulted receivable, the proceeds of resale of equipment generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. Some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness. In other states, a deficiency judgment against the debtor can be sought for the shortfall. However, because a defaulting obligor may have very little capital or sources of income available following repossession, in many cases it may not be useful to seek a deficiency judgment. If one is obtained, it may be uncollectible or settled at a significant discount.

       Occasionally, after resale of the equipment and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the Uniform Commercial Code requires the creditor to remit the surplus to any holder of a lien on the equipment or, if no such lienholder exists, to the former owner of the equipment.
       Courts have applied general equitable principles to secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.
       In several cases, obligors have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial Code and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to borrowers.
       In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 11, 12 or 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing equipment, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the equipment at the time of bankruptcy (as determined by the court), leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

U.S. FEDERAL INCOME TAX CONSEQUENCES
       The following is a summary of the material U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes and certificates. This summary is based upon current provisions of the Internal Revenue Code of 1986, called the “Code,” proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, rulings and court decisions may be changed, possibly retroactively. The portions of this summary which relate to matters of law or legal conclusions represent the opinion of Mayer Brown LLP, special Federal tax counsel for each issuing entity, as qualified in this summary. Mayer Brown LLP have prepared or reviewed the statements in this prospectus under the heading “U.S. FEDERAL INCOME TAX CONSEQUENCES,” and are of the opinion that they are correct in all material respects.
       The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the notes and certificates by investors that are subject to special treatment under the Federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the notes or certificates as a position in a “straddle” for tax purposes or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the notes or certificates and one or more other investments, trusts and estates and pass-through issuing entities, the equity holders of which are any of these specified investors. In addition, the discussion regarding the notes and certificates is limited to the Federal income tax consequences of the initial investors and not a purchaser in the secondary market and to investors who have purchased notes and who hold those notes as capital assets within the meaning of Section 1221 of the Code.
       Each issuing entity will be provided with an opinion of Mayer Brown LLP regarding certain Federal income tax matters discussed below. An opinion of Mayer Brown LLP, however, is not binding on the Internal Revenue Service, called the “IRS,” or the courts. Moreover, there are no cases or IRS rulings on similar transactions involving both debt and equity interests issued by an issuing entity with terms similar to those of the notes and the certificates. As a result, the IRS may disagree with all or a part of the discussion below. No ruling on any of the issues discussed below will be sought from the IRS. For purposes of the following summary, references to the issuing entity, the notes, the certificates and related terms, parties and documents refer, unless otherwise specified, to each issuing entity and the notes, certificates and related terms, parties and documents applicable to that issuing entity.
Tax Characterization of the Issuing Entity
       Mayer Brown LLP is of the opinion that the issuing entity will not be an association (or publicly traded partnership) taxable as a corporation for Federal income tax purposes. This opinion is based on the assumption of compliance by all parties with the terms of the issuing entity agreement and related documents.
       If the issuing entity were taxable as a corporation for Federal income tax purposes, the issuing entity would be subject to corporate income tax on its taxable income. The issuing entity’s taxable income would include all its income on the receivables, possibly reduced by its interest expense on the notes. Any corporate income tax imposed on the issuing entity could materially reduce cash available to make payments on the notes and distributions on the certificates, and certificateholders could be liable for any tax that is unpaid by the issuing entity.
Tax Consequences to Holders of the Notes
       Treatment of the Notes as Indebtedness. The issuing entity will agree, and if you purchase notes, you will agree by your purchase of the notes, to treat the notes as debt for Federal, state and local income and franchise tax purposes. Mayer Brown LLP is of the opinion that the notes will be classified as debt for Federal income tax purposes. The discussion below assumes the notes are classified as debt for Federal income tax purposes.
       OID, Indexed Securities, etc. The discussion below assumes that all payments on the notes are denominated in U.S. dollars, and that the notes are not indexed securities or strip notes. Additionally, the discussion assumes that the interest formula for the notes meets the requirements for “qualified stated interest” under Treasury regulations, called the “OID Regulations,” relating to original issue discount, or “OID.” This discussion assumes that any OID on the notes is a de minimis amount, within the meaning of the OID Regulations. Under the OID Regulations, the notes will have OID to the extent the principal amount of the notes exceeds their issue price. Further, if the notes have any OID, it will be de minimis if it is less than 1/4% of the principal amount of the notes multiplied by the number of full years included in their term. If these conditions are not satisfied for any given series of notes and as a result the notes are treated as issued with OID, additional tax considerations for these notes will be disclosed in the applicable prospectus supplement.
       Interest Income on the Notes. Based on the above assumptions, except as discussed below, the notes will not be considered issued with OID. If you buy notes, you will be required to report as ordinary interest income the stated interest on the notes when received or accrued in accordance with your method of tax accounting. Under the OID Regulations, if you hold a note issued with a de minimis amount of OID, you must include this OID in income, on a pro rata basis, as principal payments are made on the note. If you purchase a note for more than its principal amount, you generally will be subject to the premium amortization rules of the Code.
       Under Treasury regulations, notes will be deemed to be issued with OID if the notes do not provide for qualified stated interest or there is more than a “remote” contingency that such stated interest payments due on the instrument will not be timely paid. If the contingency that would give rise to the deferral of the payment of interest were determined not to be “remote,” the notes would be treated as issued with OID at the time of issuance and all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. If this is the case, you would be required to include such OID in gross income on a current basis over the term or remaining term of the notes, even if you did not receive any actual cash payments.
       If you have purchased a note that has a fixed maturity date of not more than one year from the issue date of the note, called a “Short-Term Note,” you may be subject to special rules. Under the OID Regulations, all stated interest on a Short-Term Note will be treated as OID. If you are an accrual basis holder of a Short-Term Note or a cash basis holder specified in Section 1281 of the Code, including regulated investment companies, you will generally be required to report interest income as OID accrues on a straight-line basis over the term of each interest period. If you are a cash basis holder of a Short-Term Note other than those specified in Section 1281, you will, in general, be required to report interest income as interest is paid, or, if earlier, upon the taxable disposition of the Short-Term Note. However, if you are a cash basis holder of a Short-Term Note reporting interest income as it is paid, you may be required to defer a portion of any interest expense otherwise deductible on indebtedness incurred to purchase or carry the Short-Term Note. This interest expense would be deferred until the taxable disposition of the Short-Term Note. If you are a cash basis taxpayer, you may elect under Section 1281 of the Code to accrue interest income on all nongovernment debt obligations with a term of one year or less. If you have so elected, you would include OID on the Short-Term Note in income as it accrues, but you would not be subject to the interest expense deferral rule. Special rules not discussed in this summary apply to a Short-Term Note purchased for more or less than its principal amount.
       Sale or Other Disposition. If you sell a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the note. The adjusted tax basis of a note will equal your cost for the note, increased by any market discount, OID and gain previously included in your income with respect to the note and decreased by the amount of premium, if any, previously amortized and by the amount of principal payments you have previously received on the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income. In the case of an individual taxpayer, any capital gain on the sale of a note will be taxed at the taxpayer’s ordinary income tax rate if the note is held for not more than 12 months and at a maximum rate of 15% if the note is held for more than 12 months.
       Foreign Holders. If you are a nonresident alien, foreign corporation or other non-United States person, called a “foreign person,” interest paid to or accrued by you (including OID) generally will be considered “portfolio interest” and generally will not be subject to U.S. Federal income tax and withholding tax provided that: the income is not effectively connected with your conduct of a trade or business carried on in the United States and:

       (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of us (or of a profits or capital interest in the issuing entity if characterized as a partnership);
       (ii) you are not a controlled foreign corporation that is related to us (or the issuing entity if treated as a partnership) through stock ownership; and
       (iii) you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code.
       To qualify for this exemption from taxation, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, a paying agent of the issuing entity with a statement to the effect that you are not a U.S. person. Currently these requirements will be met if you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or if a financial institution holding the note on your behalf certifies, under penalties of perjury, that the required statement has been received by it and furnishes a paying agent with a copy of the statement.
       If you are a foreign person and interest paid or accrued to you is not “portfolio interest,” then it will be subject to a 30% withholding tax unless you provide the issuing entity or its paying agent, as the case may be, with a properly executed:
•	IRS Form W-8BEN, claiming an exemption from withholding tax or a reduction in withholding tax under the benefit of a tax treaty, or

•	IRS Form W-8ECI, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
       If you are a foreign person engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of the trade or business, although you will be exempt from the withholding tax discussed above, you will be subject to United States Federal income tax on your interest on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower treaty rate, of your effectively connected earnings and profits for the taxable year, subject to adjustments.
       If you are a foreign person, any capital gain realized by you on the sale, redemption, retirement or other taxable disposition of a note by you will be exempt from United States Federal income and withholding tax; provided that:
•	the gain is not effectively connected with the conduct of a trade or business in the United States by you, and

•	if you are an individual foreign person, you have not been present in the United States for 183 days or more in the taxable year.
       Backup Withholding. If you are not an exempt holder you will be required to provide, under penalties of perjury, a certificate containing your name, address, correct federal taxpayer identification number and a statement that you are not subject to backup withholding. If you are not an exempt holder and you fail to provide the required certification, the issuing entity will be required to withhold a percentage of the amount otherwise payable to you, and remit the withheld amount to the IRS as a credit against your Federal income tax liability. Information returns will be sent annually to the IRS and to each note holder setting forth the amount of interest paid on the notes owned by that note holder and the amount of tax withheld on those payments.
       Possible Alternative Treatments of the Notes. If, contrary to the opinion of Mayer Brown LLP, the IRS successfully asserted that one or more of the notes did not represent debt for Federal income tax purposes, the notes might be treated as equity interests in the issuing entity. In this case, the issuing entity would be treated as a corporation (if it is publicly traded and does not meet certain qualifying income tests) or as a partnership. If your issuing entity is treated as a corporation, any taxes paid would reduce the amount available for payment on the notes. Even if the issuing entity is treated as a partnership, treatment of your notes as equity interests in a partnership could have adverse tax consequences to you. For example, if you are a foreign person, income to you might be subject to U.S. tax and U.S. tax return filing and withholding requirements, and if you are an individual holder, you might be subject to certain limitations on your ability to deduct your share of issuing entity expenses.
       Recently Enacted Legislation. Recently enacted legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, estates and trusts. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of property, less certain deductions.
Tax Consequences to Holders of the Certificates
       The following discussion applies only to the extent certificates are offered in a related prospectus supplement. Until that time, because the certificates will be held solely by us or one of our affiliates, under current Treasury regulations, an issuing entity of certificates will be disregarded as an entity separate from us or one of our affiliates, for Federal income tax purposes.
       Treatment of the issuing entity as a Partnership. We will agree, and you will agree by your purchase of certificates, to treat the issuing entity as a partnership for purposes of Federal and state income tax, franchise tax and any other tax measured in whole or in part by income. The assets of the partnership will be the assets held by the issuing entity, the partners of the partnership will be the certificateholders, including us in our capacity as recipient of distributions from any account specified in the related prospectus supplement in which we have an interest, and the notes will be debt of the partnership. However, the proper characterization of the arrangement involving the issuing entity, the certificates, the notes and us is not clear because there is no authority on transactions closely comparable to this arrangement.
       A variety of alternative characterizations are possible. For example, because the certificates have certain features characteristic of debt, the certificates might be considered our debt or debt of the issuing entity. This characterization should not result in materially adverse tax consequences to certificateholders compared to the consequences from treatment of the certificates as equity in a partnership, described below. The following discussion assumes that the certificates represent equity interests in a partnership.
       Indexed Securities, etc. The following discussion assumes that all payments on the certificates are denominated in U.S. dollars, none of the certificates are indexed securities or strip certificates and a series of securities includes a single class of certificates. If these conditions are not satisfied with respect to any given series of certificates, additional tax considerations for those certificates will be disclosed in the applicable prospectus supplement.
       Partnership Taxation. As a partnership, the issuing entity will not be subject to Federal income tax. Rather, you will be required to separately take into account your accruals of guaranteed payments from the issuing entity and your allocated share of other income, gains, losses, deductions and credits of the issuing entity. The issuing entity’s income will consist primarily of interest and finance charges earned on the receivables, including appropriate adjustments as necessary for market discount, OID and premium, and any gain upon collection or disposition of receivables. The issuing entity’s deductions will consist primarily of interest accruing on the notes, guaranteed payments on the certificates, servicing and other fees, and losses or deductions upon collection or disposition of receivables.
       Under the trust agreement or limited liability company agreement, as applicable, interest payments on the certificates, including interest on amounts previously due on the certificates but not yet distributed, will be treated as “guaranteed payments” under Section 707(c) of the Code. Guaranteed payments are payments to partners for the use of their capital and, in the present circumstances, are treated as deductible to the issuing entity and as ordinary income to you. The issuing entity will have a calendar year tax year and will deduct the guaranteed payments under the accrual method of accounting. If you use a calendar year tax year, you will be required to include the accruals of guaranteed payments in income in your taxable year that corresponds to the year in which the issuing entity deducts the payments. If you use a taxable year other than a calendar year, you will be required to include the payments in income in your taxable year that includes the December 31 of the calendar year in which the issuing entity deducts the payments. It is possible that guaranteed payments will not be treated as interest for all purposes of the Code.

       In addition, the trust agreement or limited liability company agreement, as applicable, will provide, in general, that you will be allocated taxable income of the issuing entity for each calendar month equal to the sum of:
•	any issuing entity income attributable to discount on the receivables that corresponds to any excess of the principal amount of the certificates over their initial issue price;

•	prepayment premium, if any, payable to you for such month; and

•	any other amounts of income payable to you for the month.

•
This allocation will be reduced by any amortization by the issuing entity of premium on receivables corresponding to any excess of the issue price of certificates over their principal amount. All remaining items of income, gain, loss and deduction of the issuing entity will be allocated to us.

       Based upon the economic arrangement of the parties, this approach for accruing guaranteed payments and allocating issuing entity income should be permissible under applicable Treasury regulations. However, no assurance can be given that the IRS would not require a greater amount of income to be allocated to you. Moreover, even under the method of allocation described above, you may be subject to tax on income equal to the interest rate on the certificates plus the other items described above even though the issuing entity might not have sufficient cash to make current cash distributions of this amount. Thus, if you are a cash basis taxpayer, you will in effect be required to report income from the certificates on the accrual basis and you may become liable for taxes on issuing entity income even if you have not received cash from the issuing entity to pay those taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all certificateholders but certificateholders may be purchasing certificates at different times and at different prices, you may be required to report on your tax returns taxable income that is greater or less than the amount reported to you by the issuing entity.
       Most of the guaranteed payments and taxable income allocated to a certificateholder that is a pension, profit-sharing or employee benefit plan or other tax-exempt issuing entity, including an individual retirement account, will constitute “unrelated debt-financed income” generally taxable to the holder under the Code.
       Your share of expenses of the issuing entity, including fees to the servicer but not interest expense, would be miscellaneous itemized deductions. These deductions might be disallowed to you in whole or in part and, as a result, you might be taxed on an amount of income that exceeds the amount of cash actually distributed to you over the life of the issuing entity. It is not clear if these rules would apply to a certificateholder who accrues guaranteed payments.
       The issuing entity intends to make all tax calculations for income and allocations to certificateholders on an aggregate basis. If the IRS were to require that these calculations be made separately for each receivable, the issuing entity might be required to incur additional expense, but it is believed that there would not be a material adverse effect to you.
       Discount and Premium. The purchase price paid by the issuing entity for the receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, the receivables will have been acquired at a premium or discount, respectively. As indicated above, the issuing entity will make this calculation on an aggregate basis, but might be required to recompute it on a receivable-by-receivable basis.
       If the issuing entity acquires the receivables at a market discount or premium, the issuing entity will elect to include any discount in income currently as it accrues over the life of the receivables or to offset any premium against interest income on the receivables. As indicated above, a portion of any market discount income or premium deduction may be allocated to you.
       Section 708 Termination. Under Section 708 of the Code, the issuing entity will be deemed to terminate for Federal income tax purposes if 50% or more of the capital and profits interests in the issuing entity are sold or exchanged within a 12-month period. Under current Treasury regulations, if a termination occurs, the issuing entity will be considered to have contributed the assets of the issuing entity, constituting the old partnership, to a new partnership in exchange for interests in the new partnership. Such interest would be deemed distributed to the partners of the old partnership in liquidation thereof. The issuing entity will not comply with certain technical requirements that might apply if a constructive termination occurs. As a result, the issuing entity may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. Furthermore, the issuing entity might not be able to comply due to lack of data.
       Disposition of Certificates. Generally, you will recognize capital gain or loss on a sale of certificates in an amount equal to the difference between the amount realized and your tax basis in the certificates sold. Your tax basis in a certificate will generally equal your cost for the certificate increased by your share of issuing entity income and accruals of guaranteed payments (includible in income) and decreased by any distributions received by you with respect to the certificate. In addition, both the tax basis in the certificates and the amount realized on a sale of a certificate would include your share of the notes and other liabilities of the issuing entity. If you acquire certificates at different prices, you may be required to maintain a single aggregate adjusted tax basis in the certificates, and, upon sale or other disposition of some of the certificates, allocate a pro rata portion of the aggregate tax basis to the certificates sold rather than maintaining a separate tax basis in each certificate for purposes of computing gain or loss on a sale of that certificate.
       Any gain on the sale of a certificate attributable to your share of unrecognized accrued market discount on the receivables would generally be treated as ordinary income to you and would give rise to special tax reporting requirements. The issuing entity does not expect to have any other assets that would give rise to these special reporting requirements. Thus, to avoid those special reporting requirements, the issuing entity will elect to include market discount in income as it accrues.
       If you are required to recognize an aggregate amount of income, not including income attributable to disallowed itemized deductions described above, over the life of the certificates that exceeds the aggregate cash distributions paid to you on the certificates, this excess will generally give rise to a capital loss upon the retirement of the certificates.
       Allocations Between Transferors and Transferees. In general, the issuing entity’s taxable income and losses will be determined monthly and the tax items and accruals of guaranteed payments for a particular calendar month will be apportioned among the certificateholders in proportion to the principal amount of certificates owned by them as of the close of the last day of the month. As a result, you may be allocated tax items and accruals of guaranteed payments, which will affect your tax liability and tax basis, attributable to periods before you purchased your certificates.
       The use of a monthly convention may not be permitted by existing regulations. If a monthly convention is not allowed, or only applies to transfers of less than all of the partner’s interest, taxable income or losses and accruals of guaranteed payments of the issuing entity might be reallocated among the certificateholders. We are authorized to revise the issuing entity’s method of allocation between transferors and transferees to conform to a method permitted by future Treasury regulations.
       Section 754 Election. If a certificateholder sells its certificates at a profit (loss), the purchasing certificateholder will have a higher (lower) basis in the certificates than the selling certificateholder had. The tax basis of the issuing entity’s assets will not be adjusted to reflect that higher (or lower) basis unless the issuing entity were to file an election under Section 754 of the Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the issuing entity will not make this election. As a result, you might be allocated a greater or lesser amount of issuing entity income than would be appropriate based upon your own purchase price for certificates.
       Administrative Matters. The trustee or managing member, as applicable, is required to keep or have kept complete and accurate books of the issuing entity. These books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the issuing entity will be the calendar year. The trustee or managing member, as applicable, will file a partnership information return on IRS Form 1065 with the IRS for each taxable year of the issuing entity and will report each certificateholder’s accruals of guaranteed payments and allocable share of items of issuing entity income and expense to certificateholders and the IRS on Schedule K-1. The issuing entity will provide the Schedule K-1 information to nominees that fail to provide the issuing entity with the information statement described below and these nominees will be required to forward such information to the beneficial owners of the certificates. Generally, you must file tax returns that are consistent with the information return filed by the issuing entity or be subject to penalties unless you notify the IRS of all inconsistencies.
       Under Section 6031 of the Code, any person that holds certificates as a nominee at any time during a calendar year is required to furnish the issuing entity with a statement containing certain information on the nominee, the beneficial owners and the certificates so held. This information includes the name, address and taxpayer identification number of the nominee, and, as to each beneficial owner:
•	the name, address and taxpayer identification number of that person,

•
whether that person is a United States person, a tax-exempt entity or a foreign government, an international organization, or any wholly-owned agency or instrumentality of a foreign government or an international organization, and

•	certain information on certificates that were held, bought or sold on behalf of that person throughout the year.
       In addition, brokers and financial institutions that hold certificates through a nominee are required to furnish directly to the issuing entity information regarding themselves and their ownership of certificates. A clearing agency registered under Section 17A of the Securities Exchange Act is not required to furnish this information statement to the issuing entity. The information referred to above for any calendar year must be furnished to the issuing entity on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the issuing entity with the information described above may be subject to penalties.
       We will be designated as the tax matters partner in the trust agreement or limited liability company agreement, as applicable, and, therefore, will be responsible for representing you in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the issuing entity by the appropriate taxing authorities could result in an adjustment of your tax returns, and, under certain circumstances, you may be precluded from separately litigating a proposed adjustment to the items of the issuing entity. An adjustment could also result in an audit of your tax returns and adjustments of items not related to the income and losses of the issuing entity.
       Backup Withholding. Distributions made on the certificates and proceeds from the sale of the certificates will be subject to a backup withholding if, as discussed above in connection with the notes, you fail to comply with certain identification procedures, unless you are an exempt recipient under applicable provisions of the Code. See “Tax Consequences to Holders of the Notes — Backup Withholding.”.
STATE TAX CONSEQUENCES
       The above discussion does not address the tax consequences of the purchase, ownership or disposition of the notes or certificates under any state or local tax law. We suggest that you consult your own tax advisors regarding the state and local tax consequences of the purchase, ownership and disposition of the notes and certificates.
ERISA CONSIDERATIONS
       The prospectus supplement for each series of notes will specify whether the notes offered by that prospectus supplement are eligible for purchase by employee benefit plans.
       Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit pension, profit-sharing or other employee benefit plans, as defined in Section 3(3) of ERISA that are subject to Title I of ERISA, individual retirement accounts and specified types of Keogh plans or other plans that are subject to Section 4975 of the Code, and other entities such as collective investment funds or insurance company general or separate accounts that are deemed to hold “plan assets” of these plans and accounts (each of the foregoing, a “Benefit Plan Investor”) from engaging in specified transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan Investor. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Benefit Plan Investor. In addition, Title I of ERISA also requires fiduciaries of a Benefit Plan Investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.
       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of governmental or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code discussed herein.
       Certain transactions involving the purchase, holding or transfer of the notes might be deemed to constitute or result in prohibited transactions under ERISA and the Code with respect to a Benefit Plan Investor that purchased notes if assets of the issuing entity were deemed to be assets of the Benefit Plan Investor. Under a regulation issued by the United States Department of Labor (as modified by Section 3(42) of ERISA) (the “Regulation”), the assets of the issuing entity would be treated as plan assets of a Benefit Plan Investor for the purposes of ERISA and the Code only if the Benefit Plan Investor acquired an “equity interest” in the issuing entity and none of the exceptions to plan assets contained in the Regulation was applicable. An equity interest is defined under the Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. For additional information regarding the equity or debt treatment of the notes, see “CERTAIN ERISA CONSIDERATIONS” in the prospectus supplement.
       However, without regard to whether the notes are treated as an equity interest for purposes of the Regulation, the acquisition or holding of notes by, or on behalf of, a Benefit Plan Investor could be considered to give rise to a prohibited transaction if the issuing entity, the seller, the originator, the servicer, the sub-servicer, the underwriters, the trustee, the managing member of the indenture trustee or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Benefit Plan Investor. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Benefit Plan Investor depending on the type and circumstances of the plan fiduciary making the decision to acquire such notes. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers”; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” In addition to the class exemptions listed above, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptions for prohibited transactions between a Benefit Plan Investor and a person or entity that is a party in interest to such Benefit Plan Investor solely by reason of providing services to the Benefit Plan Investor (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Benefit Plan Investor involved in the transaction), provided that there is adequate consideration for the transaction. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions. There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the notes and prospective purchasers that are Benefit Plan Investors should consult with their advisors regarding the applicability of any such exemption.
       By acquiring a note, each purchaser and transferee will be deemed to represent, warrant and covenant that either (i) it is not acquiring the note with the assets of a Benefit Plan Investor or any governmental plan, non-U.S. plan or church plan that is subject to a law that is substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”) or (ii) (x) such note is rated at least “BBB-” or its equivalent by a nationally recognized statistical rating organization at the time of purchase or transfer and (y) the acquisition, holding and disposition of the Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or result in a violation of any other Similar Law. Benefit Plan Investors may not acquire the notes at any time that the notes do not have a current investment grade rating from a nationally recognized statistical rating agency.

       It is likely that the certificates will be treated as equity interests for purposes of the Regulation. Accordingly, the certificates (or interests therein) may not be purchased or held with plan assets of any Benefit Plan Investor. By its purchase of a certificate, each purchaser and transferee shall be deemed to have represented and warranted that it is not a Benefit Plan Investor. In addition, each governmental plan non-U.S. and church plan acquiring a certificate (or interest therein) shall be deemed to represent and warrant that the acquisition and holding of the certificate (or interest therein) will not give rise to a violation of any Similar Law.
       A plan fiduciary considering the purchase of notes should consult its legal and tax advisors with respect to the potential applicability of ERISA and the Code to such investments and the consequences of such an investment under ERISA and the Code. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of ERISA, an investment in the Note or an interest therein is appropriate for the Benefit Plan Investor, taking into account the overall investment policy of the Benefit Plan Investor and the composition of the Benefit Plan Investor’s investment portfolio.
PLAN OF DISTRIBUTION
       We will enter into one or more underwriting agreements with respect to the notes of each series and an underwriting agreement with respect to the certificates of a given series, if offered under this prospectus. In each underwriting agreement, we will agree to cause the related issuing entity to sell to the underwriters, and each of the underwriters will severally agree to purchase, the principal amount of each class of notes and certificates, as the case may be, of the related series set forth in the underwriting agreement and in the related prospectus supplement. In each of the underwriting agreements with respect to any given series of securities, the several underwriters will agree, subject to the terms and conditions set forth therein, to purchase all the notes and certificates, as the case may be, described therein which are offered hereby and by the related prospectus supplement if any of such notes and certificates, as the case may be, are purchased.
       Each prospectus supplement will either set forth the price at which each class of notes and certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in that offering, or specify that the related notes and certificates are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale. After the initial public offering of any notes and certificates the public offering prices and concessions may be changed.
       Each underwriting agreement will provide that we and GE Capital will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.
       Each issuing entity may, from time to time, invest the funds in its issuing entity accounts in eligible investments acquired from underwriters.
       Pursuant to each of the underwriting agreements with respect to a given series of securities, the closing of the issuance of each class of securities subject to any of those agreements will be conditioned on the closing of the sale of all other classes subject to any of those agreements. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.
LEGAL OPINIONS
       Certain legal matters relating to the securities of any series will be passed upon for the related issuing entity, us and the servicer by Mayer Brown LLP, Chicago, Illinois and New York, New York. Certain legal matters relating to the securities of any series will be passed upon for the underwriters by Bingham McCutchen LLP. Certain federal income tax and other matters will be passed upon for each issuing entity by Mayer Brown LLP.
INCORPORATION BY REFERENCE
       The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the accompanying prospectus supplement. We incorporate by reference any future annual, monthly and special SEC reports and proxy materials filed by or on behalf of any issuing entity until we terminate offering the securities.
       We have not been, nor are we currently, required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, except for the filing of Current Reports on Form 8-K in connection with the issuing entities we originate. These Current Reports are also incorporated into this prospectus by reference and made a part hereof.
       We may provide static pool information, in response to Item 1105 of Regulation AB, through our Internet web site, and if we decide to provide information through such means, the accompanying prospectus supplement will disclose the specific Internet address where such information is posted.
       As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling:
GE Capital, Markets, Inc.
201 High Ridge
Road Stamford, CT 06927
Attention: Manager, Investment
Relations Telephone: (203) 357-4328.

INDEX OF TERMS
       Set forth below is a list of the defined terms used in this prospectus and the pages on which the definitions of such terms may be found herein.

Benefit Plan Investor	54
Clearstream	25
CLL	12
Code	47, 53
Dodd-Frank Act	41
DTC	25
EF	12
Equipment Loans	9
ERISA	53
Euroclear	25
Euroclear Operator	25
FDIC	41
GE	13
GE Capital	17
GRS	15
IRS	47
LIBOR	24
OID	48
OID Regulations	48
OLA	41
Permitted Investments	32
PTCE	54
Regulation	54
SEC	17
servicer defaults	36
Short-Term Note	48
Similar Law	54

GE Equipment Transportation LLC, Series 2011-1
Issuing Entity

CEF Equipment Holding, L.L.C.
Depositor

General Electric Capital Corporation
Sponsor, Servicer and Administrator

$213,000,000 Class A-1 Asset Backed Notes
$165,970,000 Class A-2 Asset Backed Notes
$177,360,000 Class A-3 Asset Backed Notes
$59,520,000 Class A-4 Asset Backed Notes
$37,077,000 Class B Asset Backed Notes
$38,931,000 Class C Asset Backed Notes

PROSPECTUS SUPPLEMENT

Joint Bookrunners of the Class A Notes

BofA Merrill Lynch	Citi

Co-Managers of the Class A Notes

CastleOak Securities, L.P.	RBS

You should rely only on the information contained in this document or such other information to which we have referred you. We have not authorized anyone to provide you with other or different information.

We are not offering the notes in any jurisdiction where the offer is not permitted.

Until September 20, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and regarding their unsold allotments or subscriptions.